Exhibit 10.1

EXECUTED COPY

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

Dated as of August 31, 2005

among

DIGITAS LLC,

as the Borrower

and

DIGITAS INC.

and

BRONNER SLOSBERG HUMPHREY, INC.

as Guarantors

and

BANK OF AMERICA, N.A., SUCCESSOR BY MERGER TO FLEET NATIONAL BANK

and the other lending institutions set forth

on Schedule 1 hereto

and

BANK OF AMERICA, N.A., SUCCESSOR BY MERGER TO FLEET NATIONAL BANK,

as Agent

1.	DEFINITIONS AND RULES OF INTERPRETATION			1

	1.1.	Definitions		1
	1.2.	Rules of Interpretation		19

2.	THE REVOLVING CREDIT FACILITY			20

	2.1.	Commitment to Lend		20
	2.2.	Commitment Fee		20
	2.3.	Reduction of Total Commitment		21
	2.4.	The Revolving Credit Notes		21
	2.5.	Interest on Revolving Credit Loans		21
	2.6.	Requests for Revolving Credit Loans		22
	2.7.	Conversion Options		22
		2.7.1.	Conversion to Different Type of Revolving Credit Loan	22
		2.7.2.	Continuation of Type of Revolving Credit Loan	22
		2.7.3.	Eurocurrency Rate Loans	23
	2.8.	Funds for Revolving Credit Loan		23
		2.8.1.	Funding Procedures	23
		2.8.2.	Advances by Agent	23
	2.9.	Optional Currency		24
		2.9.1.	Request for Optional Currency	24
		2.9.2.	Exchange Rate	24
		2.9.3.	Denominations	25
		2.9.4.	Repayment	25
		2.9.5.	Funding	25
	2.10.	Settlements		25
		2.10.1.	General	25
		2.10.2.	Failure to Make Funds Available	26
		2.10.3.	No Effect on Other Banks	26
	2.11.	Intentionally Omitted		26

3.	REPAYMENT OF THE REVOLVING CREDIT LOANS			27

	3.1.	Maturity		27
	3.2.	Mandatory Repayments of Revolving Credit Loans		27
	3.3.	Optional Repayments of Revolving Credit Loans		27

4.	LETTERS OF CREDIT			28

	4.1.	Letter of Credit Commitments		28
		4.1.1.	Commitment to Issue Letters of Credit	28
		4.1.2.	Letter of Credit Applications	29
		4.1.3.	Terms of Letters of Credit	30
		4.1.4.	Reimbursement Obligations of Banks	30
		4.1.5.	Participations of Banks	30
	4.2.	Reimbursement Obligation of the Borrower		30
	4.3.	Letter of Credit Payments		31
	4.4.	Obligations Absolute		33
	4.5.	Reliance by Issuer		33
	4.6.	Letter of Credit Fee		33
	4.7.	Letter of Credit Amounts		34

	4.8.	Cash Collateral		34

5.	CERTAIN GENERAL PROVISIONS			34

	5.1.	Funds for Payments		34
		5.1.1.	Payments to Agent	34
		5.1.2.	No Offset, etc	35
	5.2.	Computations		35
	5.3.	Inability to Determine Eurocurrency Rate		35
	5.4.	Illegality		36
	5.5.	Additional Costs, etc		36
	5.6.	Capital Adequacy		37
	5.7.	Certificate		38
	5.8.	Indemnity		38
	5.9.	Interest After Default		38
		5.9.1.	Overdue Amounts	38
		5.9.2.	Amounts Not Overdue	38
	5.10.	Currency Matters		39
		5.10.1.	Currency of Account	39
		5.10.2.	Currency Fluctuations	39
	5.11.	European Monetary Union		40
	5.12.	Lending Office		42
	5.13.	Replacement of Banks		42

6.	GUARANTY			42

	6.1.	Guaranty of Payment and Performance		42
	6.2.	Parent Companies’ Agreement to Pay Enforcement Costs, etc		43
	6.3.	Waivers by the Parent Companies; Banks’ Freedom to Act		43
	6.4.	Unenforceability of Obligations Against Borrower		44
	6.5.	Subrogation; Subordination		44
		6.5.1.	Postponement of Rights Against Borrower	44
		6.5.2.	Subordination	44
		6.5.3.	Provisions Supplemental	45
	6.6.	Security; Setoff		45
	6.7.	Further Assurances		45
	6.8.	Reinstatement		45
	6.9.	Successors and Assigns		46

7.	COLLATERAL SECURITY AND GUARANTIES			46

	7.1.	Security of Borrower		46
	7.2.	Guaranties and Security of Subsidiaries		46

8.	REPRESENTATIONS AND WARRANTIES			47

	8.1.	Corporate Authority		47
		8.1.1.	Incorporation; Good Standing	47
		8.1.2.	Authorization	47
		8.1.3.	Enforceability	47
	8.2.	Governmental Approvals		47
	8.3.	Title to Properties; Leases		48

- ii -

	8.4.	Financial Statements, Projections and Solvency		48
		8.4.1.	Fiscal Year	48
		8.4.2.	Financial Statements	48
		8.4.3.	Projections	48
		8.4.4.	Solvency	48
	8.5.	No Material Changes, etc		49
	8.6.	Franchises, Patents, Copyrights, etc		49
	8.7.	Litigation		49
	8.8.	No Materially Adverse Contracts, etc		49
	8.9.	Compliance with Other Instruments, Laws, etc		49
	8.10.	Tax Status		50
	8.11.	No Event of Default		50
	8.12.	Holding Company and Investment Company Acts		50
	8.13.	Absence of Financing Statements, etc		50
	8.14.	Perfection of Security Interest		50
	8.15.	Certain Transactions		50
	8.16.	Employee Benefit Plans		51
		8.16.1.	In General	51
		8.16.2.	Terminability of Welfare Plans	51
		8.16.3.	Guaranteed Pension Plans	51
		8.16.4.	Multiemployer Plans	51
	8.17.	Use of Proceeds		52
		8.17.1.	General	52
		8.17.2.	Regulations U and X	52
		8.17.3.	Ineligible Securities	52
	8.18.	Environmental Compliance		52
	8.19.	Subsidiaries, etc		53
	8.20.	Bank Accounts		53
	8.21.	Disclosure		54
	8.22.	No Filing, Recording Required		54
	8.23.	No Withholding, Etc		54
	8.24.	Chief Executive Office		54

9.	AFFIRMATIVE COVENANTS OF THE BORROWER			54

	9.1.	Punctual Payment		54
	9.2.	Maintenance of Office		54
	9.3.	Records and Accounts		55
	9.4.	Financial Statements, Certificates and Information		55
	9.5.	Notices		56
		9.5.1.	Defaults	56
		9.5.2.	Environmental Events	56
		9.5.3.	Notification of Claim against Collateral	56
		9.5.4.	Notice of Litigation and Judgments	56
	9.6.	Corporate Existence; Maintenance of Properties		57
	9.7.	Insurance		57
	9.8.	Taxes		57
	9.9.	Inspection of Properties and Books, etc		58
		9.9.1.	General	58
		9.9.2.	Communications with Accountants	58

- iii -

	9.10.	Compliance with Laws, Contracts, Licenses, and Permits		58
	9.11.	Employee Benefit Plans		58
	9.12.	Use of Proceeds		59
	9.13.	Bank Accounts		59
	9.14.	New Guarantors		59
	9.15.	Additional Subsidiaries		59
	9.16.	Replacement Instruments		59
	9.17.	Landlord Consents		59
	9.18.	Further Assurances		59

10.	CERTAIN NEGATIVE COVENANTS OF THE BORROWER			60

	10.1.	Restrictions on Indebtedness		60
	10.2.	Restrictions on Liens		61
	10.3.	Restrictions on Investments		62
	10.4.	Restricted Payments		63
	10.5.	Merger, Consolidation and Disposition of Assets		64
		10.5.1.	Mergers and Acquisitions	64
		10.5.2.	Disposition of Assets	64
	10.6.	Sale and Leaseback		64
	10.7.	Compliance with Environmental Laws		64
	10.8.	Subordinated Debt		64
	10.9.	Upstream Limitations		65
	10.10.	Employee Benefit Plans		65
	10.11.	Business Activities		65
	10.12.	Fiscal Year		65
	10.13.	Transactions with Affiliates		65
	10.14.	Bank Accounts		66
	10.15.	Inconsistent Agreements		66
	10.16.	Modification of Documents and Charter Documents		66

11.	FINANCIAL COVENANTS OF THE BORROWER			66

	11.1.	Fixed Charge Coverage Ratio		66
	11.2.	Minimum Liquidity		67
	11.3.	Ratio of Total Funded Indebtedness to EBITDA		67

12.	CLOSING CONDITIONS			67

	12.1.	Loan Documents		67
	12.2.	Certified Copies of Charter Documents		67
	12.3.	Corporate Action		67
	12.4.	Incumbency Certificate		67
	12.5.	Validity of Liens		68
	12.6.	Perfection Certificates and UCC Search Results		68
	12.7.	Certificates of Insurance		68
	12.8.	Replacement Letter of Credit		68
	12.9.	Solvency Certificate		68
	12.10.	Opinion of Counsel		68
	12.11.	Payment of Fees		68

13.	CONDITIONS TO ALL BORROWINGS			68

- iv -

	13.1.	Representations True; No Event of Default		68
	13.2.	No Legal Impediment		69
	13.3.	Governmental Regulation		69
	13.4.	Proceedings and Documents		69
	13.5.	Exchange Limitations		69
	13.6.	Intentionally Omitted		69

14.	EVENTS OF DEFAULT; ACCELERATION; ETC			69

	14.1.	Events of Default and Acceleration		69
	14.2.	Termination of Commitments		72
	14.3.	Remedies		73
	14.4.	Distribution of Collateral Proceeds		73
	14.5.	Judgment Currency		73

15.	SETOFF			74

16.	THE AGENT			75

	16.1.	Authorization		75
	16.2.	Employees and Agents		75
	16.3.	No Liability		76
	16.4.	No Representations		76
		16.4.1.	General	76
		16.4.2.	Closing Documentation, etc	77
	16.5.	Payments		77
		16.5.1.	Payments to Agent	77
		16.5.2.	Distribution by Agent	77
		16.5.3.	Delinquent Banks	77
		16.5.4.	Holders of Notes	78
		16.5.5.	Indemnity	78
		16.5.6.	Agent as Bank	78
	16.6.	Resignation		78
	16.7.	Notification of Defaults and Events of Default		79
	16.8.	Duties in the Case of Enforcement		79

17.	EXPENSES AND INDEMNIFICATION			79

	17.1.	Expenses		79
	17.2.	Indemnification		80
	17.3.	Survival		81

18.	TREATMENT OF CERTAIN CONFIDENTIAL INFORMATION			81

	18.1.	Confidentiality		81
	18.2.	Prior Notification		81
	18.3.	Other		81

19.	SURVIVAL OF COVENANTS, ETC			81

20.	ASSIGNMENT AND PARTICIPATION			82

	20.1.	Conditions to Assignment by Banks		82

- v -

	20.2.	Certain Representations and Warranties; Limitations; Covenants	82
	20.3.	Register	83
	20.4.	New Notes	83
	20.5.	Participations	84
	20.6.	Disclosure	84
	20.7.	Assignee or Participant Affiliated with the Borrower	84
	20.8.	Miscellaneous Assignment Provisions	85
	20.9.	Assignment by Borrower	85

21.	NOTICES, ETC		85

22.	GOVERNING LAW		86

23.	HEADINGS		86

24.	COUNTERPARTS		86

25.	ENTIRE AGREEMENT, ETC		86

26.	WAIVER OF JURY TRIAL		87

27.	CONSENTS, AMENDMENTS, WAIVERS, ETC		87

28.	USURY		87

29.	SEVERABILITY		88

30.	USA PATRIOT ACT NOTICE		88

31.	TRANSITIONAL ARRANGEMENTS		88

- vi -

List of Schedules and Exhibits

SCHEDULES

Schedule 1	Banks; Commitment
Schedule 8.3	Title to Properties; Leases
Schedule 8.16	Employee Benefit Plans
Schedule 8.18	Environmental Compliance
Schedule 8.19(a)	Subsidiaries
Schedule 8.19(b)	Joint Ventures; Partnerships
Schedule 10.2	Existing Liens

EXHIBITS

Exhibit A	Revolving Credit Note
Exhibit B	Loan Request
Exhibit C	Guaranty
Exhibit D	Compliance Certificate
Exhibit E	Assignment and Assumption
Exhibit F	OC (Optional Currency) Notice

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

This AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT is made as of August 31, 2005, by and among DIGITAS LLC, a Delaware limited liability company (the “Borrower”), DIGITAS INC., a Delaware corporation, and BRONNER SLOSBERG HUMPHREY INC., a Massachusetts corporation (collectively, the “Parent Companies”), and BANK OF AMERICA, N.A., successor by merger to FLEET NATIONAL BANK, a national banking association (“Bank of America”), and the other lending institutions listed on Schedule 1 hereto and BANK OF AMERICA, N.A., successor by merger to FLEET NATIONAL BANK, as agent for itself and such other lending institutions (the “Agent”).

WHEREAS, pursuant to that certain Revolving Credit Agreement, dated as of July 25, 2000, (as amended and in effect from time to time, the “Existing Credit Agreement”), by and among the Borrower, the Parent Companies, Fleet National Bank, as Agent for itself and the Banks (as hereinafter defined), the Banks provided certain financial accommodations to the Borrower;

WHEREAS, the Borrower and the Parent Companies have requested, among other things, to amend and restate the Existing Credit Agreement, and the Agent and the Banks are willing to amend and restate the Existing Credit Agreement on the terms and conditions set forth herein.

NOW THEREFORE, the Borrower, the Parent Companies, the Agent and the Banks agree that, as of the Closing Date, the Existing Credit Agreement is hereby amended and restated in its entirety as set forth herein:

1. DEFINITIONS AND RULES OF INTERPRETATION.

1.1. Definitions. The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Credit Agreement referred to below:

Accounts Receivable. All rights of the Borrower or any of its Subsidiaries to payment for goods sold, leased or otherwise marketed in the ordinary course of business and all rights of the Borrower or any of its Subsidiaries to payment for services rendered in the ordinary course of business and all sums of money or other proceeds due thereon pursuant to transactions with account debtors, except for that portion of the sum of money or other proceeds due thereon that relate to sales, use or property taxes in conjunction with such transactions, recorded on books of account in accordance with generally accepted accounting principles.

Adjustment Date. The first Business Day which is five (5) Business Days after receipt by the Agent of the most recent Compliance Certificate required to be delivered by the Borrower pursuant to §9.4(c).

Affiliate. With respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

Agent. As defined in the preamble hereto.

Agent’s Head Office. The Agent’s office located at 100 Federal Street, Boston, Massachusetts 02110, or at such other location as the Agent may designate from time to time.

Agent’s Special Counsel. Bingham McCutchen LLP or such other counsel as may be approved by the Agent.

Applicable Margin. The Applicable Margin shall be the applicable margin set forth below:

PRIME RATE LOANS	EUROCURRENCY RATE LOANS	LETTER OF CREDIT FEE	COMMITMENT FEE RATE
0%	2.25%	2.25%	0.250%

Assignment and Assumption. See §20.1.

Balance Sheet Date. December 31, 2004.

Bank of America. As defined in the preamble hereto.

Banks. Bank of America and the other lending institutions listed on Schedule 1 hereto and any other Person who becomes an assignee of any rights and obligations of a Bank pursuant to §20.

Borrower. As defined in the preamble hereto.

BSHI. Bronner Slosberg Humphrey, Inc., a Massachusetts corporation.

Business Day. Any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Agent’s Head Office with respect to Obligations denominated in Dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

Capital Assets. Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); provided that Capital Assets shall not include any item customarily charged directly to expense, depreciated or amortized over a useful life of twelve (12) months or less in accordance with generally accepted accounting principles.

Capital Expenditures. Amounts paid or Indebtedness incurred by any of the Parent Companies, the Borrower or any of their Subsidiaries in connection with (a) the lease of any assets by any of the Parent Companies, the Borrower or any of their Subsidiaries as lessee under any Synthetic Lease to the extent that such assets would have been Capital Assets had the Synthetic Lease been treated for accounting purposes as a Capitalized Lease, or (b) the purchase or lease by any of the Parent Companies, the Borrower or any of its Subsidiaries of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with generally accepted accounting principles, minus cash payments paid to the Parent Companies, the Borrower or any of their Subsidiaries by any landlord under such lease for tenant improvements to the extent expenditures for such improvements were shown on the balance sheet of such Person for the Reference Period in which such payments were made, provided, however, in the event that the Person accounting for the expenditures made for such tenant improvements has not been reimbursed in full by the landlord for such expenditures within the Reference Period in which such expenditures were made, (i) such expenditures made shall be deducted in the fiscal quarter in which they were made so long as the reimbursement for the full amount thereof has been received in the immediately succeeding fiscal quarter (the “Next Fiscal Quarter”) or (ii) if such expenditures are not reimbursed in the Next Fiscal Quarter, the deduction taken in the prior fiscal quarter shall be added back for purposes of the Next Fiscal Quarter and no deduction will be allowed for such expenditures until the fiscal quarter in which reimbursement in full is actually received.

Capitalization Documents. Collectively, the formation documents (including, without limitation, any certificate of incorporation and by-laws) of the Borrower and its Subsidiaries.

Capitalized Leases. Leases under which any of the Parent Companies, the Borrower or any of their Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with generally accepted accounting principles.

Capital Stock. Any and all shares, interests, participation or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), any and all warrants, options or rights to purchase or any other securities convertible into any of the foregoing.

Cash Collateralize. See §4.8.

Cash Equivalents. As to the Parent Companies, the Borrower and their Subsidiaries, (a) securities issued or directly and fully guaranteed or insured by the United States of America and having a maturity of not more than six (6) months from the date of acquisition; (b) certificates of deposit, time deposits and eurodollar time deposits with maturities of six (6) months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six (6) months and overnight bank deposits, in each case, (i) with any Banks or (ii) with any domestic commercial bank organized under the laws of the United States of America or any state thereof, in each case having a rating of not less than A or its equivalent by S&P or any successor and having capital and surplus in excess of $1,000,000,000; (c) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (a) and (b) above; (d) any commercial paper or finance company paper issued by (i) any Bank or any holding company controlling any Bank or (ii) any other Person that is rated not less than “P-1” or “A-1” or their equivalents by Moody’s or S&P or their successors; and (e) auction rate securities with interest rate or dividend reset date intervals not greater than thirty-five (35) days duration, and whose underlying securities are rated not less than “P-1” or “A-1” or their equivalents by Moody’s or S & P or their successors.

CERCLA. See §8.18(a).

Charge. The restructuring charge of approximately $47,000,000, whether in cash and/or on a non-cash basis, taken by the Borrower in the third fiscal quarter of fiscal year 2002 related to the future lease payments for unoccupied real estate of the Borrower.

Closing Date. The first date on which the conditions set forth in §13 have been satisfied and any Revolving Credit Loans are to be made or any Letter of Credit is to be issued hereunder.

Code. The Internal Revenue Code of 1986.

Collateral. All of the property, rights and interests of the Borrower and its Subsidiaries that are or are intended to be subject to the security interests and mortgages created by the Security Documents.

Commitment. With respect to each Bank, the amount set forth on Schedule 1 hereto as the amount of such Bank’s commitment to make Revolving Credit Loans to, and to participate in the issuance, extension and renewal of Letters of Credit for the account of, the Borrower, as the same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

Commitment Fee. See §2.2.

Commitment Fee Rate. The applicable rate per annum set forth in the chart contained in the definition of Applicable Margin under the heading “Commitment Fee Rate”.

Commitment Percentage. With respect to each Bank, the percentage set forth on Schedule 1 hereto as such Bank’s percentage of the aggregate Commitments of all of the Banks.

Compliance Certificate. See §9.4(c).

Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of the Parent Companies, the Borrower and their Subsidiaries, consolidated in accordance with generally accepted accounting principles.

Consolidated Net Income (or Deficit). The consolidated net income (or deficit) of the Parent Companies, the Borrower and their Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with generally accepted accounting principles, after eliminating therefrom all extraordinary nonrecurring items of income and nonrecurring extraordinary non-cash losses.

Consolidated Operating Cash Flow. For any period, an amount equal to (a) Consolidated EBITDA for such period, less (b) the sum of (i) cash payments for all taxes paid during such period, plus (ii) to the extent not already deducted in the determination of Consolidated EBITDA, Capital Expenditures made during such period plus (iii) all cash lease payments made during such period under the leases for the unoccupied real estate contemplated by the Charge.

Consolidated Total Interest Expense. For any period, the aggregate amount of interest required to be paid or accrued by the Parent Companies, the Borrower and their Subsidiaries during such period on all Indebtedness of the Parent Companies, the Borrower and their Subsidiaries outstanding during all or any part of such period on a consolidated basis, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any Capitalized Lease, or any Synthetic Lease and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.

Control. The possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

Conversion Request. A notice given by the Borrower to the Agent of the Borrower’s election to convert or continue a Loan in accordance with §2.7.

Copyright Memorandum. The Memorandum of Grant of Security Interest in Copyrights, dated or to be dated on or prior to the Closing Date, between the Modem Media, Inc. and the Agent and in form and substance satisfactory to the Banks and the Agent.

Credit Agreement. This Amended and Restated Revolving Credit Agreement, including the Schedules and Exhibits hereto.

Default. See §14.1.

Delinquent Bank. See §16.5.3.

Digitas. Digitas Inc., a Delaware corporation and the sole stockholder of BSHI.

Distribution. The declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of any Person, other than dividends payable solely in shares of common stock of such Person; the purchase, redemption, or other retirement of any shares of any class of Capital Stock of such Person, directly or indirectly through a Subsidiary of such Person or otherwise; the return of capital by such Person to its shareholders as such; or any other distribution on or in respect of any shares of any class of Capital Stock of such Person.

Dollar Equivalent. On any particular date, with respect to any amount denominated in Dollars, such amount in Dollars, and with respect to any amount denominated in a currency other than Dollars, the amount (as conclusively ascertained by the Agent absent manifest error) of Dollars which could be purchased by the Agent (in accordance with its normal banking practices) in the London foreign currency deposit market with such amount of such currency at the spot rate of exchange prevailing at or about 11:00 a.m. (London time) on such date.

Dollars or $. Dollars in lawful currency of the United States of America.

Domestic Lending Office. Initially, the office of each Bank designated as such in Schedule 1 hereto; thereafter, such other office of such Bank, if any, located within the United States that will be making or maintaining Prime Rate Loans.

Drawdown Date. The date on which any Revolving Credit Loan is made or is to be made, and the date on which any Revolving Credit Loan is converted or continued in accordance with §2.7.

EBITDA. With respect to any fiscal period, an amount equal to the sum of (a) Consolidated Net Income of the Parent Companies, the Borrower and their Subsidiaries for such fiscal period, plus (b) in each case to the extent deducted in the calculation of such Person’s Consolidated Net Income and without duplication, (i) depreciation and amortization for such period, plus (ii) income tax expense for such period, plus (iii) Consolidated Total Interest Expense paid or accrued during such period, plus (iv) other noncash charges for such period, and minus, to the extent added in computing Consolidated Net Income, and without duplication, all noncash gains, in each case, for such period, all as determined in accordance with generally accepted accounting principles.

Eligible Assignee. Any of (a) a commercial bank or finance company organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with generally accepted accounting principles; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (d) the central bank of any country which is a member of the OECD; and (e) if, but only if, any Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution or other Person approved by the Agent and each Issuing Bank, such approval not to be unreasonably withheld; and provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Guaranteed Pension Plan or a Multiemployer Plan.

EMU. The economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

EMU Legislation. The legislative measure of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

Environmental Laws. See §8.18(a).

EPA. See §8.18(b).

ERISA. The Employee Retirement Income Security Act of 1974.

ERISA Affiliate. Any Person which is treated as a single employer with the Borrower under §414 of the Code.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder.

Euro or €. The lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

Eurocurrency Base Rate. For any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Base Rate” for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period.

Eurocurrency Lending Office. Initially, the office of each Bank designated as such in Schedule 1 hereto; thereafter, such other office of such Bank, if any, that shall be making or maintaining Eurocurrency Rate Loans.

Eurocurrency Rate. For any Interest Period with respect to a Eurocurrency Rate Loan, a rate per annum determined by the Agent pursuant to the following formula:

Eurocurrency Rate =	Eurocurrency Base Rate
1.00 – Eurocurrency Reserve Percentage

Eurocurrency Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in Dollars or in an Optional Currency.

Eurocurrency Reserve Percentage. For any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Bank, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

Euro Interbank Rate. With respect to any Revolving Credit Loan denominated or to be denominated in Euros, the annual rate of interest at which the Agent is able to obtain deposits for comparable amounts in Euros for the relevant Interest Period in the London interbank market for a period comparable to the duration of such Interest Period, as determined by the Agent.

Event of Default. See §14.1.

Existing Credit Agreement. See the first WHEREAS clause.

Fee Letter. The fee letter by and between the Borrower and the Agent dated as of the Closing Date.

generally accepted accounting principles. (a) When used in §10, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on the Balance Sheet Date, and (ii) to the extent consistent with such principles, the accounting practice of the Borrower reflected in its financial statements for the year ended on the Balance Sheet Date, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of the Borrower adopting the same principles, provided that in each case referred to in this definition of “generally accepted accounting principles” a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.

Governmental Authority. The government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantors. Collectively, each Parent Company and each domestic Subsidiary of the Borrower or any Parent Company existing on the Closing Date and each other Person which is required to be or become a guarantor from time to time pursuant to §9.14 hereof. Each such Person shall be a party to a Guaranty.

Guaranty. The Guaranty, set forth in §6 of this Credit Agreement, made by each Parent Company in favor the Banks and the Agent pursuant to which each Parent Company guaranties to the Banks and the Agent the payment and performance of the Obligations. The Guaranty shall include any Guaranty made by a Subsidiary of any Parent Company or the Borrower in favor of the Banks and the Agent entered into on or prior to the Closing Date (or such later date as is required by §9.14 hereof) substantially in the form of Exhibit C attached hereto.

Hazardous Substances. See §8.18(b).

Hedging Agreement. Any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate futures contract, interest rate option agreement, interest rate exchange agreement, forward currency exchange agreement, forward rate currency agreement or other similar agreement or arrangement to which the Borrower or any of its Subsidiaries and any Bank or its Affiliates is a party, designed to protect the Borrower or any of its Subsidiaries against fluctuations in interest rates, exchange rates or forward rates.

Indebtedness. As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

(a) every obligation of such Person for money borrowed,

(b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,

(c) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person,

(d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith),

(e) every obligation of such Person under any Capitalized Lease,

(f) every obligation of such Person under any lease (a “Synthetic Lease”) treated as an operating lease under generally accepted accounting principles and as a loan or financing for U.S. income tax purposes,

(g) all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

(h) every obligation of such Person (an “equity related purchase obligation”) to purchase, redeem, retire or otherwise acquire for value Capital Stock of any class issued by such Person, any warrants, options or other rights to acquire any such shares, or any rights measured by the value of such shares, warrants, options or other rights,

(i) every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a “derivative contract”),

(j) every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law, and

(k) every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through (j) (the “primary obligation”) of another Person (the “primary obligor”), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (ii) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.

The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (u) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with generally accepted accounting principles, (v) any Capitalized Lease shall be the principal component of the aggregate of the rentals obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (w) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Borrower or any of its wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, (x) any Synthetic Lease shall be the stipulated loss value, termination value or other equivalent amount, (y) any derivative contract shall be the maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred and (z) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price.

Ineligible Securities. Securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. §24, Seventh), as amended.

Interest Payment Date. (a) As to any Prime Rate Loan, the last day of the calendar month with respect to interest accrued during such calendar month, including, without limitation, the calendar month which includes the Drawdown Date of such Prime Rate Loan; and (b) as to any Eurocurrency Rate Loan in respect of which the Interest Period is (i) three (3) months or less, the last day of such Interest Period and (ii) more than three (3) months, the date that is three (3) months from the first day of such Interest Period and, in addition, the last day of such Interest Period.

Interest Period. With respect to each Revolving Credit Loan, (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Borrower in a Loan Request or as otherwise required by the terms of this Credit Agreement (i) for any Prime Rate Loan, the last day of the calendar month; and (ii) for any Eurocurrency Rate Loan, 1, 2, 3 or 6 months; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Revolving Credit Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period with respect to a Eurocurrency Rate Loan would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) if any Interest Period with respect to a Prime Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

(iii) if the Borrower shall fail to give notice as provided in §2.7, (A) for Revolving Credit Loans denominated in Dollars, the Borrower shall be deemed to have requested a conversion of the affected Eurocurrency Rate Loan to a Prime Rate Loan and the continuance of all Prime Rate Loans as Prime Rate Loans on the last day of the then current Interest Period with respect thereto and (B) for any Revolving Credit Loan denominated in any Optional Currency, the Borrower shall repay such Revolving Credit Loan on the last day of the then current Interest Period with respect thereto;

(iv) any Interest Period relating to any Eurocurrency Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(v) any Interest Period that would otherwise extend beyond the Revolving Credit Loan Maturity Date shall end on the Revolving Credit Loan Maturity Date.

International Standby Practices. With respect to any standby Letter of Credit, International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, or any successor code of standby letter of credit practices among banks adopted by the Agent in the ordinary course of its business as a standby letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

Investments. All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property (without consideration for such transfers) to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

Issuing Bank. Bank of America, in its capacity as issuer of Letters of Credit pursuant to §4, or, in the event that Bank of America is unable to issue a Letter of Credit, any other Bank selected by the Agent and the Borrower to issue such Letter of Credit with the consent of such Bank.

L/C Obligations. As of any date, the sum of the Maximum Drawing Amount as of such date and all Unpaid Reimbursement Obligations as of such date. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with §4.7. For all purposes of this Credit Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

Letter Agreement. The Letter Agreement dated on the Closing Date, between the Borrower and the Agent, in form and substance satisfactory to the Banks and the Agent.

Letter of Credit. See §4.1.1.

Letter of Credit Application. See §4.1.1.

Letter of Credit Expiration Date. The day that is no later than two hundred seventy (270) days after the Revolving Credit Loan Maturity Date then in effect so long as the Borrower is in compliance with §4.1.3, or (b) in the event that the Borrower is not in compliance with §4.1.3, the Revolving Credit Loan Maturity Date then in effect, in either case, if such day is not a Business Day, the next preceding Business Day.

Letter of Credit Fee. See §4.6.

Letter of Credit Participation. See §4.1.4.

Loan Documents. This Credit Agreement, the Revolving Credit Notes, the Letter of Credit Applications, the Letters of Credit, the Fee Letter, the Letter Agreement and the Security Documents.

Loan Request. See §2.6.

Majority Banks. As of any date, if as of such date there are three or more Banks, Banks holding at least fifty-one percent (51%) of the outstanding principal amount of the Revolving Credit Notes on such date; and if no such principal is outstanding, the Banks whose aggregate Commitments constitute at least fifty-one percent (51%) of the Total Commitment. If as of such date there are less than three Banks, Majority Banks shall mean the Banks holding at least sixty-six and two thirds percent (66 2/3%) of the outstanding principal amount of the Revolving Credit Notes on such date; and if no such principal is outstanding, the Banks whose aggregate Commitments constitute at least sixty-six and two thirds percent (66 2/3%) of the Total Commitment.

Maximum Drawing Amount. The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

Moody’s. Moody’s Investors Services, Inc. and any successor thereto.

Multiemployer Plan. Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

Net Cash Proceeds. The net cash proceeds received by any Person in respect of any asset sale, equity issuance or debt issuance less (i) all reasonable out-of-pocket fees, commissions and other expenses incurred in connection with such sale or issuance, including the amount (estimated in good faith by such Person) of income, franchise, sales and other applicable taxes required to be paid by such Person in connection with such sale or issuance, (ii) repayment of Indebtedness that is required to be repaid in connection with such asset sale to the extent permitted under this Credit Agreement; (iii) required amounts to be provided by the Parent Companies, the Borrower or any Subsidiary, as the case may be, as a reserve, in accordance with generally accepted accounting principles, against any liabilities associated with such asset sale including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with any such asset sale and consented to by the Banks or otherwise permitted hereunder.

Obligations. All indebtedness, obligations and liabilities of any of the Borrower and its Subsidiaries to any of the Banks and the Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred (a) under this Credit Agreement or any of the other Loan Documents or pursuant to any Hedging Agreements or any cash management services provided by any Bank or its Affiliates, and (b) in respect of any of the Revolving Credit Loans made or Reimbursement Obligations incurred or any of the Revolving Credit Notes, Letter of Credit Applications, Letters of Credit or such cash management arrangements or Hedging Agreements or other instruments at any time evidencing any thereof.

Optional Currency. Any currency other than Dollars which is freely convertible into Dollars and which is traded on the London interbank market or any other offshore interbank market selected by the Agent in good faith; provided, however, in the event the Borrower requests an Optional Currency other than the Euro, such request for such other Optional Currency shall be subject to the consent of the Banks.

outstanding. With respect to the Revolving Credit Loans, the aggregate unpaid principal thereof as of any date of determination.

Overnight Rate. For any day, (a) as to Revolving Credit Loans denominated in Dollars, the weighted average interest rate paid by the Agent for federal funds acquired by the Agent, and (b) as to Revolving Credit Loans denominated in an Optional Currency, the rate of interest per annum at which overnight deposits in the applicable Optional Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by the Agent to major banks in the London interbank market.

Participating Member State. Each state so described in any EMU Legislation.

Parent Companies. As defined in the Preamble hereto.

PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Perfection Certificates. The Perfection Certificates as defined in the Security Agreements.

Permitted Acquisitions. Any acquisition by any of the Parent Companies, the Borrower or any of their domestic Subsidiaries of assets or Capital Stock of a Person, provided (a) such assets or Capital Stock are related to the business of such Parent Company, the Borrower or such Subsidiary, as the case may be, (b) no Default or Event of Default exists prior to or immediately after such acquisition, (c) the Agent is granted a valid first priority perfected security interest in the assets or Capital Stock so acquired, pursuant to the Security Documents (subject to any Permitted Liens), (d) the seller of such assets or Capital Stock is not an Affiliate of any Parent Company, the Borrower or any of their Subsidiaries, (e) the terms of such acquisition are on an arms length basis, (f) §9.15 is complied with at the time of consummation of such acquisition (or concurrently therewith), (g) the Borrower has demonstrated to the reasonable satisfaction of the Agent, set forth in a pro forma Compliance Certificate, compliance with §11 on a Pro Forma Basis immediately prior to and after giving effect to any such acquisition, the calculation of which shall be based upon the financial statements most recently required to be delivered pursuant to §9.4(a) or (b) and such other financial statements requested by the Agent for the twelve (12) full calendar month period immediately preceding such acquisition, (h) the board of directors and (if required by applicable law) the shareholders, or the equivalent thereof, of the business to be acquired has approved such acquisition, and (i) if such acquisition is made by a merger, the Borrower or any wholly-owned domestic Subsidiary of a Parent Company or the

Borrower, as the case may be, shall be the surviving entity (provided that the Borrower shall not be merged into another entity). Notwithstanding the foregoing, (i) in the event that the total purchase price of the assets or Capital Stock of a Person so acquired in a single transaction does not exceed $5,000,000, or the aggregate total purchase price of all such acquisitions does not exceed $20,000,000, Borrower will not be required to deliver a pro forma Compliance Certificate pursuant to clause (g) above or a legal opinion pursuant to §9.14; and (ii) in the event that the total purchase price of the assets or Capital Stock of a Person so acquired is greater than $5,000,000, but does not exceed $20,000,000, the Borrower will not be required to deliver a pro forma Compliance Certificate pursuant to clause (g) above. In addition, Permitted Acquisitions may include the acquisition by any of the Parent Companies, the Borrower or their Subsidiaries of the Capital Stock of a foreign Person so long as such Parent Company, the Borrower or such Subsidiary has complied with provisions set forth in clauses (a), (b), (d), (e) and (g) through (i) above and, if such acquired foreign Person becomes a direct Subsidiary of such Parent Company, the Borrower or one of their domestic Subsidiaries, sixty-five percent (65%) of the Capital Stock of or other equity interests in such Person so acquired shall have been pledged to the Agent for the benefit of the Banks and the Agent.

Permitted Liens. Liens, security interests and other encumbrances permitted by §10.2.

Person. Any individual, corporation, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Pledge Agreement. The Pledge Agreement, dated or to be dated on or prior to the Closing Date among BSHI and the Agent and in form and substance satisfactory to the Banks and the Agent.

Prime Rate. The higher of (i) the annual rate of interest announced from time to time by Bank of America at its head office in Boston, MA, as its “prime rate” or “base rate” and (ii) one-half of one percent (1/2%) above the Federal Funds Effective Rate. “Federal Funds Effective Rate” shall mean for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day, as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Agent. Changes in the rate of interest resulting from any changes in the “Prime Rate” shall take place immediately without notice or demand of any kind.

Prime Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the Prime Rate.

Pro Forma Basis. In connection with any proposed Permitted Acquisition after the Closing Date, the calculation of compliance with the financial covenants set forth in §11 hereof as required by the terms of the definition of Permitted Acquisition by the Parent Companies, the Borrower and their Subsidiaries (including the Person to be acquired) with reference to the audited historical financial results of such Person and the Parent Companies, the Borrower and their Subsidiaries for the applicable Test Period after giving effect on a pro forma basis to such Permitted Acquisition in the manner described in (a), (b) and (c) below; provided, however, that, in each case, in the event that no audited historical financial results are available with respect to the Person or assets to be acquired, such calculations shall be made with reference to reasonable estimates of such past performance made by the Borrower based on existing data and other available information, such estimates to be agreed upon by the Borrower and the Majority Banks:

(a) all Indebtedness (whether under this Credit Agreement or otherwise) and any other balance sheet adjustments incurred or made in connection with the Permitted Acquisition shall be deemed to have been incurred or made on the first day of the Test Period, and all Indebtedness of the Person acquired or to be acquired in such Permitted Acquisition which was or will have been repaid in connection with the consummation of the Permitted Acquisition shall be deemed to have been repaid concurrently with the incurrence of the Indebtedness incurred in connection with the Permitted Acquisition;

(b) all Indebtedness assumed to have been incurred pursuant to the preceding clause (a) shall be deemed to have borne interest at the sum of (i) the arithmetic mean of (x) the Eurocurrency Rate for Eurocurrency Rate Loans having an Interest Period of one month in effect on the first day of the Test Period and (y) the Eurocurrency Rate for Eurocurrency Rate Loans having an Interest Period of one month in effect on the last day of the Test Period plus (ii) the Applicable Margin then in effect (after giving effect to the Permitted Acquisition on a Pro Forma Basis); and

(c) other reasonable cost savings, expenses and other income statement or operating statement adjustments which are attributable to the change in ownership and/or management resulting from such Permitted Acquisition as may be approved by the Agent in writing (which approval shall not be unreasonably withheld) shall be deemed to have been realized on the first day of the Test Period.

Rate of Exchange. See §2.9.2.

RCRA. See §8.18(a).

Real Estate. All real property at any time owned or leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries.

Record. The grid attached to a Revolving Credit Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Bank with respect to any Revolving Credit Loan referred to in such Revolving Credit Note.

Reference Bank. Bank of America.

Reference Period. The period of four (4) consecutive fiscal quarters of the Borrower ending on the relevant date.

Register. See §20.3.

Reimbursement Obligation. The Borrower’s obligation to reimburse the Agent and the Banks on account of any drawing under any Letter of Credit as provided in §4.2.

Restricted Payment. In relation to the Parent Companies, the Borrower and their Subsidiaries, any (a) Distribution or (b) payment or prepayment by the Parent Companies, the Borrower or their Subsidiaries to any Parent Company’s, the Borrower’s or any Subsidiary’s shareholders (or other equity holders) or to any Affiliate of the Parent Companies, the Borrower or any Subsidiary or any Affiliate of the Parent Companies’, the Borrower’s or such Subsidiary’s shareholders except for payments to such shareholders or Affiliates for services rendered in the ordinary course of such shareholder’s or Affiliate’s business to any Parent Company, the Borrower or any such Subsidiary.

Restricted Subsidiaries. Digitas Asia Ltd., Digitas Mexico, Digitas International Inc., Digitas Netherlands Holding Inc., BSH CV, Digitas Europe (Ireland) Limited, Digitas Europe (France) SAS, Digitas Cayman Island, Modem Media UK Ltd., Modem Media Do Brazil Ltda, Modem Holdings, LLC, and Modem Media Canada, Inc.

Revolving Credit Loan Maturity Date. August 31, 2008.

Revolving Credit Loans. Revolving credit loans made or to be made by the Banks to the Borrower pursuant to §2.

Revolving Credit Notes. See §2.4.

S & P. Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

Same Day Funds. With respect to disbursements and payments in (a) Dollars, immediately available funds, and (b) an Optional Currency, same day or other funds as may be determined by the Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Optional Currency.

SARA. See §8.18(a).

Section 20 Subsidiary. A Subsidiary of the bank holding company controlling any Bank, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

Security Agreements. The Amended and Restated Security Agreement, dated or to be dated on or prior to the Closing Date, between the Parent Companies, the Borrower and their Subsidiaries and the Agent and in form and substance satisfactory to the Banks and the Agent.

Security Documents. The Guaranty, the Global Amendment to Certain Security Documents, the Security Agreements, the Trademark Assignments, the Copyright Memorandum, the Stock Pledge Agreements, the Pledge Agreement and all other instruments and documents, including without limitation Uniform Commercial Code financing statements, required to be executed or delivered pursuant to any Security Document.

Settlement. The making or receiving of payments, in Same Day Funds, by the Banks, to the extent necessary to cause each Bank’s actual share of the outstanding amount of Revolving Credit Loans (after giving effect to any Loan Request) to be equal to such Bank’s Commitment Percentage of the outstanding amount of such Revolving Credit Loans (after giving effect to any Loan Request), in any case where, prior to such event or action, the actual share is not so equal.

Settlement Amount. See §2.10.1.

Settlement Date. (a) At the option of the Agent, the Drawdown Date relating to any Loan Request, (b) the date which is thirty (30) days after the Drawdown Date relating to any Loan Request, (c) at the option of the Agent, on any Business Day following a day on which the account officers of the Agent active upon the Borrower’s account become aware of the existence of an Event of Default, (d) any Business Day on which the amount of Revolving Credit Loans outstanding from Bank of America plus Bank of America’s Commitment Percentage of the sum of the Maximum Drawing Amount and any Unpaid Reimbursement Obligations is equal to or greater than Bank of America’s Commitment Percentage of the Total Commitment, or (e) any day on which any conversion of a Prime Rate Loan to a Eurocurrency Rate Loan occurs.

Settling Bank. See §2.10.1.

Stock Pledge Agreements. (a) The Stock Pledge Agreements, dated July 25, 2000, between each of Digitas, the Borrower and the Agent and, (b) the Securities Pledge Agreement, dated or to be dated on or prior to the Closing Date among Modem Media, Inc. (DE), Digitas (Europe) LLC, and the Agent, and each in form and substance satisfactory to the Banks and the Agent.

Subordinated Debt. Unsecured Indebtedness of the Parent Companies, the Borrower or any of their Subsidiaries that is expressly subordinated and made junior to the payment and performance in full of the Obligations, and evidenced as such by a written instrument containing subordination provisions in form and substance approved by the Majority Banks in writing.

Subsidiary. Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

Synthetic Lease. As defined in paragraph (f) of the definition of “Indebtedness”.

TARGET Day. Any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Agent to be a suitable replacement) is open for the settlement of payments in Euro.

Test Period. (a) In connection with the calculation of financial covenant compliance on a Pro Forma Basis as required in connection with any proposed Permitted Acquisition, the period of four fiscal quarters most recently ended prior to such Permitted Acquisition, and (b) in connection with the calculation of the financial covenants set forth in §11 hereof following any Permitted Acquisition, the period of all fiscal quarters (and any portion of a fiscal quarter) prior to the date of such Permitted Acquisition included in the calculation of such financial covenant.

Total Commitment. The sum of the Commitments of the Banks, as in effect from time to time.

Total Funded Indebtedness. At any time of determination, the sum of (a) the aggregate outstanding amount of the Revolving Credit Loans, (b) the Maximum Drawing Amount of all Letters of Credit, (c) the aggregate outstanding amount of all Subordinated Debt and (d) all other Indebtedness for borrowed money, purchase money Indebtedness and with respect to Capitalized Leases and Synthetic Leases, determined on a consolidated basis in accordance with generally accepted accounting principles.

Trademark Assignments. The several Trademark Assignments, dated or to be dated on or prior to the Closing Date, made by the Parent Companies, the Borrower and their Subsidiaries in favor of the Agent and in form and substance satisfactory to the Banks and the Agent.

Type. As to any Revolving Credit Loan, its nature as a Prime Rate Loan, or a Eurocurrency Rate Loan.

Uniform Customs. See §4.1.3.

Unpaid Reimbursement Obligation. Any Reimbursement Obligation for which the Borrower does not reimburse the Agent and the Banks on the date specified in, and in accordance with, §4.2.

Voting Stock. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

1.2. Rules of Interpretation.

(a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

(b) The singular includes the plural and the plural includes the singular.

(c) A reference to any law includes any amendment or modification to such law.

(d) A reference to any Person includes its permitted successors and permitted assigns.

(e) Accounting terms not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer.

(f) The words “include”, “includes” and “including” are not limiting.

(g) All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts, have the meanings assigned to them therein, with the term “instrument” being that defined under Article 9 of the Uniform Commercial Code.

(h) Reference to a particular “§” refers to that section of this Credit Agreement unless otherwise indicated.

(i) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

(j) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(k) This Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.

(l) This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Agent and the Borrower and are the product of discussions and negotiations among all parties. Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against the Agent or any of the Banks merely on account of the Agent’s or any Bank’s involvement in the preparation of such documents.

2. THE REVOLVING CREDIT FACILITY.

2.1. Commitment to Lend. Subject to the terms and conditions set forth in this Credit Agreement, each of the Banks severally agrees to lend to the Borrower and the Borrower may borrow, repay, and reborrow from time to time from the Closing Date up to but not including the Revolving Credit Loan Maturity Date upon notice by the Borrower to the Agent given in accordance with §2.6, such sums, in Dollars or at the Borrower’s option from time to time, subject to §2.9, in an Optional Currency, as are requested by the Borrower up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to such Bank’s Commitment minus such Bank’s Commitment Percentage of the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations, provided that the Dollar Equivalent of the sum of the outstanding amount of the Revolving Credit Loans (after giving effect to all amounts requested) plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not at any time exceed the Total Commitment. The Revolving Credit Loans shall be made pro rata in accordance with each Bank’s Commitment Percentage. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in §12 and §13, in the case of the initial Revolving Credit Loans to be made on the Closing Date, and §13, in the case of all other Revolving Credit Loans, have been satisfied on the date of such request. Each Prime Rate Loan shall be denominated in Dollars, and each Eurocurrency Rate Loan shall be denominated in Dollars, or subject to §2.9, in an Optional Currency.

2.2. Commitment Fee. The Borrower agrees to pay to the Agent for the accounts of the Banks in accordance with their respective Commitment Percentages a commitment fee (the “Commitment Fee”) calculated at the rate of Commitment Fee Rate per annum on the average daily amount during each calendar quarter or portion thereof from the date hereof to the Revolving Credit Loan Maturity Date by which the Total Commitment minus the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the outstanding amount of Revolving Credit Loans during such calendar quarter. The Commitment Fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the date hereof, with a final payment on the Revolving Credit Loan Maturity Date or any earlier date on which the Commitments shall terminate.

2.3. Reduction of Total Commitment. The Borrower shall have the right at any time and from time to time upon three (3) Business Days prior written notice to the Agent to reduce by $100,000 or an integral multiple thereof or terminate entirely the Total Commitment, whereupon the Commitments of the Banks shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice of the Borrower delivered pursuant to this §2.3, the Agent will notify the Banks of the substance thereof. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Banks the full amount of any Commitment Fee then accrued on the amount of the reduction. No reduction or termination of the Commitments may be reinstated.

2.4. The Revolving Credit Notes. The Revolving Credit Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit A hereto (each a “Revolving Credit Note”), dated prior to or as of the Closing Date and completed with appropriate insertions. One Revolving Credit Note shall be payable to the order of each Bank in a principal amount equal to such Bank’s Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by such Bank, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes each Bank to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal on such Bank’s Revolving Credit Note, an appropriate notation on such Bank’s Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on such Bank’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Bank, but the failure to record, or any error in so recording, any such amount on such Bank’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due.

2.5. Interest on Revolving Credit Loans. Except as otherwise provided in §5.11,

(a) Each Prime Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Prime Rate plus the Applicable Margin.

(b) Each Eurocurrency Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Eurocurrency Rate determined for such Interest Period plus the Applicable Margin.

(c) The Borrower promises to pay interest on each Revolving Credit Loan in arrears on each Interest Payment Date with respect thereto. Interest on the Revolving Credit Loans calculated by reference to the Prime Rate shall be payable in Dollars, and interest on the Revolving Credit Loans calculated by reference to the Eurocurrency Rate shall be payable in Dollars or in the applicable Optional Currency in which the underlying Revolving Credit Loan was made, as the case may be.

2.6. Requests for Revolving Credit Loans. The Borrower shall give to the Agent written notice in the form of Exhibit B hereto (or telephonic notice confirmed in a writing in the form of Exhibit B hereto) of each Revolving Credit Loan requested hereunder (a “Loan Request”) (a) no later than 10:00 a.m. on the proposed Drawdown Date of any Prime Rate Loan and (b) three (3) Business Days prior to the proposed Drawdown Date of any Eurocurrency Rate Loan; provided that any notice requesting an Optional Currency must comply with the requirements of this §2.6 and the requirements of an OC Notice pursuant to §2.9.1. Each such notice shall specify (i) the principal amount of the Revolving Credit Loan requested, stated in Dollars, or subject to §2.9, in an Optional Currency, (ii) the proposed Drawdown Date of such Revolving Credit Loan, (iii) the Interest Period for any Eurocurrency Rate Loan and (iv) the Type of such Revolving Credit Loan. Promptly upon receipt of any such notice, the Agent shall notify each of the Banks thereof. Each Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Banks on the proposed Drawdown Date. Each Loan Request shall be in a minimum aggregate amount of $500,000 or a whole multiple of $100,000 in excess thereof.

2.7. Conversion Options.

2.7.1. Conversion to Different Type of Revolving Credit Loan. The Borrower may elect from time to time to convert any outstanding Revolving Credit Loan denominated in Dollars to a Revolving Credit Loan of another Type denominated in Dollars, provided that (a) with respect to any such conversion of a Revolving Credit Loan to a Prime Rate Loan, the Borrower shall give the Agent at least three (3) Business Days prior written notice of such election; (b) with respect to any such conversion of a Prime Rate Loan to a Eurocurrency Rate Loan, the Borrower shall give the Agent at least three (3) Business Days prior written notice of such election; (c) with respect to any such conversion of a Eurocurrency Rate Loan into a Prime Rate Loan, such conversion shall only be made on the last day of the Interest Period with respect thereto; and (d) no Revolving Credit Loan may be converted into a Eurocurrency Rate Loan when any Default or Event of Default has occurred and is continuing. On the date on which such conversion is being made each Bank shall take such action as is necessary to transfer its Commitment Percentage of such Revolving Credit Loans to its Domestic Lending Office or its Eurocurrency Lending Office, as the case may be. All or any part of outstanding Revolving Credit Loans denominated in Dollars of any Type may be converted into a Revolving Credit Loan of another Type as provided herein, provided that any partial conversion shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Conversion Request relating to the conversion of a Revolving Credit Loan to a Eurocurrency Rate Loan shall be irrevocable by the Borrower.

2.7.2. Continuation of Type of Revolving Credit Loan. Any Revolving Credit Loan of any Type may be continued as a Revolving Credit Loan of the same Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in §2.7.1; provided that (a) as to Eurocurrency Rate Loans denominated in Dollars, no Eurocurrency Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Prime Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Agent active upon the Borrower’s account have actual knowledge; and (b) as to Eurocurrency Rate Loans denominated in an Optional Currency, no such Eurocurrency Rate may be continued as such when any Default or Event of Default has occurred or is continuing or the provisions of §2.9 hereof have not or cannot be met at the time of such continuation but shall be repaid by the Borrower on the last day of the Interest Period relating thereto. In the event that the Borrower fails to provide any such notice with respect to the continuation of any Eurocurrency Rate Loan as such, then (a) as to Eurocurrency Rate Loans denominated in Dollars, such Eurocurrency Rate Loan shall be automatically converted to a Prime Rate Loan on the last day of the first Interest Period relating thereto, and (b) as to Eurocurrency Rate Loans denominated in an Optional Currency, such Eurocurrency Rate Loans shall be repaid on the last day of the Interest Period relating thereto. The Agent shall notify the Banks promptly when any such automatic conversion contemplated by this §2.7 is scheduled to occur.

2.7.3. Eurocurrency Rate Loans. Any conversion to or from Eurocurrency Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurocurrency Rate Loans having the same Interest Period shall not be less than $500,000 or a whole multiple of $100,000 in excess thereof (or, in the case of Eurocurrency Rate Loans denominated in an Optional Currency, the whole number which is nearest the Dollar Equivalent of $500,000 or $100,000, as the case may be rounded to the nearest one thousandth). No more than five (5) Eurocurrency Rate Loans having different Interest Periods may be outstanding at any time.

2.8. Funds for Revolving Credit Loan.

2.8.1. Funding Procedures. Not later than 11:00 a.m. (Boston time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Banks will make available to the Agent, at the Agent’s Head Office, in immediately available funds, the amount of such Bank’s Commitment Percentage of the amount of the requested Revolving Credit Loans. Upon receipt from each Bank of such amount, and upon receipt of the documents required by §§12 and 13 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loans made available to the Agent by the Banks. The failure or refusal of any Bank to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Revolving Credit Loans shall not relieve any other Bank from its several obligation hereunder to make available to the Agent the amount of such other Bank’s Commitment Percentage of any requested Revolving Credit Loans.

2.8.2. Advances by Agent. The Agent may, unless notified to the contrary by any Bank prior to a Drawdown Date, assume that such Bank has made available to the Agent on such Drawdown Date the amount of such Bank’s Commitment Percentage of the Revolving Credit Loans to be made on such Drawdown Date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Bank makes available to the Agent such amount on a date after such Drawdown Date, such Bank shall pay to the Agent on demand an amount equal to the product of (a) the average computed for the period referred to in clause (c) below, of the Overnight Rate for each day included in such period, times (b) the amount of such Bank’s Commitment Percentage of such Revolving Credit Loans, times (c) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such

Bank’s Commitment Percentage of such Revolving Credit Loans shall become immediately available to the Agent, and the denominator of which is 365. A statement of the Agent submitted to such Bank with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Agent by such Bank. If the amount of such Bank’s Commitment Percentage of such Revolving Credit Loans is not made available to the Agent by such Bank within three (3) Business Days following such Drawdown Date, the Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Revolving Credit Loans made on such Drawdown Date.

2.9. Optional Currency.

2.9.1. Request for Optional Currency. Subject to the limitations set forth in §2.1, the Borrower may, upon at least three (3) Business Days’ notice to the Agent in substantially the form of Exhibit F hereto (an “OC Notice”), request that one or more Revolving Credit Loans be made as Eurocurrency Rate Loans in an Optional Currency, provided that any Revolving Credit Loan proposed to be made under this §2.9.1 shall be in an amount not less than $500,000, or a greater amount which is an integral multiple of $100,000, or the Dollar Equivalent in an Optional Currency. Each OC Notice requesting a Revolving Credit Loan in an Optional Currency shall be by telephone, telex, telecopy or cable (in each case confirmed in writing by the Borrower), specifying (a) the amount of the Revolving Credit Loan to be made, (b) the requested date of the proposed borrowing, (c) the requested currency in which the Revolving Credit Loan is to be made, (d) the initial Interest Period for the Revolving Credit Loan to be borrowed, and (e) the Borrower’s account with the Agent, or, in the case of an Optional Currency which is the legal tender of a country in which the Agent has no office, with another depository specified by the Borrower in such country, to which payment of the proceeds of such Revolving Credit Loan is to be made. If any Bank, on or prior to the second Business Day preceding the first day of any Interest Period for which an OC Notice has been delivered requesting a Revolving Credit Loan in an Optional Currency or on any funding date, determines (which determination shall be conclusive) that the Optional Currency is not freely transferable and convertible into Dollars or that it will be impracticable for such Bank to fund the Revolving Credit Loan in such Optional Currency, then such Bank shall so notify Agent, which notification shall be given immediately by the Agent to the Borrower, and such Bank’s portion of the requested Revolving Credit Loan shall, notwithstanding any contrary election by the Borrower or any other provisions hereof, be denominated in Dollars as a Prime Rate Loan unless the Borrower, one Business Day prior to the commencement of the Interest Period and pursuant to the terms of §2.6, elects to have such Revolving Credit Loan denominated in Dollars as a Eurocurrency Rate Loan. Subject to the foregoing and to the satisfaction of the terms and conditions of §§12 and 13, each Revolving Credit Loan requested to be made in an Optional Currency will be made on the date specified therefor in the OC Notice, in the currency requested in the OC Notice and, upon being so made, will have the Interest Period requested in the OC Notice. Notwithstanding anything to the contrary contained herein, the aggregate outstanding amount of all Revolving Credit Loans denominated in an Optional Currency shall not exceed the Dollar Equivalent of $15,000,000 at any time.

2.9.2. Exchange Rate. For purposes of this Credit Agreement, the amount in one currency which shall be equivalent on any particular date to a specified amount in another currency shall be that amount (as conclusively ascertained by the Agent by its normal banking practices, absent manifest error) in the first currency which is or could be purchased by the Agent (in accordance with normal banking practices) with such specified amount in the second currency in the London interbank market or any other recognized offshore interbank market selected by the Agent in good faith for delivery on such date at the spot rate of exchange prevailing at 10:00 A.M. (Boston time) (or as soon thereafter as practicable) on such date (such amount described in this §2.9.2, the “Rate of Exchange”).

2.9.3. Denominations. In the event that any portion of the funds available under the terms of this Credit Agreement is denominated in an Optional Currency, the Dollar Equivalent of such portion of the funds shall be calculated pursuant to §2.9.2 above. The amount so determined shall then be added to the amount already outstanding in Dollars for the purpose of determining the remaining availability of funds under §2.1 and §2.9.1 hereof and any required repayments under the following §2.9.4.

2.9.4. Repayment. If at any time prior to the Revolving Credit Loan Maturity Date, the Dollar Equivalent of the aggregate principal amount outstanding of all Revolving Credit Loans, Unpaid Reimbursement Obligations and the Maximum Drawing Amount hereunder shall exceed the Total Commitment as a result of fluctuations in respective conversion rates, the Borrower shall pay or cause to be paid immediately, upon demand made by the Agent, such amounts as are sufficient to eliminate such excess and to reduce the aggregate principal amount outstanding to the Dollar Equivalent of the Total Commitment. In the event there are any Revolving Credit Loans outstanding which are denominated in an Optional Currency, the Agent shall provide the Banks and the Borrower with calculations on the last day of each calendar month that such Revolving Credit Loans are outstanding as to the Dollar Equivalents of such Revolving Credit Loans.

2.9.5. Funding. Each Bank may make any Eurocurrency Rate Loan denominated in an Optional Currency by causing any of its foreign branches or foreign affiliates to make such Eurocurrency Rate Loan (whether or not such branch or affiliate is named as a lending office on the signature pages hereof); provided that in such event the obligation of the Borrower to repay such Eurocurrency Rate Loan shall nevertheless be to such Bank and shall, for all purposes of this Credit Agreement (including without limitation for purposes of the definition of the term “Majority Banks”) be deemed made by such Bank, to the extent of such Eurocurrency Rate Loan, for the account of such branch or affiliate.

2.10. Settlements.

2.10.1. General. On each Settlement Date, the Agent shall, not later than 11:00 a.m. (Boston time), give telephonic or facsimile notice (a) to the Banks and the Borrower of the respective outstanding amount of Revolving Credit Loans made by the Agent on behalf of the Banks from the immediately preceding Settlement Date through the close of business on the prior day and the amount of any Eurocurrency Rate Loans to be made (following the giving of notice pursuant to §2.6.1(ii)) on such date pursuant to a Loan Request and (b) to the Banks of the amount (a “Settlement Amount”) that each Bank (a “Settling Bank”) shall pay to effect a Settlement of any Revolving Credit Loan. A statement of the Agent submitted to the Banks and the Borrower or to the Banks with respect to any amounts owing under this §2.10 shall be prima facie evidence of the amount due and owing. Each Settling Bank shall, not later than 3:00 p.m. (Boston time) on such Settlement Date, effect a wire transfer of Same Day Funds to the Agent in the amount of the Settlement Amount for such Settling Bank. All funds advanced by any Bank as a Settling Bank pursuant to this §2.10 shall for all purposes be treated as a Revolving Credit Loan made by such Settling Bank to the Borrower and all funds received by any Bank pursuant to this §2.10 shall for all purposes be treated as repayment of amounts owed with respect to Revolving Credit Loans made by such Bank. In the event that any bankruptcy, reorganization, liquidation, receivership or similar cases or proceedings in which the Borrower is a debtor prevent a Settling Bank from making any Revolving Credit Loan to effect a Settlement as contemplated hereby, such Settling Bank will make such dispositions and arrangements with the other Banks with respect to such Revolving Credit Loans, either by way of purchase of participations, distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bank’s share of the outstanding Revolving Credit Loans being equal, as nearly as may be, to such Bank’s Commitment Percentage of the outstanding amount of the Revolving Credit Loans.

2.10.2. Failure to Make Funds Available. The Agent may, unless notified to the contrary by any Settling Bank prior to a Settlement Date, assume that such Settling Bank has made or will make available to the Agent on such Settlement Date the amount of such Settling Bank’s Settlement Amount, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Settling Bank makes available to the Agent such amount on a date after such Settlement Date, such Settling Bank shall pay to the Agent on demand an amount equal to the product of (a) the average computed for the period referred to in clause (c) below, of the Overnight Rate for each day included in such period, times (b) the amount of such Settlement Amount, times (c) a fraction, the numerator of which is the number of days that elapse from and including such Settlement Date to the date on which the amount of such Settlement Amount shall become immediately available to the Agent, and the denominator of which is 360. A statement of the Agent submitted to such Settling Bank with respect to any amounts owing under this §2.10.2 shall be prima facie evidence of the amount due and owing to the Agent by such Settling Bank. If such Settling Bank’s Settlement Amount is not made available to the Agent by such Settling Bank within three (3) Business Days following such Settlement Date, the Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Revolving Credit Loans as of such Settlement Date.

2.10.3. No Effect on Other Banks. The failure or refusal of any Settling Bank to make available to the Agent at the aforesaid time and place on any Settlement Date the amount of such Settling Bank’s Settlement Amount shall not (a) relieve any other Settling Bank from its several obligations hereunder to make available to the Agent the amount of such other Settling Bank’s Settlement Amount or (b) impose upon any Bank, other than the Settling Bank so failing or refusing, any liability with respect to such failure or refusal or otherwise increase the Commitment of such other Bank.

2.11. Intentionally Omitted.

3. REPAYMENT OF THE REVOLVING CREDIT LOANS.

3.1. Maturity. The Borrower promises to pay on the Revolving Credit Loan Maturity Date, and there shall become absolutely due and payable on the Revolving Credit Loan Maturity Date, all of the Revolving Credit Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

3.2. Mandatory Repayments of Revolving Credit Loans. If at any time the sum of the outstanding amount of the Revolving Credit Loans, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the Total Commitment at such time, then the Borrower shall immediately pay the amount of such excess to the Agent for the respective accounts of the Banks for application: first, to any Unpaid Reimbursement Obligations; second, to the Revolving Credit Loans; and third, to provide to the Agent Cash Collateral for Reimbursement Obligations as contemplated by §4.2(b) and (c). In addition, the Borrower promises to the Agent for the respective accounts of the Banks immediately upon receipt thereof, 100% of the Net Cash Proceeds (a) in excess of $5,000,000 from the sale or other disposition of assets permitted by §10.5.2 (other than the sale of inventory or the licensing of intellectual property in the ordinary course of business consistent with past practice), (b) from any equity issuances permitted hereunder by the Parent Companies, the Borrower or their Subsidiaries; or (c) from debt issuances permitted hereunder by the Parent Companies, the Borrower or their Subsidiaries, pursuant to any public offerings or debt offerings under Rule 144(a) of the Rule and Regulations of the Securities and Exchange Commission, all of which amounts shall be applied in accordance with the preceding sentence of this §3.2. Each payment of any Unpaid Reimbursement Obligations or prepayment of Revolving Credit Loans shall be allocated among the Banks, in proportion, as nearly as practicable, to each Reimbursement Obligation or (as the case may be) the respective unpaid principal amount of each Bank’s Revolving Credit Note, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.

3.3. Optional Repayments of Revolving Credit Loans. The Borrower shall have the right, at its election, to repay the outstanding amount of the Revolving Credit Loans, as a whole or in part, at any time without penalty or premium, provided that any full or partial prepayment of the outstanding amount of any Eurocurrency Rate Loans pursuant to this §3.3 may be made only on the last day of the Interest Period relating thereto. The Borrower shall give the Agent, no later than 10:00 a.m., Boston time, on the day of the proposed prepayment prior written notice (or telephonic notice conformed in a writing by the end of such day) of such proposed prepayment pursuant to this §3.3 of Prime Rate Loans, and three (3) Business Days notice of any proposed prepayment pursuant to this §3.3 of Eurocurrency Rate Loans, in each case specifying the proposed date of prepayment of Revolving Credit Loans and the principal amount to be prepaid. Each such partial prepayment of the Revolving Credit Loans shall be in the amount of $100,000 or an integral multiple thereof (or the Dollar Equivalent) in excess thereof, and shall be applied, in the absence of instruction by the Borrower, first to the principal of Prime Rate Loans and then to the principal of Eurocurrency Rate Loans. Each partial prepayment shall be allocated among the Banks, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Bank’s Revolving Credit Note, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

4. LETTERS OF CREDIT.

4.1. Letter of Credit Commitments.

4.1.1. Commitment to Issue Letters of Credit. Subject to the terms and conditions hereof and the execution and delivery by the Borrower of a letter of credit application on the Issuing Bank’s customary form (a “Letter of Credit Application”), the Issuing Bank on behalf of the Banks and in reliance upon the agreement of the Banks set forth in §4.1.4 and upon the representations and warranties of the Borrower contained herein, agrees, in its individual capacity, to issue and extend for the account of the Borrower one or more standby or documentary letters of credit (individually, a “Letter of Credit”), in such form as may be requested from time to time by the Borrower and agreed to by the Issuing Bank until the Letter of Credit Expiration Date; provided, however, that after giving effect to such request, the sum of the Dollar Equivalent of the aggregate L/C Obligations plus the aggregate amount of all Revolving Credit Loans outstanding shall not exceed the Total Commitment.

(a) Notwithstanding anything to the contrary contained in this §4, no Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any laws applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it;

(ii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank;

(iii) except as otherwise agreed by the Agent and the applicable Issuing Bank, such Letter of Credit is in an initial stated amount less than $50,000, in the case of a documentary Letter of Credit, or $100,000, in the case of a standby Letter of Credit;

(iv) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(v) a default of any Bank’s obligations to fund under this §4 exists or any Bank is at such time a Delinquent Bank hereunder, unless such Issuing Bank has entered into satisfactory arrangements with the Borrower or such Bank to eliminate such Issuing Bank’s risk with respect to such Bank;

(b) The applicable Issuing Bank shall not amend any Letter of Credit if such Issuing Bank would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof;

(c) The applicable Issuing Bank shall be under no obligation to amend any Letter of Credit if (i) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

4.1.2. Letter of Credit Applications. (a) Each Letter of Credit Application shall be completed to the satisfaction of the applicable Issuing Bank and signed by a duly authorized officer of the Borrower. In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern. Such Letter of Credit Application must be received by the applicable Issuing Bank and the Agent not later than 11:00 a.m. (Boston time) at least two Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit, or such later date and time as the Agent and the applicable Issuing Bank may agree in a particular instance in their sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Issuing Bank: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the amount thereof; (iii) the expiry date thereof (which shall be no later than the Letter of Credit Expiration Date); (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (vii) such other matters as the applicable Issuing Bank may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Issuing Bank (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the applicable Issuing Bank may require. Additionally, the Borrower shall furnish to the applicable Issuing Bank and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any documents related thereto, as the applicable Issuing Bank or the Agent may reasonably require.

(b) Promptly after receipt of any Letter of Credit Application, the applicable Issuing Bank will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such Issuing Bank will provide the Agent with a copy thereof. Unless the applicable Issuing Bank has received written notice from any Bank, the Agent or the Borrower or any Guarantor, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in §13 shall not then be satisfied, then, subject to the terms and conditions hereof, the applicable Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices.

4.1.3. Terms of Letters of Credit. Each Letter of Credit issued or extended hereunder shall, among other things, (a) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (b) have an expiry date no later than the Letter of Credit Expiration Date; provided, however, that any Letter of Credit which extends beyond the Revolving Maturity Date shall be subject to §4.2(b) or (c) hereof. Each documentary Letter of Credit so issued or extended shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto in effect at the time of issuance of such Letter of Credit (the “Uniform Customs”) or, in the case of a standby Letter of Credit, unless otherwise expressly agreed by the Issuing Bank and the Borrower, the rules of the International Standby Practices.

4.1.4. Reimbursement Obligations of Banks. Each Bank severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Bank’s Commitment Percentage, to reimburse the Issuing Bank through the Agent on demand for the amount of each draft paid by the Issuing Bank under each Letter of Credit to the extent that such amount is not reimbursed by the Borrower pursuant to §4.2 (such agreement for a Bank being called herein the “Letter of Credit Participation” of such Bank).

4.1.5. Participations of Banks. Each such payment made by a Bank shall be treated as the purchase by such Bank of a participating interest in the Borrower’s Reimbursement Obligation under §4.2 in an amount equal to such payment. Each Bank shall share in accordance with its participating interest in any interest which accrues pursuant to §4.2.

4.2. Reimbursement Obligation of the Borrower. In order to induce the any Issuing Bank to issue and extend each Letter of Credit and the Banks to participate therein, the Borrower hereby agrees to reimburse or pay to the Agent, for the account of the applicable Issuing Bank or (as the case may be) the Banks, with respect to each Letter of Credit issued or extended by the any Issuing Bank hereunder,

(a) except as otherwise expressly provided in §4.2(b) and (c), on each date that any draft presented under such Letter of Credit is honored by the Issuing Bank, or the Issuing Bank otherwise makes a payment with respect thereto, (i) the amount paid by the Issuing Bank under or with respect to such Letter of Credit, and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the Issuing Bank or any Bank in connection with any payment made by the Issuing Bank or any Bank under, or with respect to, such Letter of Credit,

(b) upon the reduction (but not termination) of the Total Commitment to an amount less than the Maximum Drawing Amount, an amount equal to such difference, which amount shall be held by the Agent for the benefit of the applicable Issuing Bank and the Banks and the Agent as Cash Collateral for all Reimbursement Obligations, and

(c) upon the termination of the Total Commitment, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with §14, an amount equal to the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Agent for the benefit of the applicable Issuing Bank and the Banks and the Agent as Cash Collateral for all Reimbursement Obligations.

Each such payment shall be made to the Agent for the account of the applicable Issuing Bank at the Agent’s Head Office in immediately available funds. Interest on any and all amounts remaining unpaid by the Borrower under this §4.2 at any time from the date such amounts become due and payable (whether as stated in this §4.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Agent for the account of the applicable Issuing Bank on demand at the rate specified in §5.11 for overdue principal on the Revolving Credit Loans.

4.3. Letter of Credit Payments.

(a) If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Issuing Bank shall notify the Agent and the Borrower of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. If the Borrower fails to reimburse the Agent for the account of the applicable Issuing Bank as provided in §4.2 on or before the date that such draft is paid or other payment is made by the Issuing Bank, the Agent may at any time thereafter notify the Banks of the amount of any such Unpaid Reimbursement Obligation. No later than 3:00 p.m. (Boston time) on the Business Day next following the receipt of such notice, each Bank shall make available to the Agent for the account of the applicable Issuing Bank, at the Agent’s Head Office, in immediately available funds, such Bank’s Commitment Percentage of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (i) the average, computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Agent for Federal funds acquired by the Agent during each day included in such period, times (ii) the amount equal to such Bank’s Commitment Percentage of such Unpaid Reimbursement Obligation, times (iii) a fraction, the numerator of which is the number of days that elapse from and including the date the Issuing Bank paid the draft presented for honor or otherwise made payment to the date on which such Bank’s Commitment Percentage of such Unpaid Reimbursement Obligation shall become immediately available to the Issuing Bank, and the denominator of which is 360. Each Bank, the Borrower and each Guarantor agrees that, in paying any drawing under a Letter of Credit, the applicable Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document (other than in conformity with the requirements of the Letter of Credit) or the authority of the Person executing or delivering any such document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. In furtherance and not in limitation of the foregoing, the applicable Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the applicable Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(b) With respect to any Unpaid Reimbursement Obligation that is not fully refinanced by a Revolving Credit Loan because the conditions set forth in §13 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable Issuing Bank an extension of credit resulting from and in the amount of the Unpaid Reimbursement Obligation that is not so refinanced, which extension of credit shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Bank’s payment to the Agent for the account of the applicable Issuing Bank pursuant to this §4.3 shall be deemed payment in respect of its participation in such extension of credit and shall constitute a funding of such Bank’s participation in such extension of credit in satisfaction of its participation obligation under this §4. No such funding of such Bank’s participation in such extension of credit shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable Issuing Bank for the amount of any payment made by the applicable Issuing Bank under any Letter of Credit, together with interest as provided herein.

(c) Until each Bank funds its Commitment Percentage of the Revolving Credit Loans or participations as set forth in this §4.3 to reimburse the applicable Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Bank’s Commitment Percentage of such amount shall be solely for the account of the applicable Issuing Bank.

(d) If any Bank fails to make available to the Agent for the account of the applicable Issuing Bank any amount required to be paid by such Bank pursuant to the foregoing provisions of this §4.3 by the time specified in §4.3, the applicable Issuing Bank shall be entitled to recover from such Bank (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the applicable Issuing Bank at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Issuing Bank in accordance with banking industry rules on interbank compensation. A certificate of the applicable Issuing Bank submitted to any Bank (through the Agent) with respect to any amounts owing under this clause (d) shall be conclusive absent manifest error.

(e) At any time after the applicable Issuing Bank has made a payment under any Letter of Credit and has received from any Bank such Bank’s participation in respect of such payment in accordance with this §4.3, if the Agent receives for the account of the applicable Issuing Bank any payment in respect of the related Unpaid Reimbursement Obligation or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Agent), the Agent will distribute to such Bank its Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank’s participation was outstanding) in the same funds as those received by the Agent. If any payment received by the Agent for the account of the applicable Issuing Bank pursuant to §4.3 is required to be returned in connection with any bankruptcy or insolvency proceeding or otherwise (including pursuant to any settlement entered into by the applicable Issuing Bank in its discretion), each Bank shall pay to the Agent for the account of the applicable Issuing Bank its Commitment Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Bank, at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Banks under the immediately preceding sentence shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

4.4. Obligations Absolute. The Borrower’s obligations under this §4 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Agent, the Issuing Bank, any Bank or any beneficiary of a Letter of Credit. The Borrower further agrees with the Agent, the Issuing Bank and the Banks that the Agent, the Issuing Bank and the Banks shall not be responsible for, and the Borrower’s Reimbursement Obligations under §4.2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower against the beneficiary of any Letter of Credit or any such transferee. The Agent, the Issuing Bank and the Banks shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrower agrees that any action taken or omitted by the Agent, the Issuing Bank or any Bank under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith and absent gross negligence, shall be binding upon the Borrower and shall not result in any liability on the part of the Agent, the Issuing Bank or any Bank to the Borrower.

4.5. Reliance by Issuer. To the extent not inconsistent with §4.4, the Issuing Bank shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Issuing Bank. The Issuing Bank shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first have received such advice or concurrence of the Majority Banks as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Issuing Bank shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement in accordance with a request of the Majority Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Banks and all future holders of the Revolving Credit Notes or of a Letter of Credit Participation.

4.6. Letter of Credit Fee. The Borrower shall pay a fee (in each case, a “Letter of Credit Fee”) to the Agent quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the date hereof (a) in respect of each standby Letter of Credit an amount equal to the Applicable Margin for letter of credit fees per annum of the face amount of such standby Letter of Credit, of which an amount equal to one eighth of one percent (1/8%) per annum of the face amount of such standby Letter of Credit shall be for the account of the Issuing Bank, as a fronting fee, and the balance of which Letter of Credit Fee shall be for the accounts of the Banks in accordance with their respective Commitment Percentages and (b) in respect of each documentary Letter of Credit an amount equal to the Applicable Margin for letter of credit fees per annum of the face amount of such documentary Letter of Credit, of which an amount equal to one eighth of one percent

(1/8%) per annum of the face amount of such documentary Letter of Credit shall be for the account of the Issuing Bank, as a fronting fee, and the balance of which Letter of Credit Fee shall be for the accounts of the Banks in accordance with their respective Commitment Percentages. In respect of each Letter of Credit, the Borrower shall also pay to the Agent for the account of the applicable Issuing Bank for the Issuing Bank‘s own account, on date of issuance or any extension of any Letter of Credit and at such other time or times as such charges are customarily made by the Issuing Bank, the Issuing Bank‘s customary issuance, amendment, negotiation or document examination and other administrative fees as in effect from time to time.

4.7. Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount in Dollars of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the documents related thereto, whether or not such maximum face amount is in effect at such time.

4.8. Cash Collateral. Upon the request of the Agent, (i) if the applicable Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an extension of credit resulting from and in the amount of the Unpaid Reimbursement Obligation pursuant to §4.3(a) or (b) if, as of the Revolving Credit Loan Maturity Date, any L/C Obligations for any reason remain outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all such L/C Obligations. Section 3.2 sets forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this §4 and §3.2, “Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the applicable Issuing Bank and the Banks, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Agent and the applicable Issuing Bank (which documents are hereby consented to by the Banks) in an amount equal to 105% of the L/C Obligations. Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Agent, for benefit of the Issuing Bank and the Banks, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

5. CERTAIN GENERAL PROVISIONS.

5.1. Funds for Payments.

5.1.1. Payments to Agent. All payments of principal and interest on Revolving Credit Loans made to the Borrower which are denominated in Dollars, Reimbursement Obligations with respect to Letters of Credit issued in Dollars, Commitment Fees, Letter of Credit Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made on the due date thereof to the Agent in Dollars, for the respective accounts of the Banks and the Agent, at the Agent’s Head Office or at such other place that the Agent may from time to time designate, in each case at or about 11:00 a.m. (Boston, Massachusetts, time or other local time at the place of payment) and in Same Day Funds. All payments of principal and interest on Revolving Credit Loans made to the Borrower which are denominated in an Optional Currency, all Reimbursement Obligations with respect to Letters of Credit issued in an Optional Currency and all other fees hereunder by any local branch or affiliate of any Bank or the Agent located outside of the United States shall be made by the Borrower to the Agent in the currency of such Revolving Credit Loan or Letter of Credit, as the case may be, at or prior to 11:00 a.m., local time, on any payment date, in Same Day Funds, for the account of the Agent, at a depository designated by the Agent in the country in which such Optional Currency is legal tender. Each payment in respect of any Revolving Credit Loan and any Reimbursement Obligations made by the Borrower shall be made in the same currency in which such Revolving Credit Loan was made unless otherwise agreed by the Banks.

5.1.2. No Offset, etc. All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without recoupment, setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent, for the account of the Banks or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Banks or the Agent to receive the same net amount which the Banks or the Agent would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

5.2. Computations. All computations of Commitment Fees, Letter of Credit Fees or other fees shall, unless otherwise expressly provided herein, be based on a 365-day year and paid for the actual number of days elapsed, and all computations of interest on Prime Rate Loans and Eurocurrency Rate Loans shall be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to Eurocurrency Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Revolving Credit Loans as reflected on the Records from time to time shall be considered correct and binding on the Borrower unless within ten (10) Business Days after receipt of any notice by the Agent or any of the Banks of such outstanding amount, the Agent or such Bank shall notify the Borrower to the contrary.

5.3. Inability to Determine Eurocurrency Rate. In the event, prior to the commencement of any Interest Period relating to any Eurocurrency Rate Loan, the Agent shall determine or be notified by the Majority Banks that (a) adequate and reasonable methods do not exist for ascertaining the Eurocurrency Rate, that would otherwise determine the rate of interest to be applicable to any Eurocurrency Rate Loan during any Interest Period or deposits of Dollars or the relevant Optional Currency, as the case may be, in the relevant Interest Period are not available to the Agent or the Banks in any London or other offshore interbank market, or (b) the Eurocurrency Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to the Banks of making or maintaining their Eurocurrency Rate Loans during such period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Banks) to the Borrower and the Banks. In such event (a) any Loan Request or Conversion Request with respect to Eurocurrency Rate Loans shall be automatically withdrawn and, in the case of Revolving Credit Loans denominated in Dollars, shall be deemed a request for Prime Rate Loans to be denominated in Dollars and in the case of any Eurocurrency Rate Loan denominated in an Optional Currency, shall be withdrawn, (b) each Eurocurrency Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, if denominated in Dollars, become a Prime Rate Loan and if denominated in an Optional Currency, be repaid, and (c) the obligations of the Banks to make Eurocurrency Rate Loans shall be suspended until the Agent or the Majority Banks determine that the circumstances giving rise to such suspension no longer exist, whereupon the Agent or, as the case may be, the Agent upon the instruction of the Majority Banks, shall so notify the Borrower and the Banks.

5.4. Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for any Bank to make or maintain Eurocurrency Rate Loans or perform its obligations in respect of any Eurocurrency Rate Loans in an Optional Currency or Currencies, such Bank shall forthwith give notice of such circumstances to the Borrower and the other Banks and thereupon (a) the commitment of such Bank to make Eurocurrency Rate Loans or convert Revolving Credit Loans of another Type to Eurocurrency Rate Loans shall forthwith be suspended and (b) such Bank’s Revolving Credit Loans then outstanding as Eurocurrency Rate Loans and denominated in Dollars, if any, shall be converted automatically to Prime Rate Loans on the last day of each Interest Period applicable to such Eurocurrency Rate Loans or within such earlier period as may be required by law and the Eurocurrency Rate Loans then outstanding and denominated in an Optional Currency, if any, shall be repaid on the last day of each Interest Period applicable to such Eurocurrency Rate Loan or within such earlier period as may be required by law. The Borrower hereby agrees promptly to pay the Agent for the account of such Bank, upon demand by such Bank, any additional amounts necessary to compensate such Bank for any costs incurred by such Bank in making any conversion in accordance with this §5.4, including any interest or fees payable by such Bank to lenders of funds obtained by it in order to make or maintain its Eurocurrency Rate Loans hereunder.

5.5. Additional Costs, etc. If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Bank or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a) subject any Bank or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, such Bank’s Commitment or the Revolving Credit Loans (other than taxes based upon or measured by the income or profits of such Bank or the Agent), or

(b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Bank of the principal of or the interest on any Revolving Credit Loans or any other amounts payable to any Bank or the Agent under this Credit Agreement or any of the other Loan Documents, or

(c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit,

reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Bank, or

(d) impose on any Bank or the Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, the Revolving Credit Loans, such Bank’s Commitment, or any class of loans, letters of credit or commitments of which any of the Revolving Credit Loans or such Bank’s Commitment forms a part, and the result of any of the foregoing is

(i) to increase the cost to any Bank of making, funding, issuing, extending or maintaining any of the Revolving Credit Loans or such Bank’s Commitment or any Letter of Credit, or

(ii) to reduce the amount of principal, interest, Reimbursement Obligation or other amount payable to such Bank or the Agent hereunder on account of such Bank’s Commitment, any Letter of Credit or any of the Revolving Credit Loans, or

(iii) to require such Bank or the Agent to make any payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, upon demand made by such Bank or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Bank or the Agent such additional amounts as will be sufficient to compensate such Bank or the Agent for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation.

5.6. Capital Adequacy. If after the date hereof any Bank or the Agent determines that (a) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a court or governmental authority with appropriate jurisdiction, or (b) compliance by such Bank or the Agent or any corporation controlling such Bank or the Agent with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Bank’s or the Agent’s commitment with respect to any Revolving Credit Loans to a level below that which such Bank or the Agent could have achieved but for such adoption, change or compliance (taking into consideration such Bank’s or the Agent’s then existing policies with respect to capital adequacy and assuming full utilization of such entity’s capital) by any amount deemed by such Bank or (as the case may be) the Agent to be material, then such Bank or the Agent may notify the Borrower of such fact. To the extent that the amount of such reduction in the return on capital is not reflected in the Prime Rate, the Borrower and such Bank shall thereafter attempt to negotiate in good faith, within thirty (30) days of the day on which the Borrower receives such notice, an adjustment payable hereunder that will compensate such Bank for such reduction. If the Borrower and such Bank are unable to agree to such adjustment within thirty (30) days of the date on which the Borrower receives such notice, then commencing on the date of such notice (but not earlier than the effective date of any such increased capital requirement), the fees payable hereunder shall increase by an amount that will, in such Bank’s reasonable determination, provide adequate compensation. Each Bank shall allocate such cost increases among its customers in good faith and on an equitable basis.

5.7. Certificate. A certificate setting forth any additional amounts payable pursuant to §§5.7 or 5.8 and a brief explanation of such amounts which are due, submitted by any Bank or the Agent to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing.

5.8. Indemnity. The Borrower agrees to indemnify each Bank and to hold each Bank harmless from and against any loss, cost or expense that such Bank may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any Eurocurrency Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain its Eurocurrency Rate Loans, (b) default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a Loan Request or a Conversion Request relating thereto in accordance with §2.6 or §2.7 or (c) the making of any payment of principal of a Eurocurrency Rate Loan or the making of any conversion of any such Revolving Credit Loan to a Prime Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain any such Revolving Credit Loans.

5.9. Interest After Default.

5.9.1. Overdue Amounts. Overdue principal and (to the extent permitted by applicable law) interest on the Revolving Credit Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest compounded monthly and payable on demand at a rate per annum equal to two percent (2%) above the interest rate otherwise applicable to such Revolving Credit Loans and two percent (2%) above the Letter of Credit Fees applicable to any outstanding Letters of Credit until such amount shall be paid in full (after as well as before judgment).

5.9.2. Amounts Not Overdue. During the continuance of an Event of Default the principal of the Revolving Credit Loans not overdue and the amount of all L/C Obligations shall, until such Default or Event of Default has been cured or remedied or such Default or Event of Default has been waived by the Majority Banks pursuant to §27, bear interest at a rate per annum equal to two percent (2%) above the interest rate otherwise applicable to such Revolving Credit Loans pursuant to §2.5 or, as the case may be, equal to two percent (2%) above the Letter of Credit Fee applicable to any Letter of Credit. Notwithstanding the co-existence of a payment Default or Event of Default (as described in §5.9.1) and a non-payment Default or Event of Default (as described in this §5.9 .2), the rate of interest on the Revolving Credit Loans and (to the extent permitted by applicable law) interest thereon shall not be greater than two percent (2%) above the interest rate otherwise applicable to such Revolving Credit Loans and the Letter of Credit Fees payable with respect to any Letter of Credit shall not be greater than two percent (2%) above the Letter of Credit Fee applicable to such Letter of Credit.

5.10. Currency Matters.

5.10.1. Currency of Account. Dollars are the currency of account and payment for each and every sum at any time due from the Borrower hereunder; provided that:

(a) except as expressly provided in this Credit Agreement, each repayment of a Revolving Credit Loan or a part thereof and each repayment of a Reimbursement Obligation shall be made in the currency in which such Revolving Credit Loan or Letter of Credit is denominated at the time of that repayment;

(b) each payment of interest shall be made in the currency in which such principal or other sum in respect of which such interest is payable, is denominated;

(c) each payment of Letter of Credit Fees and the Commitment Fee shall be in Dollars;

(d) each payment in respect of costs, expenses and indemnities shall be made in the currency in which the same were incurred; and

(e) any amount expressed to be payable in a currency other than Dollars shall be paid in that other currency.

No payment to the Agent or any Bank (whether under any judgment or court order or otherwise) shall discharge the obligation or liability in respect of which it was made unless and until the Agent or such Bank shall have received payment in full in the currency in which such obligation or liability was incurred, and to the extent that the amount of any such payment shall, on actual conversion into such currency, fall short of such obligation or liability actual or contingent expressed in that currency, the Borrower shall indemnify and hold harmless the Agent or such Bank, as the case may be, with respect to the amount of the shortfall, with such indemnity surviving the termination of this Credit Agreement and any legal proceeding, judgment or court order pursuant to which the original payment was made which resulted in the shortfall.

5.10.2. Currency Fluctuations. (a) Not later than 11:00 a.m. (Boston time) on the last Business Day of each calendar month (the “Calculation Date”), the Agent shall determine the Dollar Equivalent as of such date. The Dollar Equivalent so determined shall become effective on the first Business Day immediately following such determination (a “Reset Date”) and shall remain effective until the next succeeding Reset Date.

(b) If, on any Reset Date and on the Revolving Credit Loan Maturity Date the Dollar Equivalent of the aggregate outstanding amount of all Revolving Credit Loans, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the Total Commitment for three (3) or more consecutive Business Days (but only as to the Reset Date), then the Borrower shall repay or prepay the Revolving Credit Loans in accordance with this Credit Agreement in an aggregate principal amount such that, after giving effect thereto, the aggregate outstanding amount (expressed in Dollars) of all Revolving Credit Loans plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations no longer exceeds the Total Commitment (expressed in Dollars).

(c) Without limiting subsection §5.10.2(b), if, on any day prior to the Revolving Credit Loan Maturity Date, the aggregate outstanding amount (expressed in Dollars) of all Revolving Credit Loans plus the Maximum Drawing Amount plus the Unpaid Reimbursement Obligations exceeds the Total Commitment by five percent (5%) or more, then (x) the Agent shall give notice thereof to the Borrower and the Banks and (y) within two (2) Business Days thereafter, the Borrower shall repay or prepay the Revolving Credit Loans in accordance with this Credit Agreement in an aggregate principal amount such that, after giving effect thereto, the aggregate outstanding amount (expressed in Dollars) of all Revolving Credit Loans plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations no longer exceeds the Total Commitment (expressed in Dollars). Nothing set forth in this §5.10.2 shall be construed to require the Agent to calculate daily compliance under this §5.10.2 unless expressly requested to do so by a Bank.

5.11. European Monetary Union. If, as a result of the implementation of the EMU in any country which has not, as of the date hereof, so implemented the EMU:

(i) such country’s currency ceases to be the lawful currency of such country and is replaced by the Euro as the lawful currency of such nation, or

(ii) such currency and the Euro are at the same time recognized by the central bank or comparable authority of such country as lawful currency of such nation and the Agent or the Majority Banks shall so request or the Borrower shall so request and the Agent or the Majority Banks shall so consent, in a notice delivered to the Borrower, then:

(A) any amount payable hereunder by the Banks to the Borrower, or by the Borrower to the Banks in such local currency shall instead be payable in the Euro and the amount so payable shall be determined by translating the amount payable in such currency to the Euro at the exchange rate recognized by the European Central Bank for the purpose of implementing the EMU; and

(B) if so specified in the notice delivered under the foregoing clause (ii) or in any subsequent notice referring to such clause, such local currency recognized at the same time as the Euro shall no longer be available as an Optional Currency for purposes of this Credit Agreement, effective at the expiration of the period of five (5) Business Days following the Borrower’s receipt of such notice. Such notice shall apply to (1) any Revolving Credit Loan to be made on or after the expiration of such five (5) Business Day period or (2) any Revolving Credit Loan outstanding at the end of such five (5) Business Day period and denominated in such Optional Currency, following the expiration of the Interest Period applicable to such outstanding Revolving Credit Loan at the time of the expiration of such five (5) Business Day period.

(b) The Agent may in its discretion by notice to the Banks and the Borrower:

(i) modify the definition of “Business Day” to include a principal financial center of any Participating Member State where Revolving Credit Loans to bear interest by reference to the Euro Interbank Rate are funded, or any amounts are or are to be paid in Euros;

(ii) designate an account or accounts at a bank in a principal financial center of any Participating Member State for receiving payments to the Agent, whether for the account of the Agent or for the account of the Banks, in immediately available funds, in Euros or for disbursing Revolving Credit Loans to bear interest by reference to the Euro Interbank Rate;

(iii) designate the date or time for fixing the Euro Interbank Rate for any Interest Period to be consistent with any practice or convention in the London interbank market;

(iv) designate other mechanics for fixing the Euro Interbank Rate to be, in the reasonable judgment of the Agent, as nearly as may be, consistent with the mechanics for determining rates for other Optional Currencies (e.g. by reference to Reuters screen or page) and also consistent with any practice or convention in the London interbank market (e.g. by reference to a comparable Reuters screen or page for the Euro);

(v) designate the period of notice from the Borrower to the Agent required for the Borrower to borrow any Revolving Credit Loan to be denominated in Euros or to convert any Revolving Credit Loan denominated in another Optional Currency to a Revolving Credit Loan denominated in Euros;

(vi) designate the basis of accrual of interest, fees or other amounts to be consistent with any practice or convention in the London interbank market with respect to amounts calculated or payable in Euros;

(vii) where this Credit Agreement specifies a minimum amount or integral multiple thereof, designate what the Agent considers a reasonably comparable and convenient minimum amount and integral multiple for the Euro; and

(viii) where this Credit Agreement specifies an amount to be paid in an Optional Currency that is, under the terms of this §5.11, to be paid in Euros, designate a convenient amount in Euros to account for de minimis rounding.

(c) Section 5.3 shall not apply in the event that the local currency is not available or an interbank offered rate may not be quoted for such currency, solely because such currency ceases to be lawful currency of the nation issuing such currency and is replaced by the Euro as the lawful currency of such nation, so long as the Euro is available as an Optional Currency and the Euro Interbank Rate may be quoted for the Euro.

(d) The Borrower agrees, at the request of the Majority Banks, at the time of or at any time following the implementation of the EMU in any country after the Closing Date and within thirty (30) days following such request, to enter into an agreement amending this Credit Agreement in such manner as the Majority Banks shall reasonably specify in order further to reflect the implementation of the EMU and to place the parties hereto in the position they would have been in had the EMU not been implemented in such country.

(e) The Borrower agrees, at the request of any Bank, to compensate such Bank for any reasonable loss, cost, expense or reduction in return that shall be incurred or sustained by such Bank as a result of the implementation of the EMU and that would not have been incurred or sustained but for the transactions provided for herein. A certificate of a Bank setting forth (i) the amount or amounts necessary to compensate such Bank, (ii) a description of the nature of the loss or expense sustained or incurred by such Bank as a consequence thereof and (iii) a reasonably detailed explanation of the calculation thereof shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Bank the amount shown as due on any such certificate within ten (10) days after receipt thereof.

5.12. Lending Office. Each Revolving Credit Loan made by any Bank in an Optional Currency, and each payment by the Borrower in respect thereof, shall be made by, or, as the case may be, for the account of, such applicable lending office of the Agent as the Agent shall designate.

5.13. Replacement of Banks. If any Bank (an “Affected Bank”) (a) makes demand upon the Borrower for (or if the Borrower is otherwise required to pay) amounts pursuant to §§5.5 or 5.6, (b) is unable to make or maintain Eurocurrency Rate Loans as a result of a condition described in §5.4 or (c) is unable to make any Revolving Credit Loan or issue, extend or renew any Letter of Credit as described in §13.2, the Borrower may, within ninety (90) days of receipt of such demand, notice (or the occurrence of such other event causing the Borrower to be required to pay such compensation or causing §5.4 or §13.2 to be applicable), or default, as the case may be, by notice (a “Replacement Notice”) in writing to the Agent and such Affected Bank (1) request the Affected Bank to cooperate with the Borrower in obtaining a replacement bank satisfactory to the Agent and the Borrower (the “Replacement Bank”); (2) request the non-Affected Banks to acquire and assume all of the Affected Bank’s Revolving Credit Loans and Commitment, as provided herein, but none of such Banks shall be under an obligation to do so; or (3) designate a Replacement Bank which is an Eligible Assignee that is reasonably satisfactory to the Agent. If any satisfactory Replacement Bank shall be obtained, and/or if any one or more of the non-Affected Banks shall agree to acquire and assume all of the Affected Bank’s Loans and Commitment, then such Affected Bank shall assign, in accordance with §20, all of its Commitment and Revolving Credit Loans, its Revolving Credit Note and other rights and obligations under this Credit Agreement and all other Loan Documents to such Replacement Bank or non-Affected Banks, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Bank; provided, however, that (x) such assignment shall be without recourse, representation or warranty (except as to the Affected Bank’s authority to convey the transferred interests) and shall be on terms and conditions reasonably satisfactory to such Affected Bank and such Replacement Bank and/or non-Affected Banks, as the case may be, and (4) prior to any such assignment, the Borrower shall have paid to such Affected Bank all amounts properly demanded and unreimbursed under §§5.5 and 5.6. Upon the effective date of such assignment, the Borrower shall issue replacement Note(s) to such Replacement Bank and/or non-Affected Banks, as the case may be, and such institution shall become a “Bank” for all purposes under this Credit Agreement and the other Loan Documents.

6. GUARANTY.

6.1. Guaranty of Payment and Performance. Each of the Parent Companies hereby jointly and severally guarantees to the Agent and the Banks, the full and punctual payment when due (whether at stated maturity, by required pre-payment, by acceleration or otherwise), as well as the performance, of all of the Obligations including all such which would become due but for the operation of the automatic stay pursuant to §362(a) of the Federal Bankruptcy Code and the operation of §§502(b) and 506(b) of the Federal Bankruptcy Code. This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of all of the Obligations and not of their collectability only and is in no way conditioned upon any requirement that the Agent or any Bank first attempt to collect any of the Obligations from the Borrower or resort to any collateral security or other means of obtaining payment. Should an Event of Default have occurred and be continuing, the obligations of each Parent Company hereunder with respect to the Obligations shall, upon demand by the Agent, become immediately due and payable to the Agent, for the benefit of the Banks and the Agent, without demand or notice of any nature, all of which are expressly waived by each such Parent Company. Payments by any Parent Company hereunder may be required by the Agent on any number of occasions. All payments by the Parent Companies hereunder shall be made to the Agent, in the manner and at the place of payment specified therefor in §5.3.1 hereof, for the account of the Banks and the Agent.

6.2. Parent Companies’ Agreement to Pay Enforcement Costs, etc. Each of the Parent Companies further jointly and severally agrees, as the principal obligor and not as a guarantor only, to pay to the Agent, on written demand, all reasonable costs and expenses (including court costs and reasonable legal expenses and either of (but not both) external or internal counsel) incurred or expended by any Agent or any Bank in connection with the Obligations, this Guaranty and the enforcement thereof, together with interest on amounts recoverable under this §6 from the time when such amounts become due until payment, whether before or after judgment, at the rate of interest for overdue principal set forth in §5.11 hereof, provided that if such interest exceeds the maximum amount permitted to be paid under applicable law, then such interest shall be reduced to such maximum permitted amount.

6.3. Waivers by the Parent Companies; Banks’ Freedom to Act. Each of the Parent Companies jointly and severally agrees that the Obligations will be paid and performed strictly in accordance with their respective terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Bank with respect thereto. Each of the Parent Companies waives promptness, diligence, presentment, demand, protest, notice of acceptance, notice of any Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Borrower or any other entity or other Person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally. Without limiting the generality of the foregoing, each of the Parent Companies agrees to the provisions of any instrument evidencing, securing or otherwise executed in connection with any Obligation and agrees that the obligations of such Parent Company hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Agent or any Bank to assert any claim or demand or to enforce any right or remedy against the Borrower or any other entity or other person primarily or secondarily liable with respect to any of the Obligations; (b) any extensions, compromise, refinancing, consolidation or renewals of any Obligation; (c) any change in the time, place or manner of payment of any of the Obligations or any rescissions, waivers, compromise, refinancing, consolidation or other amendments or modifications of any of the terms or provisions of this Credit Agreement, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (d) the addition, substitution or release of any entity or other person primarily or secondarily liable for any Obligation; (e) the adequacy of any rights which the Agent or any Bank may have against any collateral security or other means of obtaining repayment of any of the Obligations; (f) the impairment of any Collateral securing any of the Obligations, including without limitation the failure to perfect or preserve any rights which the Agent or any Bank might have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security; or (g) any other act or omission which might in any manner or to any extent vary the risk of such Parent Company or otherwise operate as a release or discharge of such Parent Company (other than the indefeasible payment in full, in cash, of all of the Obligations and the irrevocable termination of the Total Commitment), all of which may be done without notice to the Parent Companies. To the fullest extent permitted by law, each of the Parent Companies hereby expressly waives any and all rights or defenses arising by reason of (i) any “one action” or “anti-deficiency” law which would otherwise prevent the Agent or any Bank from bringing any action, including any claim for a deficiency, or exercising any other right or remedy (including any right of set-off), against such Parent Company before or after the Agent’s or such Bank’s commencement or completion of any foreclosure action, whether judicially, by exercise of power of sale or otherwise, or (ii) any other law which in any other way would otherwise require any election of remedies by the Agent or any Bank.

6.4. Unenforceability of Obligations Against Borrower. If for any reason the Borrower has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from the Borrower by reason of the Borrower’s insolvency, bankruptcy or reorganization or by other operation of law or for any other reason (other than the indefeasible payment in full, in cash, of all of the Obligations and the irrevocable termination of the Total Commitment), to the extent permitted by law, this Guaranty shall nevertheless be binding on the Parent Companies to the same extent as if the Parent Companies at all times had been the principal obligors on all such Obligations. In the event that acceleration of the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, or for any other reason, all such amounts otherwise subject to acceleration under the terms of this Credit Agreement, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any Obligation shall be immediately due and payable by the Parent Companies.

6.5. Subrogation; Subordination.

6.5.1. Postponement of Rights Against Borrower. Until the termination of the Total Commitment and final payment and performance in full in cash of all of the Revolving Credit Loans and other accrued Obligations: none of the Parent Companies shall exercise any rights against the Borrower arising as a result of payment by any Parent Company hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with the Agent or any Bank in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature; none of the Parent Companies will claim any setoff, recoupment or counterclaim against the Borrower in respect of any liability of any Parent Company to the Borrower; and each of the Parent Companies waives any benefit of and any right to participate in any collateral security which may be held by the Agent or any Bank.

6.5.2. Subordination. The payment of any amounts due with respect to any indebtedness of the Borrower for money borrowed or credit received now or hereafter owed to any Parent Company is hereby subordinated to the prior payment in full in cash of all of the Obligations. Each of the Parent Companies agrees that, after the occurrence and during the continuance of any Event of Default, the Parent Companies will not demand, sue for or otherwise attempt to collect any such indebtedness of the Borrower to the Parent Companies until all of the Obligations shall have been paid in full. If, notwithstanding the foregoing sentence, each of the Parent Companies shall collect, enforce or receive any amounts in respect of such indebtedness while an Event of Default shall have occurred and be continuing, such amounts shall be collected, enforced and received by each of the Parent Companies as trustee for the Banks and the Agent and be paid over to the Agent, for the benefit of the Banks and the Agent, on account of the Obligations without affecting in any manner the liability of any of the Parent Companies under the other provisions of this Guaranty.

6.5.3. Provisions Supplemental. The provisions of this §6.5 shall be supplemental to and not in derogation of any rights and remedies of the Banks and the Agent under any separate subordination agreement which the Agent may at any time and from time to time enter into with any of the Parent Companies for the benefit of the Banks and the Agent.

6.6. Security; Setoff. Each of the Parent Companies grants to the Agent and the Banks, as security for the full and punctual payment and performance of all of the Parent Companies’ obligations hereunder, a continuing lien on and security interest in all securities or other property belonging to such Parent Company now or hereafter held by the Agent or such Bank and in all deposits (general or special, time or demand, provisional or final) and other sums credited by or due from the Agent or such Bank to such Parent Company or subject to withdrawal by such Parent Company. Regardless of the adequacy of any collateral security or other means of obtaining payment of any of the Obligations, each of the Agent and the Banks is hereby authorized at any time and from time to time during the continuance of any payment Default or any Event of Default, without notice to any Parent Companies (any such notice being expressly waived by each of the Parent Companies) and to the fullest extent permitted by law, to set off and apply such deposits and other sums against the obligations of each of the Parent Companies under this Guaranty, whether or not the Agent or such Bank shall have made any demand under this Guaranty and although such obligations may be contingent or unmatured. The Agent and the Banks shall endeavor to give the Borrower prompt notice, in no event later than five (5) days after the application of such deposits, of such application, provided, however, that failure of the Agent or any Bank to give the Borrower such notice shall not affect any of the Agent’s or Banks’ rights hereunder.

6.7. Further Assurances. Each of the Parent Companies agrees that it will from time to time, at the request of the Agent, do all such things and execute all such documents as the Agent may reasonably consider necessary or desirable to give full effect to this Guaranty and to perfect and preserve the rights and powers of the Banks and the Agent hereunder. Each of the Parent Companies acknowledges and confirms that it has established its own adequate means of obtaining from the Borrower on a continuing basis all information desired by it concerning the financial condition of the Borrower and that it will look to the Borrower and not to the Agent or any Bank in order for it to keep adequately informed of changes in any of the Borrower’s financial condition.

6.8. Reinstatement. Notwithstanding any termination of this Guaranty upon the final payment in full, in cash, of the Obligations, this Guaranty shall continue to be effective or be reinstated, if at any time any payment made or value received with respect to any Obligation is rescinded or must otherwise be returned by the Agent or any Bank upon the insolvency, bankruptcy or reorganization of the Borrower, or otherwise, all as though such payment had not been made or value received.

6.9. Successors and Assigns. This Guaranty shall be binding upon each of the Parent Companies, its successors and assigns, and shall inure to the benefit of the Agent and the Banks and their respective successors, and permitted transferees and assigns. Without limiting the generality of the foregoing sentence, each Bank may, in accordance with the provisions of §20 and subject to the limitations set forth therein, assign or otherwise transfer this Credit Agreement, the other Loan Documents or any other agreement or note held by it evidencing, securing or otherwise executed in connection with the Obligations, or sell participations in any interest therein, to any other entity or other person, and such other entity or other person shall thereupon become vested, to the extent set forth in the agreement evidencing such assignment, transfer or participation, with all the rights in respect thereof granted to such Bank herein. None of the Parent Companies may assign any of its obligations hereunder except as otherwise expressly permitted under this Credit Agreement.

7. COLLATERAL SECURITY AND GUARANTIES.

7.1. Security of Borrower. The Obligations shall be secured by a perfected first priority security interest (subject only to Permitted Liens entitled to priority under applicable law) in all of the assets of the Borrower, whether now owned or hereafter acquired, including, other than with respect to the Restricted Subsidiaries, all of the stock or other equity interests of each of its domestic Subsidiaries and up to sixty-five percent (65%) of the stock or other equity interests in each of its direct foreign Subsidiaries, pursuant to the terms of the Security Documents to which the Borrower is a party. For purposes of this §7.1, “domestic Subsidiaries” means those Subsidiaries wherever incorporated or organized so long as the pledge of 100% of their stock or other equity interests by their shareholder(s) does not trigger a tax liability for such shareholder(s).

7.2. Guaranties and Security of Subsidiaries. The Obligations shall also be guaranteed pursuant to the terms of the Guaranty. The obligations of the Guarantors under the Guaranty shall be in turn secured by a perfected first priority security interest (subject only to Permitted Liens entitled to priority under applicable law) in all of the assets of each such Guarantor, whether now owned or hereafter acquired, including, other than with respect to the Restricted Subsidiaries, all of the stock or other equity interests of each of such Guarantor’s domestic Subsidiaries (other than the pledge by BSHI of the membership interests in the Borrower which shall be limited to 65%), all of the stock or other equity interests of DM Europe Limited, and up to sixty-five percent (65%) of the stock or other equity interests in each of such Guarantor’s other direct foreign Subsidiaries, pursuant to the terms of the Security Documents to which such Guarantor is a party.

8. REPRESENTATIONS AND WARRANTIES.

Each of the Parent Companies and the Borrower represents and warrants to the Banks and the Agent as follows:

8.1. Corporate Authority.

8.1.1. Incorporation; Good Standing. Each of the Parent Companies, the Borrower and their Subsidiaries (a) is a corporation, business trust or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of its state or country of incorporation or formation, (b) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation, business trust, limited liability company or similar business entity, as the case may be, and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a materially adverse effect on the business, assets or financial condition of such Parent Company, the Borrower or such Subsidiary.

8.1.2. Authorization. The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which any of the Parent Companies, the Borrower or any of their Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (a) are within the authority of such Person, (b) have been duly authorized by all necessary corporate (or similar organizational) proceedings, (c) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any of the Parent Companies, the Borrower or any of their Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to any of the Parent Companies, the Borrower or any of their Subsidiaries and (d) do not conflict with any provision of the corporate charter, memorandum and articles of association, or bylaws or similar organization document of, or any agreement or other instrument binding upon, any of the Parent Companies, the Borrower or any of their Subsidiaries.

8.1.3. Enforceability. The execution and delivery of this Credit Agreement and the other Loan Documents to which any of the Parent Companies, the Borrower or any of their Subsidiaries is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

8.2. Governmental Approvals. The execution, delivery and performance by any of the Parent Companies, the Borrower and any of their Subsidiaries of this Credit Agreement and the other Loan Documents to which any of the Parent Companies, the Borrower or any of their Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent, order or authorization of or license by, or giving of notice to, or taking any other action with respect to, or filing with, any governmental agency or authority of any jurisdiction, or other fiscal, monetary or other authority under any provision of any laws or governmental rules, regulations, orders or decrees of any jurisdiction or the central bank of any jurisdiction or other fiscal, monetary or other authority under any provision of any laws or governmental rules, regulations, orders or decrees of any jurisdiction applicable to and binding on such Person other than those already obtained.

8.3. Title to Properties; Leases. Except as indicated on Schedule 8.3 hereto, each of the Parent Companies, the Borrower and their Subsidiaries own all of the assets reflected in the consolidated balance sheet of Digitas and its Subsidiaries as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

8.4. Financial Statements, Projections and Solvency.

8.4.1. Fiscal Year. Each of the Parent Companies, the Borrower and each of their Subsidiaries has a fiscal year which is the twelve months ending on December 31 of each calendar year.

8.4.2. Financial Statements. There has been furnished to each of the Banks a consolidated balance sheet of the Parent Companies, the Borrower and their Subsidiaries as at the Balance Sheet Date, and a consolidated statement of income of the Parent Companies, the Borrower and their Subsidiaries for the fiscal year then ended, certified by Ernst & Young LLP. Such balance sheet and statement of income have been prepared in accordance with generally accepted accounting principles and fairly present the financial condition of the Parent Companies, the Borrower and their Subsidiaries as at the close of business on the date thereof and the results of operations for the fiscal year then ended. There are no contingent liabilities of or any of the Parent Companies, the Borrower or any of their Subsidiaries as of such date involving material amounts, known to the officers of the Borrower, which were not disclosed in such balance sheet and the notes related thereto.

8.4.3. Projections. The projections of the annual operating budgets of the Parent Companies, the Borrower and their Subsidiaries on a consolidated basis, balance sheets and cash flow statements for the 2005 fiscal year, copies of which have been delivered to each Bank, disclose all assumptions made in formulating such projections. To the knowledge of any of the Parent Companies, the Borrower or any of their Subsidiaries, no facts exist that (individually or in the aggregate) could reasonably be expected to result in any material change in any of such projections taking into account any updates to such projections pursuant to §9.4(g) . The projections are based upon reasonable estimates and assumptions, have been prepared on the basis of the assumptions stated therein and reflect the reasonable estimates of the Parent Companies, the Borrower and their Subsidiaries of the results of operations and other information projected therein.

8.4.4. Solvency. The Parent Companies, the Borrower and their Subsidiaries, on a consolidated and consolidating basis, both before and after giving effect to the transactions contemplated by this Credit Agreement and the other Loan Documents (a) are solvent; (b) have assets having a fair value in excess of their liabilities; (c) have assets having a fair value in excess of the amount required to pay their liabilities on existing debts as such debts become due and payable, and (d) have, and expect to continue to have, access to adequate capital for the conduct of their business and the ability to pay their debts from time to time incurred in connection with the operation of their business as such debts mature.

8.5. No Material Changes, etc. Since the Balance Sheet Date there has occurred no materially adverse change in the financial condition or business of the Parent Companies, the Borrower and their Subsidiaries as shown on or reflected in the consolidated balance sheet of the Parent Companies, the Borrower and their Subsidiaries as at the Balance Sheet Date, or the consolidated statement of income for the fiscal year then ended, other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business or financial condition of any of the Parent Companies, the Borrower or any of their Subsidiaries. Since the Balance Sheet Date, the Borrower has not made any Distribution, except as may be permitted by §10.4 hereof.

8.6. Franchises, Patents, Copyrights, etc. Each of the Parent Companies, Borrower and their Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others.

8.7. Litigation. Except as set forth in the Letter Agreement, there are no actions, suits, proceedings or investigations of any kind pending or threatened in writing against any of the Parent Companies, the Borrower or any of their Subsidiaries before any court, tribunal or administrative agency or board that, if adversely determined, might, either in any case or in the aggregate, materially adversely affect the properties, assets, financial condition or business of the Parent Companies, the Borrower and their Subsidiaries or materially impair the right of the Parent Companies, the Borrower and their Subsidiaries, considered as a whole, to carry on business substantially as now conducted by them, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of the Parent Companies, the Borrower and their Subsidiaries, or which question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

8.8. No Materially Adverse Contracts, etc. None of the Parent Companies, the Borrower nor any of their Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a materially adverse effect on the business, assets or financial condition of any of the Parent Companies, the Borrower or any of their Subsidiaries. None of the Parent Companies, the Borrower nor any of their Subsidiaries is a party to any contract or agreement that has or is expected, in the judgment of the Borrower’s officers, absent the termination thereof to have any materially adverse effect on the business of the Parent Companies, the Borrower or any of their Subsidiaries.

8.9. Compliance with Other Instruments, Laws, etc. None of the Parent Companies, the Borrower nor any of their Subsidiaries is in violation of any provision of its charter documents, bylaws, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or materially and adversely affect the financial condition, properties or business of any of the Parent Companies, the Borrower or any of their Subsidiaries.

8.10. Tax Status. The Parent Companies, the Borrower and their Subsidiaries (a) have made or filed all federal and state income and, if applicable, foreign income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject, (b) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of each of the Parent Companies, the Borrower and their Subsidiaries know of no basis for any such claim.

8.11. No Event of Default. No Default or Event of Default has occurred and is continuing.

8.12. Holding Company and Investment Company Acts. None of the Parent Companies, the Borrower nor any of their Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

8.13. Absence of Financing Statements, etc. Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest in, any assets or property of any of the Parent Companies, the Borrower or any of their Subsidiaries or any rights relating thereto.

8.14. Perfection of Security Interest. All filings, assignments, pledges and deposits of documents or instruments have been made and all other actions have been taken that are necessary or advisable, under applicable law, to establish and perfect(or establish a comparable interest in the case of Collateral located outside the United States of America) the Agent’s security interest in the Collateral of the Parent Companies, the Borrower or their domestic Subsidiaries. The Collateral and the Agent’s rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses. A Parent Company, the Borrower or a Subsidiary thereof party to one of the Security Agreements is the owner of the Collateral free from any lien, security interest, encumbrance and any other claim or demand, except for Permitted Liens.

8.15. Certain Transactions. Except for arm’s length transactions pursuant to which any of the Parent Companies, the Borrower or any of their Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than the Parent Companies, the Borrower or such Subsidiary could obtain from third parties, none of the officers, directors, or employees of any of the Parent Companies, the Borrower or any of their Subsidiaries is presently a party to any transaction with any of the Parent Companies, the Borrower or any of their Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

8.16. Employee Benefit Plans.

8.16.1. In General. Except as set forth in Schedule 8.16 hereto, each Employee Benefit Plan and each Guaranteed Pension Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions and the bonding of fiduciaries and other persons handling plan funds as required by §412 of ERISA. The Borrower has heretofore delivered to the Agent the most recently completed annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under §103(d) of ERISA, with respect to each Guaranteed Pension Plan.

8.16.2. Terminability of Welfare Plans. No Employee Benefit Plan, which is an employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA, provides benefit coverage subsequent to termination of employment, except as required by Title I, Part 6 of ERISA or the applicable state insurance laws. The Borrower may terminate each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of the Borrower without liability to any Person other than for claims arising prior to termination.

8.16.3. Guaranteed Pension Plans. Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of §302(f) of ERISA, or otherwise, has been timely made. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan, and neither the Borrower nor any ERISA Affiliate is obligated to or has posted security in connection with an amendment to a Guaranteed Pension Plan pursuant to §307 of ERISA or §401(a)(29) of the Code. No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event (other than an ERISA Reportable Event as to which the requirement of 30 days notice has been waived), or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of §4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities, by more than $100,000.

8.16.4. Multiemployer Plans. None of the Parent Companies, the Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under §4201 of ERISA or as a result of a sale of assets described in §4204 of ERISA. None of the Parent Companies, the Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of §4241 or §4245 of ERISA or is at risk of entering reorganization or becoming insolvent, or that any Multiemployer Plan intends to terminate or has been terminated under §4041A of ERISA.

8.17. Use of Proceeds.

8.17.1. General. The proceeds of the Revolving Credit Loans shall be used for working capital, capital expenditures, Permitted Acquisitions and general corporate purposes. The Borrower will obtain Letters of Credit solely for working capital purposes and to secure rental obligations owing to landlords of the Parent Companies, the Borrower or any of their Subsidiaries.

8.17.2. Regulations U and X. No portion of any Revolving Credit Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

8.17.3. Ineligible Securities. No portion of the proceeds of any Revolving Credit Loans is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of knowingly purchasing, or providing credit support for the purchase of, during the underwriting or placement period or within 30 days thereafter, any Ineligible Securities underwritten or privately placed by a Section 20 Subsidiary.

8.18. Environmental Compliance. To the best of the Borrower’s knowledge:

(a) none of the Parent Companies, the Borrower, their Subsidiaries or any operator of the Real Estate or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter “Environmental Laws”), which violation would have a material adverse effect on the environment or the business, assets or financial condition of the Borrower or any of its Subsidiaries;

(b) none of the Parent Companies, the Borrower nor any of their Subsidiaries has received notice from any third party including, without limitation, any federal, state or local governmental authority, (i) that any one of them has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which any one of them has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that any Parent Company, the Borrower or any of their Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

(c) except as set forth on Schedule 8.18 attached hereto: (i) no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate; (ii) in the course of any activities conducted by the Parent Companies, the Borrower, their Subsidiaries or operators of its properties, no Hazardous Substances have been generated or are being used on the Real Estate except in accordance with applicable Environmental Laws; (iii) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of the Parent Companies, the Borrower or their Subsidiaries, which releases would have a material adverse effect on the value of any of the Real Estate or adjacent properties or the environment; (iv) there have been no releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which would have a material adverse effect on the value of, the Real Estate; and (v) in addition, any Hazardous Substances that have been generated on any of the Real Estate have been transported offsite only by carriers having an identification number issued by the EPA, treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Borrower’s knowledge, operating in compliance with such permits and applicable Environmental Laws; and

(d) none of the Parent Companies, the Borrower and their Subsidiaries or any of the Real Estate is subject to any applicable environmental law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any other transactions contemplated hereby.

8.19. Subsidiaries, etc. Schedule 8.19(a) sets forth the direct and indirect Subsidiaries of Digitas. None of the Restricted Subsidiaries has any assets, the aggregate fair market value of which is in excess of $50,000, other than the Capital Stock of its direct Subsidiaries, if any, nor any liabilities. Except as set forth on Schedule 8.19(b) hereto, none of the Parent Companies, the Borrower nor any of their Subsidiaries is engaged in any joint venture or partnership with any other Person.

8.20. Bank Accounts. The Letter Agreement sets forth the account numbers and location of all bank accounts of any of the Parent Companies, the Borrower or any of their domestic Subsidiaries.

8.21. Disclosure. None of this Credit Agreement or any of the other Loan Documents contains any untrue statement of a material fact or omits to state a material fact (known to any of the Parent Companies, the Borrower or any of their Subsidiaries in the case of any document or information not furnished by it or any of its Subsidiaries) necessary in order to make the statements herein or therein not misleading. There is no fact known to any of the Parent Companies, the Borrower or any of their Subsidiaries which materially adversely affects, or which is reasonably likely in the future to materially adversely affect, the business, assets, financial condition or prospects of any of the Parent Companies, the Borrower or any of their Subsidiaries, exclusive of effects resulting from changes in general economic conditions, legal standards or regulatory conditions.

8.22. No Filing, Recording Required. Each of the Parent Companies, the Borrower and their Subsidiaries represents and warrants to the Banks that no filing, recording or enrolling of this Credit Agreement or any other Loan Document is required to ensure the legality, validity, enforceability or admissibility in evidence of this Credit Agreement or any other Loan Document. The Banks acknowledge that Digitas is required to make regular filings with the Securities and Exchange Commission.

8.23. No Withholding, Etc. None of the Parent Companies, the Borrower nor their Subsidiaries is required by the laws of any jurisdiction to make any deduction or withholding of any nature whatsoever from any payment to be made by it hereunder unless disclosed in writing to the Agent and such deductions or withholdings are not, in the Agent’s reasonable discretion, material. Neither this Credit Agreement nor any of the Loan Documents is subject to any registration or stamp tax or any other similar or like taxes payable in any jurisdiction.

8.24. Chief Executive Office. The Borrower’s chief executive office is currently located at The Prudential Tower, 800 Boylston Street, Boston, MA 02119, at which location complete and current copies of all books and records of the Borrower, the Parent Companies and their Subsidiaries are maintained. Effective October 1, 2005, Borrower’s chief executive office will be located at 33 Arch Street, Boston, MA 02110.

9. AFFIRMATIVE COVENANTS OF THE BORROWER.

Each of the Parent Companies and the Borrower covenants and agrees that, so long as any Revolving Credit Loan, Unpaid Reimbursement Obligation, Letter of Credit or Revolving Credit Note is outstanding or any Bank has any obligation to make any Revolving Credit Loans or the Agent has any obligation to issue, extend or renew any Letters of Credit:

9.1. Punctual Payment. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Revolving Credit Loans, all Reimbursement Obligations, the Letter of Credit Fees, the Commitment Fees, the Agent’s fee and all other amounts provided for in this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.

9.2. Maintenance of Office. The Borrower will maintain its chief executive office in Boston, MA, or at such other place in the United States of America as the Borrower shall designate upon written notice to the Agent, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents to which the Borrower is a party may be given or made.

9.3. Records and Accounts. Each of the Parent Companies and the Borrower will (a) keep, and cause each of their Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles, (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of their Subsidiaries, contingencies, and other reserves, and (c) at all times engage Ernst & Young LLP or other independent certified public accountants satisfactory to the Agent as the independent certified public accountants of the Parent Companies, the Borrower and their Subsidiaries and will not permit more than thirty (30) days to elapse between the cessation of such firm’s (or any successor firm’s) engagement as the independent certified public accountants of the Parent Companies, the Borrower and their Subsidiaries and the appointment in such capacity of a successor firm as shall be satisfactory to the Agent.

9.4. Financial Statements, Certificates and Information. The Borrower will deliver to each of the Banks:

(a) as soon as practicable, but in any event not later than one hundred twenty (120) days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Parent Companies, the Borrower and their Subsidiaries and the consolidating balance sheet of the Parent Companies, the Borrower and their Subsidiaries, each as at the end of such year, and the related consolidated statement of income and consolidated statement of cash flow and consolidating statement of income and consolidating statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated and consolidating statements to be in reasonable detail, prepared in accordance with generally accepted accounting principles, and certified, without qualification and without an expression of uncertainty as to the ability of any of the Parent Companies, the Borrower or any of their Subsidiaries to continue as going concerns, by Ernst & Young LLP or by other independent certified public accountants reasonably satisfactory to the Agent;

(b) as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the first three fiscal quarters of the Borrower in each fiscal year, copies of the unaudited consolidated balance sheet of the Parent Companies, the Borrower and their Subsidiaries, as at the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flow for the portion of the Borrower’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with generally accepted accounting principles, together with a certification by the principal financial or accounting officer of the Borrower that the information contained in such financial statements fairly presents the financial position of the Borrower and its Subsidiaries on the date thereof (subject to year-end adjustments and the exclusion of footnotes);

(c) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the principal financial or accounting officer of the Borrower in substantially the form of Exhibit D hereto and setting forth in reasonable detail computations evidencing compliance with the covenants contained in §11 and (if applicable) reconciliations to reflect changes in generally accepted accounting principles since the Balance Sheet Date;

(d) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed by Digitas with the Securities and Exchange Commission or sent to the stockholders of the Borrower;

(e) as soon as practicable, but in any event not later than forty-five (45) days after the end of each fiscal year, the Borrower’s annual budget for then current fiscal year;

(f) simultaneously with the receipt thereof, copies of any accountants’ management letters received by any of the Parent Companies, the Borrower or any of their Subsidiaries; and

(g) from time to time such other financial data and information (including updated projections) as the Agent may reasonably request or as the Borrower may provide to the Agent.

9.5. Notices.

9.5.1. Defaults. The Borrower will promptly notify the Agent and each of the Banks in writing of the occurrence of any Default or Event of Default. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of indebtedness, indenture or other obligation to which or with respect to which any of the Parent Companies, the Borrower or any of their Subsidiaries is a party or obligor, whether as principal, guarantor, surety or otherwise, the Borrower shall forthwith give written notice thereof to the Agent and each of the Banks, describing the notice or action and the nature of the claimed default.

9.5.2. Environmental Events. The Borrower will promptly give notice to the Agent and each of the Banks (a) of any violation of any Environmental Law that any of the Parent Companies, the Borrower or any of their Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency and (b) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that has the potential to materially affect the assets, liabilities, financial conditions or operations of any of the Parent Companies, the Borrower or any of their Subsidiaries, or the Agent’s security interests pursuant to the Security Documents.

9.5.3. Notification of Claim against Collateral. The Borrower will, immediately upon becoming aware thereof, notify the Agent and each of the Banks in writing of any setoff, claims (including, with respect to the Real Estate, environmental claims), withholdings or other defenses to which any of the Collateral, or the Agent’s rights with respect to the Collateral, are subject.

9.5.4. Notice of Litigation and Judgments. Each of the Parent Companies and the Borrower will, and will cause each of their Subsidiaries to, give notice to the Agent and each of the Banks in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting any of the Parent Companies, the Borrower or any of their Subsidiaries or to which any of the Parent Companies, the Borrower or any of their Subsidiaries is or becomes a party involving an uninsured claim against any of the Parent Companies, the Borrower or any of their Subsidiaries that could reasonably be expected to have a materially adverse effect on any of the Parent Companies, the Borrower or any of their Subsidiaries and stating the nature and status of such litigation or proceedings. Each of the Parent Companies, the Borrower will, and will cause each of their Subsidiaries to, give notice to the Agent and each of the Banks, in writing, in form and detail satisfactory to the Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against any of the Parent Companies, the Borrower or any of their Subsidiaries in an amount in excess of $1,000,000.

9.6. Corporate Existence; Maintenance of Properties. Each of the Parent Companies and the Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, rights and franchises and those of their Subsidiaries and will not, and will not cause or permit any of their Subsidiaries to, change its current legal form. They (a) will cause all of their properties and those of their Subsidiaries used or useful in the conduct of their business or the business of their Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (b) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (c) will, and will cause each of their Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this §9.6 shall prevent any of the Parent Companies or the Borrower from discontinuing the operation and maintenance of any of their properties or any of those of their Subsidiaries, if such discontinuance or dissolution is, in the judgment of the Parent Companies and the Borrower, desirable in the conduct of their or their business and that do not in the aggregate materially adversely affect the business of the Parent Companies, the Borrower and their Subsidiaries on a consolidated basis.

9.7. Insurance. Each of the Parent Companies and the Borrower will, and will cause each of their Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to their properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent and in accordance with the terms of the Security Agreements.

9.8. Taxes. Each of the Parent Companies and the Borrower will, and will cause each of their Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if any Parent Company, the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided further that each Parent Company, the Borrower and each of their Subsidiaries will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.

9.9. Inspection of Properties and Books, etc.

9.9.1. General. Each of the Parent Companies and the Borrower shall permit the Banks, through the Agent or any of the Banks’ other designated representatives, during normal business hours and, so long as no Event of Default shall have occurred and be continuing, upon at least ten (10) days prior written notice from the Agent, to visit and inspect any of any of the Parent Companies the properties of any of the Parent Companies, the Borrower or any of their Subsidiaries, to examine the books of account of Parent Companies and the Borrower and their Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Parent Companies, and the Borrower and their Subsidiaries with, and to be advised as to the same by, its and their officers, all at such reasonable times and intervals as the Agent or any Bank may reasonably request.

9.9.2. Communications with Accountants. Each of Digitas and the Borrower on behalf of themselves and their Subsidiaries authorizes the Agent and, if accompanied by the Agent, the Banks and, so long as no Default or Event of Default shall have occurred and be continuing, upon at least ten (10) days prior written notice from the Agent, to communicate directly with Digitas’ and/or the Borrower’s independent certified public accountants and authorizes such accountants to disclose to the Agent and the Banks any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of any of the Parent Companies, the Borrower or any of their Subsidiaries. At the request of the Agent, the Borrower shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this §9.9.2.

9.10. Compliance with Laws, Contracts, Licenses, and Permits. Each of the Parent Companies and the Borrower will, and will cause each of their Subsidiaries to, comply with (a) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws, (b) the provisions of its charter documents and by-laws, (c) all agreements and instruments by which it or any of its properties may be bound and (d) all applicable decrees, orders, and judgments. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that any of the Parent Companies, the Borrower or any of their Subsidiaries may fulfill any of its obligations hereunder or any of the other Loan Documents to which the Parent Companies, the Borrower or such Subsidiary is a party, each of the Parent Companies and the Borrower will, or (as the case may be) will cause such Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of the Parent Companies, the Borrower or such Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Banks with evidence thereof.

9.11. Employee Benefit Plans. The Borrower will (a) promptly upon filing the same with the Department of Labor or Internal Revenue Service furnish to the Agent a copy of the most recent actuarial statement required to be submitted under §103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan and (b) promptly upon receipt or dispatch, furnish to the Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under §§302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under §§4041A, 4202, 4219, 4242, or 4245 of ERISA.

9.12. Use of Proceeds. The Borrower will use the proceeds of the Loans solely for working capital, capital expenditures, Permitted Acquisitions and general corporate purposes. The Borrower will obtain Letters of Credit solely for working capital purposes and to secure rental obligations owing to landlords of the Parent Companies, the Borrower or any of their Subsidiaries.

9.13. Bank Accounts. Each of the Parent Companies and the Borrower will, and will cause each of their domestic Subsidiaries to, together with the employees, agents and other Persons acting on behalf of any Parent Company, the Borrower or such Subsidiary, receive and hold in trust for the Agent and the Banks all payments constituting proceeds of Accounts Receivable or other Collateral which come into their possession or under their control and, immediately upon receipt thereof, deposit such payments in the form received, with any appropriate endorsements, in one of the accounts designated as a depositary account in the Letter Agreement.

9.14. New Guarantors. Each of the Parent Companies and the Borrower will cause each of their domestic Subsidiaries created, acquired or otherwise existing, on or after the Closing Date to immediately become a Guarantor and shall cause such Subsidiary to execute and deliver to the Agent, for the benefit of the Agent and the Banks, (a) a Guaranty, and (b) further Security Documents or other instruments and documents as the Agent may require in order to grant to the Agent a first priority perfected security interest in such Subsidiary’s assets (subject only to Permitted Liens entitled to priority under applicable law), together with legal opinions in form and substance satisfactory to the Agent to be delivered to the Agent and the Banks opining as to authorization validity and enforceability of such Guaranty and Security Documents and (as to the applicable Security Documents) the perfection of such Security interests.

9.15. Additional Subsidiaries. If, after the Closing Date, any of the Parent Companies, the Borrower or any of their Subsidiaries creates or acquires, either directly or indirectly, any Subsidiary, it will immediately notify the Agent of such creation or acquisition, as the case may be, and provide the Agent with an updated Schedule 8.19(a) and take all other actions required by §9.14 hereof.

9.16. Replacement Instruments. Upon receipt of an affidavit and statement of indemnification of an officer of the Agent or any Bank as to the loss, theft, destruction or mutilation of any Revolving Credit Note or other Security Document, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Revolving Credit Note, the Borrower shall issue, in lieu thereof, a replacement Revolving Credit Note or Security Document, as the case may be, in the same principal amount thereof and otherwise of like tenor.

9.17. Landlord Consents. The Borrower will execute and deliver to the Agent no later than October 15, 2005, a landlord consent, in form and substance satisfactory to the Agent, with respect to its Chief Executive Office at 33 Arch Street, Boston, MA 02110.

9.18. Further Assurances. Each of the Parent Companies and the Borrower will, and will cause each of their Subsidiaries to, cooperate with the Banks and the Agent and execute such further instruments and documents as the Banks or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.

10. CERTAIN NEGATIVE COVENANTS OF THE BORROWER.

Each of the Parent Companies and the Borrower covenants and agrees that, so long as any Revolving Credit Loan, Unpaid Reimbursement Obligation, Letter of Credit or Revolving Credit Note is outstanding or any Bank has any obligation to make any Revolving Credit Loans or the Agent has any obligations to issue, extend or renew any Letters of Credit:

10.1. Restrictions on Indebtedness. Each of the Parent Companies and the Borrower will not, and will not permit any of their Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness; provided that any of the Parent Companies, the Borrower or any of their Subsidiaries (other than the Restricted Subsidiaries) may create, incur, assume, guarantee or be or remain liable for:

(a) Indebtedness to the Banks and the Agent arising under any of the Loan Documents;

(b) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(c) Subordinated Debt;

(d) Indebtedness incurred in connection with the acquisition after the date hereof of any real or personal property by the Parent Companies, the Borrower or such Subsidiary, provided that the principal amount of all such Indebtedness of the Parent Companies, the Borrower and their Subsidiaries shall not exceed the aggregate amount of $5,000,000 at any one time;

(e) Indebtedness existing on the date hereof and listed and described in the Letter Agreement;

(f) Indebtedness to any Bank in connection with any derivative contract (as defined in clause (i) of the definition of Indebtedness) provided by such Bank to the Borrower;

(g) unsecured Indebtedness incurred in connection with foreign exchange contracts or letter of credit facilities provided by lending institutions other than the Agent to any Subsidiary of the Borrower or to the Borrower, provided that the principal amount of all such Indebtedness shall not exceed the aggregate amount of $5,000,000 at any one time;

(h) unsecured Indebtedness in connection with any derivative contract provided by a third party to the Borrower;

(i) Indebtedness incurred by the Parent Companies, the Borrower or any of their Subsidiaries under any Capitalized Leases, provided that the principal amount of all such Indebtedness of the Parent Companies, the Borrower and their Subsidiaries shall not exceed the aggregate amount of $35,000,000 at any one time; and

(j) Indebtedness of any Guarantor to the Borrower or to another Guarantor which is a Subsidiary of the Borrower or of the Borrower to any Guarantor so long as such Guarantor remains a Guarantor hereunder, has otherwise complied with the provisions of §8.14 hereof and remains a Subsidiary of the Borrower.

10.2. Restrictions on Liens. Each of the Parent Companies and the Borrower will not, and will not permit any of their Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; (e) sell, assign, pledge or otherwise transfer any “receivables” as defined in clause (g) of the definition of the term “Indebtedness,” with or without recourse; or (f) enter into or permit to exist any arrangement or agreement, enforceable under applicable law, which directly or indirectly prohibits any Parent Company, the Borrower or any of their Subsidiaries from creating or incurring any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest other than in favor of the Agent for the benefit of the Banks and the Agent under the Loan Documents and other than customary anti-assignment provisions in agreements entered into by any Parent Company, the Borrower or such Subsidiary in the ordinary course of its business, provided that any of the Parent Companies, the Borrower or any of their Subsidiaries (other than the Restricted Subsidiaries) may create or incur or suffer to be created or incurred or to exist:

(i) liens in favor of the Borrower on all or part of the assets of Subsidiaries of the Borrower securing Indebtedness owing by Subsidiaries of the Borrower to the Borrower;

(ii) liens to secure taxes, assessments and other government charges in respect of obligations not overdue or liens to secure claims for labor, material or supplies in respect of obligations not overdue;

(iii) deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations;

(iv) liens on properties in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Parent Companies, the Borrower or such Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

(v) liens of carriers, warehousemen, mechanics and materialmen, and other like liens on properties in existence less than 120 days from the date of creation thereof in respect of obligations not overdue;

(vi) encumbrances on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which a Parent Company, the Borrower or a Subsidiary thereof is a party, and other minor liens or encumbrances none of which in the opinion of the Borrower interferes materially with the use of the property affected in the ordinary conduct of the business of the Parent Company, the Borrower and their Subsidiaries, which defects do not individually or in the aggregate have a materially adverse effect on the business of any of the Parent Companies or the Borrower individually or of the Parent Companies, the Borrower and their Subsidiaries on a consolidated basis;

(vii) liens existing on the date hereof and listed on Schedule 10.2 hereto;

(viii) liens to secure Capitalized Lease obligations to the extent permitted by §10.1(i);

(ix) purchase money security interests in or purchase money mortgages on real or personal property acquired after the date hereof to secure purchase money Indebtedness of the type and amount permitted by §10.1(d), incurred in connection with the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired; and

(x) liens and negative pledges in favor of the Agent for the benefit of the Banks and the Agent under the Loan Documents.

10.3. Restrictions on Investments. Each of the Parent Companies and the Borrower will not, and will not permit any of their Subsidiaries to, make or permit to exist or to remain outstanding any Investment; provided that any of the Parent Companies, the Borrower or any of their Subsidiaries (other than the Restricted Subsidiaries) may make or permit to exist or to remain outstanding, Investments in:

(a) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the Borrower;

(b) demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $1,000,000,000;

(c) securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than “P 1” if rated by Moody’s Investors Service, Inc., and not less than “A 1” if rated by Standard and Poor’s Rating Group;

(d) Investments existing on the date hereof and listed in the Letter Agreement hereto and renewals and replacements thereof;

(e) Investments with respect to Indebtedness permitted by §10.1(j) so long as such entities remain Subsidiaries of the Borrower and remain a Guarantor hereunder;

(f) equity Investments in companies other than Subsidiaries, provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of the making of such Investments or result after giving effect thereto, (ii) no proceeds of any Revolving Credit Loan shall be used for the making of such Investments and (iii) the amount of all such Investments shall not exceed $50,000,000 in the aggregate during the term of this Credit Agreement;

(g) Investments (i) consisting of the Guaranty, (ii) by the Borrower or any Guarantor in a Guarantor, so long as such Guarantor remains a Guarantor and a Subsidiary of the Borrower hereunder, (iii) by any Parent Company in the Borrower or in any Guarantor so long as such Guarantor remains a Guarantor hereunder, and (iv) by a Subsidiary of the Borrower in the Borrower, provided that, with respect to clauses (ii) through (iv) to the extent applicable, the Borrower and each such Guarantor shall have complied with the provisions of §7 hereof;

(h) Investments by the Borrower, any Parent Company or any other Guarantor in foreign Subsidiaries of the Borrower, provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of the making of such Investment or result after giving effect thereto and (ii) the amount of all such Investments shall not exceed $10,000,000 in the aggregate during the term of this Credit Agreement; and

(i) Investments consisting of loans to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $50,000 in the aggregate at any time outstanding;

provided, however, that, with the exception of demand deposits referred to in §10.3(b) and loans and advances referred to in §10.3(h), such Investments will be considered Investments permitted by this §10.3 only if all actions have been taken to the reasonable satisfaction of the Agent to provide to the Agent, for the benefit of the Banks and the Agent, a first priority perfected security interest in all of such Investments free of all encumbrances other than Permitted Liens.

10.4. Restricted Payments. If prior to or after giving effect to any payment contemplated by this §10.4, the sum of cash and Cash Equivalents maintained by the Parent Companies, the Borrower and their Subsidiaries on the balance sheet is less than $30,000,000, none of the Parent Companies, the Borrower nor any Subsidiary thereof will make any Restricted Payment, provided, however, notwithstanding anything to the contrary contained in this Credit Agreement (other than as set forth in this §10.4), so long as no Default or Event of Default has occurred and is continuing or would exist as a result thereof, (a) any Subsidiary of the Borrower shall be permitted to make Restricted Payments to the Borrower, (b) the Borrower shall be permitted to make Restricted Payments to Digitas (i) to permit Digitas to pay income, franchise and other taxes and governmental levies owed or payable by Digitas or any other Parent Company, provided such Restricted Payment shall not be made more than five (5) Business Days prior to the date such payments are paid by Digitas or (ii) to permit Digitas to pay ordinary course expenses of Digitas or any other Parent Company, provided such Restricted Payment shall not be made more than five (5) Business Days prior to the date such payments are paid by Digitas and shall not exceed $300,000 in the aggregate in any fiscal year, and (c)(i) the Borrower shall be permitted to make Restricted Payments to Digitas up to a maximum aggregate amount of $20,000,000 to permit Digitas to repurchase a portion of its common stock, the aggregate cash purchase price for which shall not exceed $20,000,000, provided such Restricted Payment shall not be made more than five (5) Business Days prior to the date any such payments are required to be paid by Digitas and (ii) Digitas shall be permitted to repurchase its common stock subject to the limitations set forth in clause (c)(i) above.

10.5. Merger, Consolidation and Disposition of Assets.

10.5.1. Mergers and Acquisitions. Each of the Parent Companies and the Borrower will not, and will not permit any of their Subsidiaries to, become a party to any merger or consolidation, or agree to or effect any asset acquisition or stock acquisition (other than the acquisition of assets in the ordinary course of business consistent with past practices) except (a) the merger or consolidation of one or more of the Subsidiaries of the Borrower with and into the Borrower, (b) the merger or consolidation of two or more domestic Subsidiaries of the Borrower, (c) the merger or consolidation of two or more foreign Subsidiaries of the Borrower, and (d) Permitted Acquisitions by the Borrower or any domestic Subsidiary, provided that (i) not less than twenty (20) Business Days prior to the closing of each such Permitted Acquisition, the Agent shall have received written notice thereof along with financial information in form and substance satisfactory to the Agent with respect to the business or entity to be acquired and (ii) the aggregate total purchase price of all such Permitted Acquisitions shall not exceed $20,000,000.

10.5.2. Disposition of Assets. Each of the Parent Companies and the Borrower will not, and will not permit any of their Subsidiaries to, become a party to or agree to or effect any disposition of assets, other than the sale of inventory, the licensing of intellectual property and the disposition of obsolete assets or assets no longer used or useful in the business of such Parent Company, the Borrower or such Subsidiary, in each case in the ordinary course of business consistent with past practices; provided that nothing in this §10.5.2 shall prevent the Borrower from discontinuing or disposing of any assets or properties solely in connection with the proviso set forth in §9.6.

10.6. Sale and Leaseback. Each of the Parent Companies and the Borrower will not, and will not permit any of their Subsidiaries to, enter into any arrangement, directly or indirectly, whereby any Parent Company, the Borrower or any Subsidiary thereof shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that any Parent Company, the Borrower or any Subsidiary thereof intends to use for substantially the same purpose as the property being sold or transferred.

10.7. Compliance with Environmental Laws. Each of the Parent Companies and the Borrower will not, and will not permit any of their Subsidiaries to, (a) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances, (c) generate any Hazardous Substances on any of the Real Estate, (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the Real Estate or (e) otherwise conduct any activity at any Real Estate or use any Real Estate in any manner that would violate any Environmental Law or bring such Real Estate in violation of any Environmental Law.

10.8. Subordinated Debt. Each of the Parent Companies and the Borrower will not, and will not permit any of their Subsidiaries to, amend, supplement or otherwise modify the subordination terms of any of the Subordinated Debt or amend, supplement or otherwise modify any other terms of the Subordinated Debt in a manner which could reasonably be expected to be adverse to the Banks or prepay, redeem or repurchase any of the Subordinated Debt unless such Person has obtained the prior written consent of the Banks.

10.9. Upstream Limitations. Each of the Parent Companies and the Borrower will not, and will not permit any of their Subsidiaries to, enter into any agreement, contract or arrangement (other than the Credit Agreement and the other Loan Documents) restricting the ability of any Subsidiary to pay or make dividends or distributions in cash or kind to the Borrower, to make loans, advances or other payments of whatsoever nature to the Borrower, or to make transfer or distributions of all or any part of its assets to the Borrower.

10.10. Employee Benefit Plans. Neither the Borrower nor any ERISA Affiliate will

(a) engage in any “prohibited transaction” within the meaning of §406 of ERISA or §4975 of the Code which could result in a material liability for the Borrower or any of its Subsidiaries; or

(b) permit any Guaranteed Pension Plan to incur an “accumulated funding deficiency”, as such term is defined in §302 of ERISA, whether or not such deficiency is or may be waived; or

(c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Borrower or any of its Subsidiaries pursuant to §302(f) or §4068 of ERISA; or

(d) amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to §307 of ERISA or §401(a)(29) of the Code; or

(e) permit or take any action which would result in the aggregate benefit liabilities (with the meaning of §4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities, by more than the amount set forth in §8.16.3.

10.11. Business Activities. Each of the Parent Companies and the Borrower will not, and will not permit any of their Subsidiaries to, engage directly or indirectly (whether through Subsidiaries or otherwise) in any type of business other than the businesses conducted by them on the Closing Date and in related businesses.

10.12. Fiscal Year. Each of the Parent Companies and the Borrower will not, and will not permit any of their Subsidiaries to, change the date of the end of its fiscal year from that set forth in §8.4.1.

10.13. Transactions with Affiliates. Each of the Parent Companies and the Borrower will not, and will not permit any of their Subsidiaries to, engage in any transaction with any Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of any Parent Company or the Borrower, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm’s-length basis in the ordinary course of business.

10.14. Bank Accounts. Each of the Parent Companies and the Borrower will not, and will not permit any of their domestic Subsidiaries to, (a) establish any bank accounts other than those accounts listed in the Letter Agreement without at least ten (10) Business Days’ prior written notice to the Agent of the opening of such proposed account and compliance with the immediately succeeding sentence of this §10.14, (b) violate directly or indirectly any agency account agreement or other basic agency or lock box agreement in favor of the Agent for the benefit of the Banks and the Agent with respect to such account, or (c) deposit into any of the payroll accounts listed in the Letter Agreement any amounts in excess of amounts necessary to pay current payroll obligations from such accounts. With respect to all investment or depository accounts listed in the Letter Agreement and maintained with financial institutions other than Bank of America, each of the Parent Companies, the Borrower or their domestic Subsidiaries, as the case may be, and each such financial institution shall have executed and delivered to the Agent no later than forty-five (45) days after the Closing Date, or if established after such date, simultaneously with the opening of such account, an agency account agreement, in form and substance satisfactory to the Banks, pursuant to which such financial institution shall have agreed, upon each request of the Agent, to transfer to the Agent on behalf of the Banks and the Agent all funds held in such account.

10.15. Inconsistent Agreements. Each of the Parent Companies and the Borrower will not, and will not permit any of their Subsidiaries to, enter into any agreement containing any provision which would be violated or breached by the performance by any Parent Company, the Borrower or any of their Subsidiaries of their respective obligations hereunder or under any of the Loan Documents.

10.16. Modification of Documents and Charter Documents. Each of the Parent Companies and the Borrower will not, nor will it permit any of their Subsidiaries to, consent to or agree to any amendment, supplement or other modification to the Capitalization Documents without the prior written consent of the Agent unless such amendment, supplement or modification would not have any material adverse effect on the Agent’s or the Bank’s rights under the Loan Documents or the Borrower’s or any of its Subsidiaries’ obligations under the Loan Documents.

11. FINANCIAL COVENANTS OF THE BORROWER.

The Borrower covenants and agrees that, so long as any Revolving Credit Loan, Unpaid Reimbursement Obligation, Letter of Credit or Revolving Credit Note is outstanding or any Bank has any obligation to make any Revolving Credit Loans or the Agent has any obligation to issue or extend any Letters of Credit:

11.1. Fixed Charge Coverage Ratio. The Borrower will not, during any Reference Period, permit the ratio of (a) Consolidated Operating Cash Flow to (b) the sum of (i) Consolidated Total Interest Expense for such Reference Period and (ii) all scheduled payments of principal on Indebtedness of the Parent Companies, the Borrower and their Subsidiaries (including, without limitation, the principal component of Capitalized Lease payments) made or required to be made during such Reference Period to be less than 1.50:1.00.

11.2. Minimum Liquidity. The Borrower will not permit the sum of (a) cash after deducting all customer prepayments therefrom, (b) Cash Equivalents and (c) marketable securities maintained by the Parent Companies, the Borrower and their Subsidiaries on their balance sheets to be less than $10,000,000 at any time. Only marketable securities which are not subject to any restriction upon transfer shall be included when determining compliance with this §11.4.

11.3. Ratio of Total Funded Indebtedness to EBITDA. The Borrower will not permit the ratio of Total Funded Indebtedness to EBITDA as of the last day of any Reference Period to exceed 1.50:1.00.

12. CLOSING CONDITIONS.

The obligations of the Banks to make the initial Revolving Credit Loans and the Term Loan and of the Agent to issue any initial Letters of Credit shall be subject to the satisfaction of the following conditions precedent:

12.1. Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Banks. Each Bank shall have received a fully executed copy of each such document.

12.2. Certified Copies of Charter Documents. Each of the Banks shall have received from each of the Parent Companies, the Borrower and each of their Subsidiaries, other than the Restricted Subsidiaries, a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of (a) its charter or other incorporation documents as in effect on such date of certification, and (b) its by-laws as in effect on such date. Notwithstanding the foregoing, to the extent that any of the Parent Companies, the Borrower or their Subsidiaries delivered any such officer’s certificate, together with each of the attachments described above, in connection with the Existing Credit Agreement, such Parent Company, Borrower or Subsidiary may deliver, in lieu of the attachments described above, an officer’s certificate certifying that there have been no amendments or other modifications to any of the information provided in the previously delivered certificate and set forth in the materials attached thereto and that such information and such materials continue to be true, correct and complete as of the Closing Date.

12.3. Corporate Action. All corporate action necessary for the valid execution, delivery and performance by the Borrower and each of the Guarantors of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Banks shall have been provided to each of the Banks.

12.4. Incumbency Certificate. Each of the Banks shall have received from each of the Parent Companies, the Borrower and each Guarantor an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of the Borrower or such Guarantor, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of each of the Borrower or such Guarantor, each of the Loan Documents to which the Borrower or such Guarantor is or is to become a party; (b) in the case of the Borrower, to make Loan Requests and Conversion Requests and to apply for Letters of Credit; and (c) to give notices and to take other action on its behalf under the Loan Documents.

12.5. Validity of Liens. The Security Documents shall be effective to create in favor of the Agent a legal, valid and enforceable first (except for Permitted Liens entitled to priority under applicable law) security interest in and lien upon the Collateral. All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Agent to protect and preserve such security interests shall have been duly effected. The Agent shall have received evidence thereof in form and substance satisfactory to the Agent.

12.6. Perfection Certificates and UCC Search Results. The Agent shall have received from the Borrower and each Guarantor a completed and fully executed Perfection Certificate and the results of UCC searches with respect to the Collateral, indicating no liens other than Permitted Liens and otherwise in form and substance satisfactory to the Agent.

12.7. Certificates of Insurance. The Agent shall have received (a) a certificate of insurance from an independent insurance broker dated as of the Closing Date, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with the provisions of the Security Agreements and (b) certified copies of all policies evidencing such insurance (or certificates therefore signed by the insurer or an agent authorized to bind the insurer).

12.8. Replacement Letter of Credit. Omitted.

12.9. Solvency Certificate. Each of the Banks shall have received an officer’s certificate of the Borrower dated as of the Closing Date as to the solvency of the Parent Companies, the Borrower and their Subsidiaries, other than Restricted Subsidiaries, following the consummation of the transactions contemplated herein and in form and substance satisfactory to the Banks.

12.10. Opinion of Counsel. Each of the Banks and the Agent shall have received a favorable legal opinion addressed to the Banks and the Agent, dated as of the Closing Date, in form and substance satisfactory to the Banks and the Agent, from Goodwin Procter LLP, counsel to the Parent Companies, the Borrower and their Subsidiaries.

12.11. Payment of Fees. The Borrower shall have paid to the Banks or the Agent, as appropriate, the closing fee pursuant to the Fee Letter.

13. CONDITIONS TO ALL BORROWINGS.

The obligations of the Banks to make any Revolving Credit Loan, including the Revolving Credit Loan, and of the Agent to issue or extend any Letter of Credit, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

13.1. Representations True; No Event of Default. Each of the representations and warranties of any of the Parent Companies, the Borrower and their Subsidiaries contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Revolving Credit Loan or the issuance or extension of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.

13.2. No Legal Impediment. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Bank would make it illegal for such Bank to make such Revolving Credit Loan or to participate in the issuance or extension of such Letter of Credit or in the reasonable opinion of the Agent would make it illegal for the Agent to issue or extend such Letter of Credit.

13.3. Governmental Regulation. Each Bank shall have received such statements in substance and form reasonably satisfactory to such Bank as such Bank shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

13.4. Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Banks and to the Agent and the Agent’s Special Counsel, and the Banks, the Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request.

13.5. Exchange Limitations. There exists no reason whatsoever, including without limitation, by reason of the application of any so-called “currency exchange” laws or regulations (as in effect at the time of any proposed borrowing hereunder) which could reasonably be expected to interfere with the Borrower satisfying any of its Obligations hereunder in full at such time as such Obligations become due and payable pursuant to the terms hereof.

13.6. Intentionally Omitted.

14. EVENTS OF DEFAULT; ACCELERATION; ETC.

14.1. Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a) the Borrower shall fail to pay any principal of the Revolving Credit Loans or any Reimbursement Obligation when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b) the Borrower or any of its Subsidiaries shall fail to pay any interest on the Revolving Credit Loans, the Commitment Fee, any Letter of Credit Fee, the Agent’s fee, or other sums due hereunder or under any of the other Loan Documents, when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment within five (5) days of the due date thereof;

(c) the Borrower shall fail to comply with any of its covenants contained in §§9.4, the first sentence of 9.6, 9.9.1, 10.1-10.6, 10.8, 10.16, or 11;

(d) any of the Parent Companies, the Borrower or any of their Subsidiaries shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this §14.1) for twenty (20) days after written notice of such failure has been given to the Borrower by the Agent;

(e) any representation or warranty of any of the Parent Companies, the Borrower or any of their Subsidiaries in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall have been false in any material respect upon the date when made or deemed to have been made or repeated;

(f) any of the Parent Companies, the Borrower or any of their Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or in respect of any Capitalized Leases or Synthetic Leases in excess of $2,000,000, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money or credit received or in respect of any Capitalized Leases or Synthetic Leases for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, or any such holder or holders shall rescind or shall have a right to rescind the purchase of any such obligations;

(g) any of the Parent Companies, the Borrower or any of their Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of any of the Parent Companies, the Borrower or any of their Subsidiaries or of any substantial part of the assets of any of the Parent Companies, the Borrower or any of their Subsidiaries or shall commence any case or other proceeding relating to any of the Parent Companies, the Borrower or any of their Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against any of the Parent Companies, the Borrower or any of their Subsidiaries and any of the Parent Companies, the Borrower or any of their Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within forty-five (45) days following the filing thereof;

(h) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating any of the Parent Companies, the Borrower or any of their Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any Parent Company, the Borrower or any such Subsidiary in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(i) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty days, whether or not consecutive, any final judgment against any of the Parent Companies, the Borrower or any of their Subsidiaries that, with other outstanding final judgments, undischarged, against the Borrower or any of its Subsidiaries exceeds in the aggregate $2,000,000 excluding any portion covered by insurance;

(j) (i) the holders of all or any part of the Subordinated Debt shall accelerate the maturity of all or any part of the Subordinated Debt or (ii) the Subordinated Debt shall be prepaid, redeemed or repurchased in whole or in part;

(k) if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded or the Agent’s security interests, mortgages or liens in a substantial portion of the Collateral shall cease to be perfected, or shall cease to have the priority contemplated by the Security Documents, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Banks, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower or any of its Subsidiaries party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(l) the Borrower or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $500,000, or the Borrower or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $500,000, or any of the following occurs with respect to a Guaranteed Pension Plan: (i) an ERISA Reportable Event, or a failure to make a required installment or other payment (within the meaning of §302(f)(1) of ERISA), provided that the Agent determines in its reasonable discretion that such event (A) could be expected to result in liability of the Borrower or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $500,000 and (B) could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a lien in favor of such Guaranteed Pension Plan; or (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan;

(m) the Borrower or any of its Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days;

(n) there shall occur any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than thirty (30) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any of the Parent Companies, the Borrower or any of their Subsidiaries if such event or circumstance is not covered by business interruption insurance and would have a material adverse effect on the business or financial condition of any Parent Company, the Borrower or such Subsidiary;

(o) there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any of the Parent Companies, the Borrower or any of their Subsidiaries if such loss, suspension, revocation or failure to renew would have a material adverse effect on the business or financial condition of any Parent Company, the Borrower or such Subsidiary;

(p) any of the Parent Companies, the Borrower or any of their Subsidiaries shall be indicted for a state or federal crime, or any civil or criminal action shall otherwise have been brought against any of the Parent Companies, the Borrower or any of their Subsidiaries, a punishment for which in any such case could include the forfeiture of any assets of any Parent Company, the Borrower or such Subsidiary included having a fair market value in excess of $500,000; or

(q) Digitas shall at any time, legally or beneficially own directly or indirectly less than 100% of the shares of the common stock or other equity interests of each of its Subsidiaries, except with respect to any foreign Subsidiary, if such 100% ownership is not permitted by the laws of the jurisdiction of its incorporation or formation, less than the sum of (i) 100% of the shares of the common stock or other equity interests of each of such foreign Subsidiaries minus (ii) the minimum number of shares required to comply with applicable law; or

(r) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired after the Closing Date beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of twenty percent (20%) or more of the outstanding shares of common stock of Digitas;

then, and in any such event, so long as the same may be continuing, the Agent may, and upon the request of the Majority Banks shall, by notice in writing to the Borrower declare all amounts owing with respect to this Credit Agreement, the Revolving Credit Notes and the other Loan Documents and all Reimbursement Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §§14.1(g), 14.1(h) or 14.1(j)(i), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Agent or any Bank.

14.2. Termination of Commitments. If any one or more of the Events of Default specified in §14.1(g), §14.1(h) or §14.1(j)(i) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Banks shall be relieved of all further obligations to make Revolving Credit Loans to the Borrower and the Agent shall be relieved of all further obligations to issue or extend Letters of Credit. If any other Event of Default shall have occurred and be continuing, the Agent may and, upon the request of the Majority Banks, shall, by notice to the Borrower, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Banks shall be relieved of all further obligations to make Loans and the Agent shall be relieved of all further obligations to issue or extend Letters of Credit. No termination of the credit hereunder shall relieve the Borrower or any of its Subsidiaries of any of the Obligations.

14.3. Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Banks shall have accelerated the maturity of the Revolving Credit Loans pursuant to §14.1, each Bank, if owed any amount with respect to the Revolving Credit Loans or the Reimbursement Obligations, may, with the consent of the Majority Banks but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Bank are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Bank. No remedy herein conferred upon any Bank or the Agent or the holder of any Revolving Credit Note or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

14.4. Distribution of Collateral Proceeds. In the event that, following the occurrence or during the continuance of any Default or Event of Default, the Agent or any Bank, as the case may be, receives any monies in connection with the enforcement of any the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

(a) First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent under this Credit Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent to such monies;

(b) Second, to all other Obligations in such order or preference as the Majority Banks may determine; provided, however, that (i) distributions shall be made (A) pari passu among Obligations with respect to the Agent’s fee payable pursuant to §5.2 and all other Obligations and (B) with respect to each type of Obligation owing to the Banks, such as interest, principal, fees and expenses, among the Banks pro rata, and (ii) the Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable;

(c) Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Banks and the Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to §9-504(1)(c) of the Uniform Commercial Code of the Commonwealth of Massachusetts; and

(d) Fourth, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

14.5. Judgment Currency. If, for the purpose of obtaining judgment in any court or obtaining an order enforcing a judgment, it becomes necessary to convert any amount due under this Credit Agreement or the other Loan Documents in Dollars (hereinafter in this §14.5 called the “first currency”) into any other currency (hereinafter in this §14.5 called the “second currency”), then the conversion shall be made at the Agent’s spot rate of exchange for buying the first currency with the second currency prevailing at the Agent’s close of business on the Business Day next preceding the day on which the judgment is given or (as the case may be) the order is made. Any payment made to the Agent or any Bank pursuant to this Credit Agreement or the other Loan Documents in the second currency shall constitute a discharge of the obligations of the Borrower to pay to the Agent and the Banks any amount originally due to the Agent and the Banks in the first currency under the Loan Documents only to the extent of the amount of the first currency which the Agent and each of the Banks is able, on the date of the receipt by it of such payment in any second currency, to purchase, in accordance with the Agent’s and such Bank’s normal banking procedures, with the amount of such second currency so received. If the amount of the first currency falls short of the amount originally due to the Agent and the Banks in the first currency under the Loan Documents, the Borrower hereby agrees that it will indemnify the Agent and each of the Banks against and save the Agent and each of the Banks harmless from any shortfall so arising. This indemnity shall constitute an obligation of the Borrower separate and independent from the other obligations contained in this Credit Agreement, shall give rise to a separate and independent cause of action and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due to the Agent or any Bank under this Credit Agreement or under any such judgment or order and shall be secured by the Collateral. Any such shortfall shall be deemed to constitute a loss suffered by the Agent and each such Bank, as the case may be, and the Borrower shall not be entitled to require any proof or evidence of any actual loss. The covenant contained in this §14.5 shall survive the payment in full of all of the other obligations of the Borrower under this Credit Agreement.

15. SETOFF.

Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits or other sums credited by or due from any of the Banks to the Borrower and any securities or other property of the Borrower in the possession of such Bank may be applied to or set off by such Bank against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to such Bank. Each of the Banks agrees with each other Bank that (a) if an amount to be set off is to be applied to Indebtedness of the Borrower to such Bank, other than Indebtedness evidenced by the Revolving Credit Notes held by such Bank or constituting Reimbursement Obligations owed to such Bank, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Revolving Credit Notes held by such Bank or constituting Reimbursement Obligations owed to such Bank, and (b) if such Bank shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Revolving Credit Notes held by, or constituting Reimbursement Obligations owed to, such Bank by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Revolving Credit Note or Notes held by, or Reimbursement Obligations owed to, such Bank any amount in excess of its ratable portion of the payments received by all of the Banks with respect to the Revolving Credit Notes held by, and Reimbursement Obligations owed to, all of the Banks, such Bank will make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of the Revolving Credit Notes held by it or

Reimbursement Obligations owed it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

16. THE AGENT.

16.1. Authorization.

(a) Each of the Banks hereby irrevocably appoints Bank of America to act on its behalf as Agent hereunder and under the other Loan Documents. The Agent is authorized to take such action on behalf of each of the Banks and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent.

(b) The relationship between the Agent and each of the Banks is that of an independent contractor. The use of the term “Agent” is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Agent and each of the Banks. Nothing contained in this Credit Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Agent and any of the Banks.

(c) As an independent contractor empowered by the Banks to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Agent is nevertheless a “representative” of the Banks, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Banks and the Agent with respect to all collateral security and guaranties contemplated by the Loan Documents. Such actions include the designation of the Agent as “secured party”, “mortgagee” or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Banks and the Agent.

(d) Each Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (i) provided to the Agent in this §16 with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this §16 included the Issuing Bank with respect to such acts or omissions (and including any Affiliates of such Issuing Bank and the officers, directors, employees, agents and attorneys-in-fact of such Issuing Bank and any Affiliates), and (ii) as additionally provided herein with respect to such Issuing Bank.

16.2. Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

16.3. No Liability. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action; provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement or any other Loan Document in accordance with a request or consent of the Majority Banks (or such greater number of Banks as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks. Except as expressly set forth herein and in the other Loan Documents, the Agent shall have no duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its respective Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent by the Borrower or a Bank.

16.4. No Representations.

16.4.1. General. The Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, the Revolving Credit Notes, the Letters of Credit, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Revolving Credit Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Revolving Credit Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of any of the Parent Companies, the Borrower or any of their Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Revolving Credit Notes or to inspect any of the properties, books or records of any of the Parent Companies, the Borrower or any of their Subsidiaries. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any of the Revolving Credit Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks, with respect to the credit worthiness or financial conditions of the Borrower or any of its Subsidiaries. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.

16.4.2. Closing Documentation, etc. For purposes of determining compliance with the conditions set forth in §12, each Bank that has executed this Credit Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document and matter either sent, or made available, by the Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Bank, unless an officer of the Agent active upon the Borrower’s account shall have received notice from such Bank prior to the Closing Date specifying such Bank’s objection thereto and such objection shall not have been withdrawn by notice to the Agent to such effect on or prior to the Closing Date.

16.5. Payments.

16.5.1. Payments to Agent. A payment by the Borrower to the Agent hereunder or under any of the other Loan Documents for the account of any Bank shall constitute a payment to such Bank. The Agent agrees promptly to distribute to each Bank such Bank’s pro rata share of payments received by the Agent for the account of the Banks except as otherwise expressly provided herein or in any of the other Loan Documents.

16.5.2. Distribution by Agent. If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Revolving Credit Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

16.5.3. Delinquent Banks. Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Bank that fails (a) to make available to the Agent its pro rata share of any Revolving Credit Loan or to purchase any Letter of Credit Participation or (b) to comply with the provisions of §15 with respect to making dispositions and arrangements with the other Banks, where such Bank’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Banks, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a “Delinquent Bank”) and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied. A Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Revolving Credit Loans, Unpaid Reimbursement Obligations, interest, fees or otherwise, to the remaining nondelinquent Banks for application to, and reduction of, their respective pro rata shares of all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations. The Delinquent Bank hereby authorizes the Agent to distribute such payments to the nondelinquent Banks in proportion to their respective pro rata shares of all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations. A Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations of the nondelinquent Banks, the Banks’ respective pro rata shares of all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

16.5.4. Holders of Notes. The Agent may deem and treat the payee of any Revolving Credit Note or the purchaser of any Letter of Credit Participation as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

16.5.5. Indemnity. The Banks ratably agree hereby to indemnify and hold harmless the Agent and its Affiliates (including any of the officers, directors, employees, agents and attorneys-in-fact of any thereof) from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent or such Affiliate has not been reimbursed by the Borrower as required by §17), and liabilities of every nature and character arising out of or related to this Credit Agreement, the Revolving Credit Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence.

16.5.6. Agent as Bank. In its individual capacity, Bank of America shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Revolving Credit Loans made by it, and as the holder of any of the Revolving Credit Notes and as the purchaser of any Letter of Credit Participations, as it would have were it not also the Agent.

16.6. Resignation. The Agent may resign at any time by giving sixty (60) days prior written notice thereof to the Banks and the Borrower. Upon any such resignation, the Majority Banks shall have the right to appoint a successor Agent. Unless an Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to the Borrower. If no successor Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a financial institution having a rating of not less than A or its equivalent by Standard & Poor’s Corporation. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation, the provisions of this Credit Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

Any resignation by Bank of America as Agent pursuant to this §16.9 shall also constitute its resignation as Issuing Bank to the extent that Bank of America is acting in such capacity at such time. Upon the acceptance of a successor’s appointment as Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (b) the retiring Issuing Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

16.7. Notification of Defaults and Events of Default. Each Bank hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Agent thereof. The Agent hereby agrees that upon receipt of any notice under this §16.10 it shall promptly notify the other Banks of the existence of such Default or Event of Default.

16.8. Duties in the Case of Enforcement. In case one or more Events of Default shall have occurred and be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent shall, if (a) so requested by the Majority Banks and (b) the Banks have provided to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to enforce the provisions of the Security Documents authorizing the sale or other disposition of all or any part of the Collateral and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral. The Majority Banks may direct the Agent in writing as to the method and the extent of any such sale or other disposition, the Banks hereby agreeing to indemnify and hold the Agent, harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

17. EXPENSES AND INDEMNIFICATION.

17.1. Expenses. The Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the Agent, its Affiliates or any of the Banks (other than taxes based upon the Agent’s or any Bank’s net income) on or with respect to the transactions contemplated by this Credit Agreement (the Borrower hereby agreeing to indemnify the Agent and each Bank with respect thereto), (c) the reasonable fees, expenses and disbursements of the Agent’s Special Counsel or any local counsel to the Agent incurred in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document for providing for such cancellation, (d) the fees, expenses and disbursements of the Agent or any of its Affiliates incurred by the Agent or such Affiliate in connection with any commercial finance examination or the preparation, syndication, administration or interpretation of the Loan

Documents and other instruments mentioned herein, including all title insurance premiums and surveyor, engineering and appraisal charges, (e) any fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by the Agent in establishing, maintaining or handling agency accounts, lock box accounts and other accounts for the collection of any of the Collateral, (f) all reasonable out-of-pocket expenses incurred by an Issuing Bank in connection with the issuance, amendment or extension of any Letter of Credit or any demand for payment thereunder, (g) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys’ fees and costs, which attorneys may be employees of any Bank or the Agent, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by any Bank or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or any of its Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default (including all such out-of-pocket expenses incurred during any workout, restructuring or negotiation) and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Bank’s or the Agent’s relationship with the Borrower or any of its Subsidiaries except to the extent that any such litigation, proceeding or dispute is directly caused by the gross negligence or willful misconduct of such Bank or the Agent, as the case may be, and (g) all reasonable fees, expenses and disbursements of any Bank or the Agent incurred in connection with UCC and intellectual property searches, UCC and intellectual property filings or mortgage recordings.

17.2. Indemnification. The Borrower agrees to indemnify and hold harmless the Agent, its affiliates and the Banks from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the Revolving Credit Loans or Letters of Credit, (b) the reversal or withdrawal of any provisional credits granted by the Agent upon the transfer of funds from lock box, bank agency or concentration accounts or in connection with the provisional honoring of checks or other items, (c) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower or any of its Subsidiaries comprised in the Collateral, (d) the Borrower or any of its Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents or (e) with respect to the Borrower and its Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding except to the extent that any of the foregoing are directly caused by the gross negligence or willful misconduct of the otherwise indemnified party. In litigation, or the preparation therefor, each of the Banks, each Issuing Bank, the Agent and any of their Affiliates shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower under this §17.2 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.

17.3. Survival. The covenants contained in this §17 shall survive payment or satisfaction in full of all other Obligations.

18. TREATMENT OF CERTAIN CONFIDENTIAL INFORMATION.

18.1. Confidentiality. Each of the Banks and the Agent agrees, on behalf of itself and each of its affiliates, directors, officers, employees and representatives, to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by any of the Parent Companies, the Borrower or any of their Subsidiaries pursuant to this Credit Agreement and the other Loan Documents, provided that nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this §18, (b) to the extent required by statute, rule, regulation or judicial process, (c) to counsel for any of the Banks or the Agent, (d) to bank examiners or any other regulatory authority having jurisdiction over any Bank or the Agent, or to auditors or accountants, (e) to the Agent, any Bank or any affiliate of the foregoing, (f) in connection with any litigation to which any one or more of the Banks, the Agent or any affiliate of the Agent or any Bank is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (g) to a Subsidiary or affiliate of such Bank or (h) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant agrees to be bound by the provisions of §20.6. Moreover, each of the Agent, the Banks and any affiliate of the Agent or any Bank is hereby expressly permitted by any Parent Company and the Borrower to refer to any of the Parent Companies, the Borrower and their Subsidiaries in connection with any advertising, promotion or marketing undertaken by the Agent, such Bank or such affiliate and, for such purpose, the Agent, such Bank or such affiliate may utilize any trade name, trademark, logo or other distinctive symbol associated with any of the Parent Companies, the Borrower or any of their Subsidiaries or any of their businesses.

18.2. Prior Notification. Unless specifically prohibited by applicable law or court order, each of the Banks and the Agent shall, prior to disclosure thereof, notify the Borrower of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Bank by such governmental agency) or pursuant to legal process.

18.3. Other. In no event shall any Bank or the Agent be obligated or required to return any materials furnished to it or any affiliate thereof by the Borrower or any of its Subsidiaries. The obligations of each Bank under this §18 shall supersede and replace the obligations of such Bank under any confidentiality letter in respect of this financing signed and delivered by such Bank to the Borrower prior to the date hereof and shall be binding upon any assignee of, or purchaser of any participation in, any interest in any of the Revolving Credit Loans or Reimbursement Obligations from any Bank.

19. SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations and warranties made herein, in the Revolving Credit Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of any of the Parent Companies, the Borrower or any of their Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Banks and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Banks of any of the Revolving Credit Loans and the issuance or extension of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Credit Agreement or the Revolving Credit Notes or any of the other Loan Documents remains outstanding or any Bank has any obligation to make any Revolving Credit Loans or the Agent has any obligation to issue or extend any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement. All statements contained in any certificate or other paper delivered to any Bank or the Agent at any time by or on behalf of any of the Parent Companies, the Borrower or any of their Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Parent Company, the Borrower or such Subsidiary hereunder.

20. ASSIGNMENT AND PARTICIPATION.

20.1. Conditions to Assignment by Banks. Except as provided herein, each Bank may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Credit Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Revolving Credit Loans at the time owing to it, the Revolving Credit Notes held by it and its participating interest in the risk relating to any Letters of Credit); provided that (a) each of the Agent and, unless an Event of Default shall have occurred and be continuing, the Borrower shall have given its prior written consent to such assignment, which consent, in the case of the Borrower, will not be unreasonably withheld, (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank’s rights and obligations under this Credit Agreement, (c) each assignment shall be in an amount that is a whole multiple of $5,000,000 (or such smaller amount which represents the assigning Bank’s entire Commitment) and (d) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an Assignment and Assumption, substantially in the form of Exhibit E hereto (an “Assignment and Assumption”), together with any Revolving Credit Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, which effective date shall be at least five (5) Business Days after the execution thereof, (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Bank hereunder, and (ii) the assigning Bank shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in §20.3, be released from its obligations under this Credit Agreement.

20.2. Certain Representations and Warranties; Limitations; Covenants. By executing and delivering an Assignment and Assumption, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

(a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Bank makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage,

(b) the assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Parent Companies, the Borrower and their Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Parent Companies, the Borrower and their Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

(c) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements referred to in §8.4 and §9.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption;

(d) such assignee will, independently and without reliance upon the assigning Bank, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement;

(e) such assignee represents and warrants that it is an Eligible Assignee;

(f) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

(g) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Credit Agreement are required to be performed by it as a Bank;

(h) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Assumption; and

(i) such assignee acknowledges that it has made arrangements with the assigning Bank satisfactory to such assignee with respect to its pro rata share of Letter of Credit Fees in respect of outstanding Letters of Credit.

20.3. Register. The Agent shall maintain a copy of each Assignment and Assumption delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Banks and the Commitment Percentage of, and principal amount of the Revolving Credit Loans owing to and Letter of Credit Participations purchased by, the Banks from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower and the Banks at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Bank agrees to pay to the Agent a registration fee in the sum of $3,500.

20.4. New Notes. Upon its receipt of an Assignment and Assumption executed by the parties to such assignment, together with each Revolving Credit Note subject to such assignment,

the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Banks (other than the assigning Bank). Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Revolving Credit Note, a new Revolving Credit Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Assumption and, if the assigning Bank has retained some portion of its obligations hereunder, a new Revolving Credit Note to the order of the assigning Bank in an amount equal to the amount retained by it hereunder. Such new Revolving Credit Notes shall provide that they are replacements for the surrendered Revolving Credit Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Revolving Credit Notes, shall be dated the effective date of such Assignment and Assumption and shall otherwise be in substantially the form of the assigned Revolving Credit Notes. The surrendered Revolving Credit Notes shall be cancelled and returned to the Borrower.

20.5. Participations. Each Bank may sell participations to one or more banks or other entities in all or a portion of such Bank’s rights and obligations under this Credit Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Bank hereunder to the Borrower and (b) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Revolving Credit Loans, extend the term or increase the amount of the Commitment of such Bank as it relates to such participant, reduce the amount of any Commitment Fees or Letter of Credit Fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest.

20.6. Disclosure. The Borrower agrees that in addition to disclosures made in accordance with standard and customary banking practices any Bank may disclose information obtained by such Bank pursuant to this Credit Agreement to assignees or participants and potential assignees or participants hereunder; provided that such assignees or participants or potential assignees or participants shall agree (a) to treat in confidence such information unless such information otherwise becomes public knowledge, (b) not to disclose such information to a third party, except as required by law or legal process and (c) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation. For purposes of this §20.6 an assignee or participant or potential assignee or participant may include a counterparty with whom such Bank has entered into or potentially might enter into a derivative contract referenced to credit or other risks or events arising under this Credit Agreement or any other Loan Document.

20.7. Assignee or Participant Affiliated with the Borrower. If any assignee Bank is an Affiliate of the Borrower, then any such assignee Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to §14.1 or §14.2, and the determination of the Majority Banks shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to such assignee Bank’s interest in any of the Revolving Credit Loans or Reimbursement Obligations. If any Bank sells a participating interest in any of the Revolving Credit Loans or Reimbursement Obligations to a participant, and such participant is the Borrower or an Affiliate of the Borrower, then such transferor Bank shall promptly notify the Agent of the sale of such participation. A transferor Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to §14.1 or §14.2 to the extent that such participation is beneficially owned by the Borrower or any Affiliate of the Borrower, and the determination of the Majority Banks shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to the interest of such transferor Bank in the Revolving Credit Loans or Reimbursement Obligations to the extent of such participation.

20.8. Miscellaneous Assignment Provisions. Any assigning Bank shall retain its rights to be indemnified pursuant to §17 with respect to any claims or actions arising prior to the date of such assignment. If any assignee Bank is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to the Borrower and the Agent certification as to its exemption from deduction or withholding of any United States federal income taxes. Anything contained in this §20 to the contrary notwithstanding, any Bank may at any time pledge all or any portion of its interest and rights under this Credit Agreement (including all or any portion of its Revolving Credit Notes) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341. No such pledge or the enforcement thereof shall release the pledgor Bank from its obligations hereunder or under any of the other Loan Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

20.9. Assignment by Borrower. The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Banks.

21. NOTICES, ETC.

Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Revolving Credit Notes or any Letter of Credit Applications shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:

(a) if to the Borrower, at The Prudential Tower, 800 Boylston Street, Boston, MA 02199, Attention: Brian Roberts, Chief Financial Officer, or at such other address for notice as the Borrower shall last have furnished in writing to the Person giving the notice;

(b) if to the Agent, at 100 Federal Street, Boston, Massachusetts 02110, USA, Attention: Christopher Allen, Senior Vice President, or such other address for notice as the Agent shall last have furnished in writing to the Person giving the notice; and

(c) if to any Bank, at such Bank’s address set forth on Schedule 1 hereto, or such other address for notice as such Bank shall have last furnished in writing to the Person giving the notice.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.

22. GOVERNING LAW.

THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §20. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

23. HEADINGS.

The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

24. COUNTERPARTS.

This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

25. ENTIRE AGREEMENT, ETC.

The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §28.

26. WAIVER OF JURY TRIAL.

Each of the Parent Companies, the Borrower, the Agent and the Banks hereby waives their respective right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Credit Agreement, the Revolving Credit Notes or any of the other Loan Documents, any rights or obligations hereunder or thereunder or the performance of such rights and obligations. Except as prohibited by law, each of the Parent Companies, the Borrower hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Borrower (a) certifies that no representative, agent or attorney of any Bank or the Agent has represented, expressly or otherwise, that such Bank or the Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the Agent and the Banks have been induced to enter into this Credit Agreement, and the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.

27. CONSENTS, AMENDMENTS, WAIVERS, ETC.

Any consent or approval required or permitted by this Credit Agreement to be given by the Banks may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by any of the Parent Companies, the Borrower or any of their Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Majority Banks. Notwithstanding the foregoing, the rate of interest on the Revolving Credit Notes (other than interest accruing pursuant to §5.11 following the effective date of any waiver by the Majority Banks of the Default or Event of Default relating thereto) or the amount of the Commitment Fee or Letter of Credit Fees may not be decreased without the written consent of each Bank affected thereby; the amount of the Commitments may not be increased without the written consent of the Borrower and of each Bank affected thereby; the Revolving Credit Loan Maturity Date may not be postponed without the written consent of each Bank affected thereby; this §27 and the definition of Majority Banks may not be amended, without the written consent of all of the Banks; and the amount of the Agent’s Fee or any Letter of Credit Fees payable for the Agent’s account and §16 may not be amended without the written consent of the Agent. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

28. USURY.

All agreements between the Borrower and the Agent and the Banks are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of the maturity of the Revolving Credit Notes or otherwise, shall the amount paid or agreed to be paid to the Agent or any Bank for the use or the forbearance of the Indebtedness represented by any

Revolving Credit Note exceed the maximum permissible under applicable law. In this regard, it is expressly agreed that it is the intent of the Borrower, the Agent and the Banks, in the execution, delivery and acceptance of the Revolving Credit Notes, to contract in strict compliance with the laws of the Commonwealth of Massachusetts. If, under any circumstances whatsoever, performance or fulfillment of any provision of any of the Revolving Credit Notes or any of the other Loan Documents at the time such provision is to be performed or fulfilled shall involve exceeding the limit of validity prescribed by applicable law, then the obligation so to be performed or fulfilled shall be reduced automatically to the limits of such validity, and if under any circumstances whatsoever the Agent or any Banks should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced by the Revolving Credit Notes and not to the payment of interest. The provisions of this §28 shall control every other provision of this Credit Agreement and each of the Revolving Credit Notes.

29. SEVERABILITY.

The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

30. USA PATRIOT ACT NOTICE.

Each Bank, each Issuing Bank and the Agent (for itself and not on behalf of any Bank or any Issuing Bank) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank, such Issuing Bank or the Agent, as applicable, to identify the Borrower in accordance with the Act.

31. TRANSITIONAL ARRANGEMENTS.

This Credit Agreement shall on the Closing Date amend and restate the Existing Credit Agreement in its entirety, except as provided in this §31. On the Closing Date the rights and obligations of the parties evidenced by the Existing Credit Agreement shall be evidenced by the Credit Agreement and the other Loan Documents, the “Revolving Credit Loans” as defined in the Existing Credit Agreement shall be converted to Revolving Credit Loans as defined herein, each “Letter of Credit” issued by Bank of America for the account of the Borrower prior to the Closing Date and outstanding on the Closing Date shall, for purposes of this Credit Agreement, be a Letter of Credit issued by the Issuing Bank hereunder.

IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as a sealed instrument as of the date first set forth above.

DIGITAS LLC
By:	BRONNER SLOSBERG HUMPHREY INC., its sole member

By:
Name:
Title:

DIGITAS INC., as a Guarantor

By:
Name:
Title:

BRONNER SLOSBERG HUMPHREY INC., as a Guarantor

By:
Name:
Title:

BANK OF AMERICA, N.A, successor by merger to Fleet National Bank, individually and as Agent

By:
Name:	Christopher Allen
Title:	Senior Vice President

SCHEDULE 1

Bank Commitment

Bank	Commitment
Bank of America, N.A. 100 Federal Street Boston, Massachusetts 02110 Attn: Christopher S. Allen, Senior Vice President	$30,000,000

Total:	$30,000,000

SCHEDULE 8.3

Title to Properties; Leases

None.

SCHEDULE 8.16

Employee Benefit Plans

None.

SCHEDULE 8.18

Environmental Compliance

None.

SCHEDULE 8.19(a)

Subsidiaries

Digitas Security Corp.

Bronner Slosberg Humphrey Inc.

Digitas LLC

Digitas Asia Ltd.

Digitas Mexico S. de R.V. de C.V.

Digitas International Inc.

Digitas Netherlands Holding Inc.

BSH CV

Digitas Europe (Ireland) Limited

Digitas Cayman Island

Digitas Europe (France) SAS

Modem Media, Inc.

Digitas (Europe) LLC

Modem Media UK Ltd.

Modem Holdings, LLC

Modem Media Canada, Inc.

DM Europe Limited

Modem Media Do Brazil Ltda

SCHEDULE 8.19(b)

Joint Ventures

None.

SCHEDULE 10.2

Liens

DEBTOR: Bronner Slosberg Humphrey Inc.

State of Incorporation: Massachusetts / None

Secured Party	Jurisdiction	File Number	Date Filed	Collateral	Comments
Fleet National Bank, as Agent	Massachusetts	200213383640	07/18/2002	All assets

DEBTOR: BSH Holding LLC

State of Incorporation: Delaware / 2984732

Secured Party	Jurisdiction	File Number	Date Filed	Collateral	Comments
Fleet National Bank, as Agent	Delaware	22042194	08/13/2002	All assets	In-Lieu filing relating to: MA SOS 733912 07/31/2000 Boston, MA 427349 07/31/2000

DEBTOR: Digitas (Europe) LLC

State of Incorporation: Delaware / 3868116

Secured Party	Jurisdiction	File Number	Date Filed	Collateral	Comments
Bank of America, N.A., as Agent	DE SOS	52402734	08/03/2005	All assets

DEBTOR: Digitas Inc.

State of Incorporation: Delaware / 3144200

Secured Party	Jurisdiction	File Number	Date Filed	Collateral	Comments
Textron Financial Corporation	Delaware	11456792	10/19/2001	Specified equipment under lease #201982-01-00001	In-Lieu filing relating to: MA SOS 758605 11/24/2000

Textron Financial Corporation	Delaware	11459531	10/19/2001	Specified equipment under lease #201982-01-00002	In-Lieu filing relating to: NC SOS 758606 11/24/2000

Fleet National Bank, Agent	Delaware	21952583	07/17/2002	All assets	In-Lieu filing relating to: MA SOS 733906 07/31/2000

IOS Capital, LLC	Delaware	30486681		Equipment leased under lease Schedule No. 26395-1003307A18 to Master Agreement No. 1003307

IOS Capital, LLC	Delaware	31116410	04/30/2003	Equipment leased under lease Schedule No. 26395-1003307A19 to Master Agreement No. 1003307

Toshiba America Information Systems, Inc.	Delaware	50338799	01/31/2005	Equipment leased to or financed under that certain Total Image Management Agreement No. 7360 938-001 dated 01/31/2005, including all accessories, accessions, replacements, additions, substitutions, add-ons and upgrades

Textron Financial Corporation	California	0035060114	12/5/2000	Specific leased equipment

Textron Financial Corporation	New York	233321	12/5/2000	Specific leased equipment

IOS Capital, Inc.	New York	013334	1/18/2001	Specific leased equipment

IOS Capital, Inc.	New York	022432	2/1/2001	Specific leased equipment (listed on attached sheet)	Assigned to General Electric Capital Corporation

DEBTOR: Digitas International Inc.

State of Incorporation: Delaware / 3246748

Secured Party	Jurisdiction	File Number	Date Filed	Collateral	Comments
Bank of America, N.A., as Agent	DE SOS	52402692	08/03/2005	All assets

DEBTOR: Digitas LLC

State of Incorporation: Delaware / 2963523

Secured Party	Jurisdiction	File Number	Date Filed	Collateral	Comments
IBM Credit Corporation	Delaware	20920326	03/20/2002	All computer, information processing, and other peripheral IBM equipment and goods under lease Supplement No. 029072 dated 11/16/01

Fleet National Bank, as Agent	Delaware	21952633	07/17/2002	All assets	In-Lieu filing relating to: CA SOS 0021560181 07/31/2000 MA SOS 733907 07/31/2000 Boston, MA 427348 07/31/2000 NY DOS 148389 07/31/2000 NY County, NY 00PN38387 07/31/2000 UT SOS 21076200119 07/31/2000

Fleet National Bank, as Agent	Delaware	30016876	12/18/2002		Amendment to filing 21952633 and partial release of certain goods generally described as Microsoft Software and more particularly described on Schedule A to Lease Schedule No. 35146-00001 by and between Fleet Capital Corporation and Debtor

IOS Capital	Delaware	50215799	01/8/2005	All equipment leased under lease Product Schedule No./Agreement No. KT0429

Secured Party	Jurisdiction	File Number	Date Filed	Collateral	Comments
IOS Capital	Delaware	50640590	02/15/2005	All equipment leased under lease Product Schedule No./Agreement No. KT0453

Fleet National Bank, as Agent	California	0021560181	07/31/2000	All personal and fixture property as described on Schedule A

DEBTOR: Digitas Security Corp.

State of Incorporation: Delaware / 3718841

Secured Party	Jurisdiction	File Number	Date Filed	Collateral	Comments
Bank of America, N.A., as Agent	Delaware	20920326	03/20/2002	All computer, information processing, and other peripheral IBM equipment and goods under lease Supplement No. 029072 dated 11/16/01

DEBTOR: Modem Media, Inc.

State of Incorporation: Delaware / 2669422

Secured Party	Jurisdiction	File Number	Date Filed	Collateral	Comments
Bank of America, N.A., as Agent	DE SOS	52402767	08/03/2005	All assets

Summit Funding Group, Inc.	Delaware	33077552	11/17/2003	All Goods leased under Master Lease Agreement No. 2321 dated 10/10/2003

Pullman Bank and Trust Company	Delaware	40066615	01/09/2004	All of the computer equipment and software and personal property leased pursuant to Equipment Schedule 001 to Master Lease Agreement No. 2321 dated 10/10/2003	Assignment from Summit Funding Group, Inc. to Pullman Bank and Trust Company

EXHIBIT A

DIGITAS LLC

FIRST AMENDED AND RESTATED

REVOLVING CREDIT NOTE

$30,000,000	August 31, 2005

FOR VALUE RECEIVED, the undersigned DIGITAS LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to the order of BANK OF AMERICA, N.A., successor by merger to Fleet National Bank, a national banking association (the “Bank”) at the Agent’s Head Office at 100 Federal Street, Boston, MA 02110:

(a) prior to or on the Revolving Credit Loan Maturity Date (as defined in the Credit Agreement referred to below), the principal amount of Thirty Million Dollars ($30,000,000) or, if less, the aggregate unpaid principal amount of Revolving Credit Loans advanced by the Bank to the Borrower pursuant to the Amended and Restated Revolving Credit Agreement, dated as of August 31, 2005 (as amended, modified, supplemented and/or restated) and in effect from time to time, the “Credit Agreement”), among the Borrower, the Parent Companies (as defined therein), the Bank and other parties thereto;

(b) the principal outstanding hereunder from time to time at the times provided in the Credit Agreement; and

(c) interest on the principal balance hereof from time to time outstanding from the Closing Date under the Credit Agreement through and including the maturity date hereof at the times and at the rate provided in the Credit Agreement.

This first amended and restated Revolving Credit Note (this “Note”) constitutes the amendment and restatement in its entirety of the Revolving Credit Note, dated as of July 25, 2000, issued by the Borrower in favor of the Bank (the “Prior Note”), and this Note is in substitution therefore and an amendment and replacement thereof. Nothing herein or in any other document shall be construed to constitute payment of the prior Note or to release or terminate any guaranty, lien, pledge or other security interest in favor of the Bank.

This Note evidences borrowings under and has been issued by the Borrower in accordance with the terms of the Credit Agreement. The Bank and any holder hereof is entitled to the benefits of the Credit Agreement, the Security Documents and the other Loan Documents, and may enforce the agreements of the Borrower contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The Borrower irrevocably authorizes the Bank to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal of this Note, an appropriate notation on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Bank with respect to any Revolving Credit Loans shall be prima facie evidence of the principal amount thereof owing and unpaid to the Bank, but the failure to record, or any error in so recording, any such amount on any such grid, continuation or other record shall not limit or otherwise affect the obligation of the Borrower hereunder or under the Credit Agreement to make payments of principal of and interest on this Note when due.

The Borrower has the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Note on the terms and conditions specified in the Credit Agreement.

If any one or more of the Events of Default shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

No delay or omission on the part of the Bank or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Bank or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any further occasion.

The Borrower and every endorser and guarantor of this Note or the obligation represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

THIS NOTE AND THE OBLIGATIONS OF THE BORROWER HEREUNDER SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND

THE CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §20 OF THE CREDIT AGREEMENT. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

This Note shall be deemed to take effect as a sealed instrument under the laws of the Commonwealth of Massachusetts.

remainder of page intentionally left blank

IN WITNESS WHEREOF, the undersigned has caused this Revolving Credit Note to be signed in its corporate name and its corporate seal to be impressed thereon by its duly authorized officer as of the day and year first above written.

[Corporate Seal]

DIGITAS LLC

By:
Name:
Title:

EXHIBIT A

Date	Amount of Loan	Amount of Principal Paid or Prepaid	Balance of Principal Unpaid	Notation Made By:

EXHIBIT B

FORM OF LOAN REQUEST

[insert date]

Bank of America, N.A.

100 Federal Street

Boston, Massachusetts 02110

Re:	Loan Request

Ladies and Gentlemen:

Reference is hereby made to that certain Amended and Restated Revolving Credit Agreement, dated as of August 31, 2005 (as the same may be amended and in effect from time to time, the “Credit Agreement”), among Digitas LLC (the “Borrower”), Digitas Inc., Bronner Slosberg Humphrey Inc., the lending institutions which are or may become parties thereto from time to time (collectively, the “Banks”), and Bank of America, N.A., as agent (the “Agent”) for the Banks. Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

Pursuant to §2.6 of the Credit Agreement, we hereby request that a Revolving Credit Loan consisting of [a Prime Rate Loan in the principal amount of $            , or a Eurodollar Rate Loan in the principal amount of $             with an Interest Period of                     ] be made on                          ,     . We understand that this request is irrevocable and binding on us and obligates us to accept the requested Revolving Credit Loan on such date.

We hereby certify (a) that the sum of the aggregate outstanding principal amount of the Revolving Credit Loans and L/C Obligations on today’s date is $            , (b) that we will use the proceeds of the requested Revolving Credit Loan in accordance with the provisions of the Credit Agreement, (c) that each of the representations and warranties contained in the Credit Agreement or in any document or instrument delivered pursuant to or in connection therewith was true as of the date as of which it was made and is true at and as of the date hereof (except to the extent of changes resulting from transactions contemplated or permitted by the Credit Agreement and changes occurring in the ordinary course of business that singly or in the aggregate do not have a material adverse effect, and to the extent that such representations and warranties related expressly to an earlier date) and (d) that no Default or Event of Default has occurred and is continuing.

Very truly yours,

DIGITAS LLC

By:
Title:

EXHIBIT C

AMENDED AND RESTATED GUARANTY

GUARANTY, DATED AS OF AUGUST 31, 2005 BY DIGITAS (EUROPE) LLC, A DELAWARE LIMITED LIABILITY COMPANY (“DIGITAS EUROPE”), MODEM MEDIA, INC., A DELAWARE CORPORATION, AND DIGITAS SECURITY CORP, A DELAWARE CORPORATION (EACH INDIVIDUALLY A “GUARANTOR”, TOGETHER THE “GUARANTORS”) IN FAVOR OF BANK OF AMERICA, N.A., SUCCESSOR BY MERGER TO FLEET NATIONAL BANK, A NATIONAL BANKING ASSOCIATION, AS AGENT (HEREINAFTER, IN SUCH CAPACITY, THE “AGENT”) FOR ITSELF AND OTHER LENDING INSTITUTIONS (HEREINAFTER, COLLECTIVELY, THE “BANKS”) WHICH ARE OR MAY BECOME PARTIES TO THAT CERTAIN AMENDED AND RESTATED CREDIT AGREEMENT, DATED AS OF AUGUST 31, 2005 (AS FURTHER AMENDED AND/OR RESTATED AND IN EFFECT FROM TIME TO TIME, THE “CREDIT AGREEMENT”), AMONG THE DIGITAS LLC (THE “COMPANY”), THE PARENT COMPANIES (AS DEFINED THEREIN), THE BANKS AND THE AGENT.

WHEREAS, the Company and the Guarantors are members of a group of related corporations, the success of any one of which is dependent in part of the success of the other members of such group;

WHEREAS, each Guarantor expects to receive substantial direct and indirect benefits from the extensions of credit to the Company by the Banks pursuant to the Credit Agreement (which benefits are hereby acknowledged);

WHEREAS, Digitas International, Inc., Sansome and Digitas Europe (the “Existing Guarantors”) are party to that certain Guaranty, dated as of July 25, 2000 (as amended and in effect from time to time, the “Existing Guaranty”) pursuant to which the Existing Guarantors guaranteed to the Banks and Fleet National Bank, as Agent the Company’s Obligations under and as defined in the Revolving Credit Agreement, dated as of July 25, 2000 (as amended and in effect from time to time, the “Existing Credit Agreement”), by and among the Company, the Parent Companies (as defined therein), the Agent and the Banks;

WHEREAS, the Company, the Existing Guarantors, the Banks and the Agent have agreed to amend and restate the Existing Agreement;

WHEREAS, it is a condition precedent to the effectiveness of the Credit Agreement that Guarantors execute and deliver to the Agent, for the benefit of the Banks and the Agent, an amended and restated guaranty substantially in the form hereof; and

WHEREAS, each Guarantor wishes to guaranty the Company’s obligations to the Banks and the Agent under or in respect of the Credit Agreement as provided herein;

NOW, THEREFORE, each Guarantor hereby agrees with the Banks and the Agent as follows:

1. Definitions. The term “Obligations” and all other capitalized terms used herein without definition shall have the respective meanings provided therefor in the Credit Agreement.

2. Guaranty of Payment and Performance. The Guarantors hereby jointly and severally guarantee to the Banks and the Agent the full and punctual payment when due (whether at stated maturity, by required pre-payment, by acceleration or otherwise), as well as the performance, of all of the Obligations including all such which would become due but for the operation of the automatic stay pursuant to §362(a) of the Federal Bankruptcy Code and the operation of §§502(b) and 506(b) of the Federal Bankruptcy Code. This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of all of the Obligations and not of their collectibility only and is in no way conditioned upon any requirement that the Agent or any Bank first attempt to collect any of the Obligations from the Company or resort to any collateral security or other means of obtaining payment. Should the Company default in the payment or performance of any of the Obligations, the obligations of each of the Guarantors hereunder with respect to such Obligations in default shall, upon demand by the Agent, become immediately due and payable to the Agent, for the benefit of the Banks and the Agent, without demand or notice of any nature, all of which are expressly waived by each of the Guarantors. Payments by the Guarantors hereunder may be required by the Agent on any number of occasions. All payments by the Guarantors hereunder shall be made to the Agent, in the manner and at the place of payment specified therefor in the Credit Agreement, for the account of the Banks and the Agent.

3. Guarantors’ Agreement to Pay Enforcement Costs, etc. Each of the Guarantors further jointly and severally agrees, as a principal obligor and not as a guarantor only, to pay to the Agent, on demand, all costs and expenses (including court costs and legal expenses) incurred or expended by the Agent or any Bank in connection with the Obligations, this Guaranty and the enforcement thereof, together with interest on amounts recoverable under this §3 from the time when such amounts become due until payment, whether before or after judgment, at the rate of interest for overdue principal set forth in the Credit Agreement, provided that if such interest exceeds the maximum amount permitted to be paid under applicable law, then such interest shall be reduced to such maximum permitted amount.

4. Waivers by Guarantors; Bank’s Freedom to Act. Each of the Guarantors agrees that the Obligations will be paid and performed strictly in accordance with their respective terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Bank with respect thereto. Each of the Guarantors waives promptness, diligences, presentment, demand, protest, notice of acceptance, notice of any Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Company or any other entity or other person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally. Without limiting the generality of the foregoing, each of the Guarantors agrees to the provisions of any instrument evidencing, securing or otherwise executed in connection with any Obligation and agrees that the obligations of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of the Agent or any Bank to assert any claim or demand or to enforce any right or remedy against the Company or any other entity or other person primarily or secondarily liable with respect to any of the Obligations; (ii) any extensions, compromise, refinancing, consolidation or renewals of any Obligation; (iii) any change in the time, place or manner of payment of any of the Obligations or any rescissions, waivers, compromise, refinancing, consolidation or other amendments or modifications of any of the terms or provisions of the Credit Agreement, the Note, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations, (iv) the addition, substitution or release of any entity or other person primarily or secondarily liable for any Obligation; (v) the adequacy of any rights which the Agent or any Bank may have against any collateral security or other means of obtaining repayment of any of the Obligations; (vi) the impairment of any collateral securing any of the Obligations, including without limitation the failure to perfect or preserve any rights which the Agent or any Bank might have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security; or (vii) any other act or omission which might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a release or discharge of such Guarantor, all of which may be done without notice to such Guarantor. To the fullest extent permitted by law, each of the Guarantors hereby expressly waives any and all rights or defenses arising by reason of (A) any “one action” or “anti-deficiency” law which would otherwise prevent the Agent or any Bank from bringing any action, including any claim for a deficiency, or exercising any other right or remedy (including any right of set-off), against such Guarantor before or after the Agent’s or such Bank’s commencement or completion of any foreclosure action, whether judicially, by exercise of power of sale or otherwise, or (B) any other law which in any other way would otherwise require any election of remedies by the Agent or any Bank.

5. Unenforceability of Obligations Against Company. If for any reason the Company has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from the Company by reason of the Company’s insolvency, bankruptcy or reorganization or by other operation of law or for any other reason, this Guaranty shall nevertheless be binding on the Guarantors to the same extent as if the Guarantors at all times had been the principal obligors on all such Obligations. In the event that acceleration of the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Company, or for any other reason, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, the Note, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any Obligation shall be immediately due and payable by the Guarantors.

6. Subrogation; Subordination.

7. Waiver of Rights Against Company. Until the final payment and performance in full of all of the Obligations, the Guarantors shall not exercise and hereby waives any rights against the Company arising as a result of payment by the Guarantors hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with the Agent or any Bank in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature; the Guarantors will not claim any setoff, recoupment or counterclaim against the Company in respect of any liability of the Guarantors to the Company; and each of the Guarantors waives any benefit of and any right to participate in any collateral security which may be held by the Agent or any Bank.

8. Subordination. The payment of any amounts due with respect to any indebtedness of the Company for money borrowed or credit received now or hereafter owed to the Guarantors is hereby subordinated to the prior payment in full of all of the Obligations. Each of the Guarantors agrees that, after the occurrence of any default in the payment or performance of any of the Obligations, such Guarantor will not demand, sue for or otherwise attempt to collect any such indebtedness of the Company to such Guarantor until all of the Obligations shall have been paid in full. If, notwithstanding the foregoing sentence, either Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness while any Obligations are still outstanding, such amounts shall be collected, enforced and received by such Guarantor as trustee for the Banks and the Agent and be paid over to the Agent, for the benefit of the Banks and the Agent, on account of the Obligations without affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

9. Provisions Supplemental. The provisions of this §6 shall be supplemental to and not in derogation of any rights and remedies of the Banks and the Agent under any separate subordination agreement which the Agent may at any time and from time to time enter into with the Guarantors for the benefit of the Banks and the Agent.

10. Security; Setoff. Each of the Guarantors grants to each of the Agent and the Banks, as security for the full and punctual payment and performance of such of the Guarantor’s obligations hereunder, a continuing lien on and security interest in all securities or other property belonging to such Guarantor now or hereafter held by the Agent or such Bank and in all deposits (general or special, time or demand, provisional or final) and other sums credited by or due from the Agent or such Bank to such

Guarantor or subject to withdrawal by such Guarantor. Regardless of the adequacy of any collateral security or other means of obtaining payment of any of the Obligations, each of the Agent and the Banks is hereby authorized at any time and from time to time, without notice to either Guarantor (any such notice being expressly waived by such Guarantor) and to the fullest extent permitted by law, to set off and apply such deposits and other sums against the obligations of such Guarantor under this Guaranty, whether or not the Agent or such Bank shall have made any demand under this Guaranty and although such obligations may be contingent or unmatured. The Agent and the Banks shall endeavor to give the Borrower prompt notice, in no event later than five (5) days after the application of such deposits, of such application, provided, however, that failure of the Agent or any Bank to give the Borrower such notice shall not affect any of the Agent’s or Banks’ rights hereunder.

11. Further Assurances. Each of the Guarantors agrees that it will from time to time, at the request of the Agent, do all such things and execute all such documents as the Agent may consider necessary or desirable to give full effect to this Guaranty and to perfect and preserve the rights and powers of the Banks and the Agent hereunder. Each of the Guarantors acknowledges and confirms that such Guarantor itself has established its own adequate means of obtaining from the Company on a continuing basis all information desired by such Guarantor concerning the financial condition of the Company and that such Guarantor will look to the Company and not to the Agent or any Bank in order for such Guarantor to keep adequately informed of changes in the Company’s financial condition.

12. Termination; Reinstatement. Notwithstanding any termination of this Guaranty, upon the final payment in full, in cash, of the Obligations and the irrevocable termination of the Total Commitment, this Guaranty shall continue to be effective or be reinstated, if at any time any payment made or value received with respect to any Obligation is rescinded or must otherwise be returned by the Agent or any Bank upon the insolvency, bankruptcy or reorganization of the Company, or otherwise, all as though such payment had not been made or value received.

13. Successors and Assigns. This Guaranty shall be binding upon each of the Guarantors, their successors and assigns, and shall inure to the benefit of the Agent and the Banks and their respective successors, transferees and assigns. Without limiting the generality of the foregoing sentence, each Bank may assign or otherwise transfer the Credit Agreement, the Note, the other Loan Documents or any other agreement or note held by it evidencing, securing or otherwise executed in connection with the Obligations, or sell participations in any interest therein, to any other entity or other person, and such other entity or other person shall thereupon become vested, to the extent set forth in the agreement evidencing such assignment, transfer or participation, with all the rights in respect thereof granted to such Bank herein, all in accordance with §20 of the Credit Agreement. The Guarantors may not assign any of their obligations hereunder.

14. Amendments and Waivers. No amendment or waiver of any provision of this Guaranty nor consent to any departure by either Guarantor therefrom shall be effective unless the same shall be in writing and signed by the Agent with the consent of the Majority Banks. No failure on the part of the Agent or any Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

15. Notices. All notices and other communications called for hereunder shall be made in writing and, unless otherwise specifically provided herein, shall be deemed to have been duly made or given when delivered by hand or mailed first class, postage prepaid, or, in the case of telegraphic or telexed notice, when transmitted, answer back received, addressed as follows: if to the Guarantors, at the addresses set forth beneath their respective signatures hereto, and if to the Agent, at the address for notices to the Agent set forth in §21 of the Credit Agreement, or at such address as either party may designate in writing to the other.

16. Governing Law; Consent to Jurisdiction. THIS GUARANTY IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT AND SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS. Each of the Guarantors agrees that any suit for the enforcement of this Guaranty may be brought in the courts of the Commonwealth of Massachusetts or any federal court sitting therein and consents to the nonexclusive jurisdiction of such court and to service of process in any such suit being made upon such Guarantor by mail at the address specified by reference in §12. Each of the Guarantors hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit was brought in an inconvenient court.

17. Waiver of Jury Trial. EACH OF THE GUARANTORS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS GUARANTY, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY OF SUCH RIGHTS OR OBLIGATIONS. Except as prohibited by law, each of the Guarantors hereby waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Each of the Guarantors (i) certifies that neither the Agent or any Bank nor any representative, agent or attorney of the Agent or any Bank has represented, expressly or otherwise, that the Agent or any Bank would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that, in entering into the Credit Agreement and the other Loan Documents to which the Agent or any Bank is a party, the Agent and the Banks are relying upon, among other things, the waivers and certifications contained in this §14.

18. Miscellaneous. This Guaranty constitutes the entire agreement of the Guarantors with respect to the matters set forth herein. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement, and this Guaranty shall be in addition to any other guaranty of or collateral security for any of the Obligations. The invalidity or unenforceability of any one or more sections of this Guaranty shall not affect the validity or enforceability of its remaining provisions. Captions are for the ease of reference only and shall not affect the meaning of the relevant provisions. The meanings of all defined terms used in this Guaranty shall be equally applicable to the singular and plural forms of the terms defined.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, each of the Guarantors has caused this Guaranty to be executed and delivered as of the date first above written.

DIGITAS (EUROPE) LLC

By:	MODEM MEDIA, INC., its sole member

By:
Title:

Address:

MODEM MEDIA, INC. (DE)

By:
Title:

Address:

DIGITAS SECURITY CORP

By:
Title:

Address:

EXHIBIT D

FORM OF

COMPLIANCE CERTIFICATE

                    , 200

Bank of America, as Agent

    for the Banks

100 Federal Street

Boston, Massachusetts 02110, USA

Attention: Christopher Allen, Senior Vice President

Ladies and Gentlemen:

Reference is hereby made to that certain Amended and Restated Revolving Credit Agreement, dated as of August 31, 2005 (as amended and in effect from time to time, the “Credit Agreement”), by and among Digitas LLC (the “Borrower”), Digitas Inc., Bronner Slosberg Humphrey Inc., the lending institutions which are or may become parties thereto from time to time (collectively, the “Banks”), and Bank of America, N.A., successor by merger to Fleet National Bank, as agent (the “Agent”) for the Banks. Capitalized terms which are used herein and not otherwise defined shall have the same meanings assigned to such terms in the Credit Agreement.

Pursuant to §9.4(c) of the Credit Agreement, the principal financial or accounting officer of the Borrower hereby certifies to you as follows: (a) the information furnished in the calculations attached hereto was true and correct as of the last day of the fiscal [quarter/year] ended                     , 20    ; (b) as of the date of this certificate, there exists no Default or Event of Default, or if there is a Default or an Event of Default, such Default or Event of Default is listed on an Exhibit attached hereto; and (c) the financial statements delivered herewith were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods except as disclosed therein.

IN WITNESS WHEREOF, the undersigned officer has duly executed this Compliance Certificate as of the date first written above.

DIGITAS INC.

By:
Name:
Title:

Compliance Certificate Worksheet

DIGITAS INC.

As of                              (the “Compliance Date”)

1.	Fixed Charge Coverage Ratio (§11.1): for the Reference Period ended , 20 .

	(a)	EBITDA for the Reference Period ended , 20 (calculated under certain circumstances on a Pro Forma Basis)

		(i)	Consolidated Net Income	$

		(ii)	depreciation	$

		(iii)	amortization	$

		(iv)	income tax expense	$

		(v)	Consolidated Total Interest Expense	$

		(vi)	other non-cash charges	$

		(vii)	non-cash gains	$

		(viii)	Item 1(a)(i) plus the sum of Items 1(a)(ii) through 1(a)(vi) minus Item 1(a)(vii)	$

	(b)	Consolidated Operating Cash Flow

		(i)	cash taxes	$

		(ii)	*Capital Expenditures	$

*	Repeat for each tenant improvement project

			(A)	expenditures for tenant improvements reimbursed or reimbursed within the Next Fiscal Quarter made in fiscal quarter ended , 20	$

				(1) reimbursed in same fiscal quarter	$

				(2) reimbursed in Next Fiscal Quarter	$

			(B)	unreimbursed expenditures for tenant improvements deducted in the prior fiscal quarter	$

			(C)	Item 1(b)(ii) minus Item 1(b)(ii)(A) plus Item 1(b)(ii)(B)	$

		(iii)	cash lease payments related to the Charge		$

		(iv)	Item 1(a)(viii) minus the sum of Item 1(b)(i), Item 1(b)(ii)(C) and Item 1(b)(iii)		$

	(c)	(i)	Consolidated Total Interest Expense		$

		(ii)	all scheduled payments of principal on Indebtedness (including the principal component of Capitalized Leases)		$

		(iii)	Item 1(c)(i) plus Item 1(c)(ii)		$

	(d)	Ratio of 1(b)(iv) to Item 1(c)(iii)			:1.00

	(e)	Required Minimum Ratio			1.50:1.00

	(f)	Compliance			___________
yes/no

2.	Minimum Liquidity(§11.2): as of the Compliance Date

	(a)	cash after deducting all customer prepayments			$

	(b)	Cash Equivalents			$

	(c)	marketable securities maintained by the Parent Companies, the Borrower and their Subsidiaries			$

	(d)	sum of Items 2(a) through 2(d)			$

	(e)	Minimum liquidity		$10,000,000

	(f)	Compliance		_________

yes/no

3.	Ratio of Total Funded Indebtedness to EBITDA (§11.3): for the Reference Period ended on the Compliance Date

	(a)	Total Funded Indebtedness as of the fiscal quarter then ended

		(i)	outstanding amount of Revolving Credit Loans	$

		(ii)	Maximum Drawing Amount	$

		(ii)	outstanding amount of all Subordinated Debt	$

		(iii)	purchase money Indebtedness	$

		(iv)	Indebtedness in respect of Capitalized Leases	$

		(v)	Indebtedness in respect of Synthetic Leases	$

		(vi)	other Indebtedness for borrowed money	$

		(vii)	Total Funded Indebtedness (sum of Items 3(a)(i) through 3(a)(vi))	$

	(b)	See Item 1(a)(viii)		$

	(c)	Ratio of Item 3(a)(vii) to Item 1(a)(viii)		:1.00

	(d)	Maximum Required Ratio		1.50:1.00

	(e)	Compliance		_________

yes/no

EXHIBIT E

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee: [and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s):

4.	Administrative Agent: Bank of America, N.A., as the agent under the Credit Agreement

5.	Credit Agreement: Amended and Restated Credit Agreement, dated as of August , 2005 among Digitas LLC, Digitas Inc., Bronner Slosberg Humphrey Inc. and Bank of America, N.A., successor by merger to Fleet National Bank., as Administrative Agent for itself and the other lending institutions party thereto.

6.	Assigned Interest:

[1]	Select as applicable.

Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders*	Amount of Commitment/ Loans Assigned*	Percentage Assigned of Commitment/ Loans		CUSIP Number
__________	$	$		%
__________	$	$		%
__________	$	$		%

7.	Trade Date:

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Accepted:

BANK OF AMERICA, N.A., as

Agent

By:
Title:

Consented to:

Digitas LLC

By:
Title:

EXHIBIT F

FORM OF OPTIONAL CURRENCY NOTICE

                    ,

Bank of America, N.A., as Agent

100 Federal Street

Boston, Massachusetts 02110

Re:      Loan Request

Ladies and Gentlemen:

Reference is hereby made to that certain Amended and Restated Revolving Credit Agreement, dated as of August 31, 2005 (as the same may be amended and in effect from time to time, the “Credit Agreement”), among Digitas LLC (the “Borrower”), Digitas Inc., Bronner Slosberg Humphrey Inc., the lending institutions which are or may become parties thereto from time to time (collectively, the “Banks”), and Bank of America, N.A., as agent (the “Agent”) for the Banks. Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

Pursuant to §2.9.1 of the Credit Agreement, we hereby request that a Eurocurrency Rate Loan in the principal amount of $             with an Interest Period of              and in              currency be made on                          ,     . We understand that this request is irrevocable and binding on us and obligates us to accept the requested Eurocurrency Rate Loan on such date.

We hereby certify (a) that the sum of aggregate outstanding principal amount of the Revolving Credit Loans and L/C Obligations on today’s date is $            , (b) that we will use the proceeds of the requested Revolving Credit Loan in accordance with the provisions of the Credit Agreement, (c) that each of the representations and warranties contained in the Credit Agreement or in any document or instrument delivered pursuant to or in connection therewith was true as of the date as of which it was made and is true at and as of the date hereof (except to the extent of changes resulting from transactions contemplated or permitted by the Credit Agreement and changes occurring in the ordinary course of business that singly or in the aggregate do not have a material adverse effect, and to the extent that such representations and warranties related expressly to an earlier date) and (d) that no Default or Event of Default has occurred and is continuing.

Very truly yours,

DIGITAS LLC

By:
Title: